As Filed with the Securities and Exchange Commission on August 5, 1998

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement     / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                         ONLY (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MIM Corporation
                (Name of Registrant as Specified in Its Charter)


Payment of filing fee (Check the appropriate box):

/ /  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 MIM CORPORATION
                         One Blue Hill Plaza, 15th Floor
                           Pearl River, New York 10965
                                 (914) 735-3555


                                                                 August 5, 1998

To Our Stockholders:

     I cordially invite you to attend our annual meeting at the Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut, on August 21, 1998, at 10:00 a.m., local time.

     The Board of Directors of MIM Corporation has approved a merger that would result in Continental Managed Pharmacy Services, Inc. becoming a wholly-owned subsidiary of MIM. If the merger is completed, MIM stockholders would continue to own their existing shares and Continental shareholders would receive 327.59 shares of MIM common stock for each Continental common share. We estimate that Continental shareholders would receive approximately 21% of MIM's issued and outstanding common stock in the merger.

     We are asking the stockholders of MIM to approve the issuance of shares of MIM common stock in connection with the merger and the election of six directors of MIM. The Board of Directors of MIM has determined that the merger is fair to and in the best interests of MIM. The Board of Directors of MIM recommends that you vote FOR approval of the issuance of shares of MIM common stock in connection with the merger and FOR the election of the six directors.

     Your vote is very important. All stockholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposals submitted at the meeting.

     As of June 22, 1998, the record date for the annual meeting, our current directors and executive officers owned approximately 31.6% of our outstanding shares of common stock entitled to vote at the annual meeting. Each of them has advised us that he plans to vote all of his shares in favor of the merger and the other proposals. In addition, approximately 12.1% of our outstanding shares of common stock entitled to vote at the annual meeting are owned by certain people and entities affiliated with E. David Corvese. Mr. Corvese is a current member of our Board of Directors, is not standing for re-election and is a former officer and employee of MIM. Under a voting agreement, we will vote those shares, as well as Mr. Corvese's, in favor of the merger. As a result, in order for the proposal to approve the issuance of our common stock in connection with the merger to be approved, a maximum of an additional 6.3% of our outstanding shares must be voted in favor of such proposal.

     We have enclosed a notice of the annual meeting and a Proxy Statement/Prospectus which describes in detail the proposed merger and the other proposals. We encourage you to read this entire document carefully. In addition, you may obtain information about MIM from documents that we have filed with the Securities and Exchange Commission.


                               /s/ Richard H. Friedman

                               Richard H. Friedman
                               Chairman of the Board and Chief Executive Officer

                                 MIM CORPORATION
                         One Blue Hill Plaza, 15th Floor
                           Pearl River, New York 10965
                                 (914) 735-3555

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on August 21, 1998

                                   ----------


To Our Stockholders:

     We invite you to attend our 1998 Annual Meeting of Stockholders at 10:00 a.m., local time, on August 21, 1998, at the Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut. At the meeting, our stockholders will vote on the following proposals, together with any other business that may properly come before the meeting:

     1. To approve the issuance of shares of MIM common stock to shareholders of Continental Managed Pharmacy Services, Inc. as part of a merger, through which Continental will become a wholly-owned subsidiary of MIM.

     2.   To elect six directors to serve for one-year terms.

     3. To transact other business which properly comes before the annual meeting.

     The Board of Directors recommends that stockholders vote to approve the proposals listed above. These proposals and other information relating to the annual meeting are described in detail in the accompanying Proxy Statement/Prospectus.

     The Board of Directors has fixed the close of business on June 22, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.


                                        By order of the Board of Directors,

                                        /s/ Barry A. Posner

                                        Barry A. Posner
                                        Secretary

Pearl River, New York
August 5, 1998

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on August 21, 1998

                                       AND

                                  PROSPECTUS OF
                                 MIM CORPORATION
                        3,912,448 Shares of Common Stock

     The Board of Directors of MIM Corporation ("MIM") has approved a merger that would result in Continental Managed Pharmacy Services, Inc. ("Continental") becoming a wholly-owned subsidiary of MIM. If the merger is completed, MIM stockholders would continue to own their existing shares and Continental shareholders would receive 327.59 shares of MIM common stock for each Continental common share. Continental shareholders would receive a total of approximately 3.9 million shares in the merger, approximately 21% of the MIM common stock outstanding after the merger.

     This Proxy Statement/Prospectus is the proxy statement of MIM, which it will use to solicit proxies for use at the annual meeting, and at any adjournments or postponements of that meeting. This Proxy Statement/Prospectus also is the prospectus of MIM with respect to the MIM common stock to be issued to Continental shareholders pursuant to the merger. MIM has provided the information concerning MIM, and Continental has provided the information concerning Continental.

     The merger cannot be completed unless the stockholders of both companies approve it.

     The Board of Directors of MIM has approved the merger agreement and the merger and recommends that the MIM stockholders vote FOR the proposal to issue shares of MIM Common Stock in connection with the merger.

     MIM common stock is listed on the Nasdaq Stock Market's National Market Tier under the symbol "MIMS."

     See "Risk Factors" beginning on page 11 for information about particular risks with regard to MIM, Continental and the merger.


--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the MIM common stock to be issued in the merger, and they have not determined if the Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

---------------------------------------------------------------------------

     This Proxy Statement/Prospectus is dated August 5, 1998 and is first being mailed to stockholders on or about August 6, 1998.

                             TABLE OF CONTENTS

                                                                        Page
                                                                        ----
QUESTIONS AND ANSWERS ABOUT
  THE MIM/CONTINENTAL MERGER .........................................    1

SUMMARY ..............................................................    2
   The Companies .....................................................    2
   The Annual Meeting ................................................    2
   MIM's Reasons for Merger ..........................................    3
   Recommendation of the MIM Board ...................................    3
   Fairness Opinion of Warburg Dillon
     Read LLC ........................................................    3
   Continental's Reasons for Merger ..................................    4
   The Merger and the Merger Agreement ...............................    4
   Other MIM Annual Meeting Matters ..................................    6
   Selected Historical Consolidated
     Financial Data ..................................................    6
   Selected Pro Forma Combined
     Financial Data ..................................................    9
   Unaudited Comparative Per Share Data ..............................   10

RISK FACTORS .........................................................   11
   Important Considerations Related to
     Forward-Looking Statements ......................................   11
   Risks Relating to the Merger ......................................   11
   Dependence on RxCare Relationship .................................   11
   Limited Term of Material Agreements ...............................   12
   MIM Has Had Historical Accounting
     Losses; MIM May Experience
     Future Losses ...................................................   12
   Competition .......................................................   12
   Dependence on Key Management ......................................   12
   Risk of Managing Growth ...........................................   13
   Differences Between Rights of
     MIM Stockholders and Continental
     Shareholders ....................................................   13
   Significant Control by Management and
     Significant Stockholders ........................................   13
   Government Regulation .............................................   13
   Tax Treatment .....................................................   14
   Risk-Based ("Capitated") Agreements ...............................   14
   Professional Liability Risk .......................................   15
   Dependence on Information Systems .................................   15
   Effect of Certain Legal Proceedings ...............................   15
   Possible Negative Effects of
     Preferred Stock .................................................   16
   No Intention to Pay Dividends .....................................   16
   Restrictions on the Resale of MIM
     Common Stock Issued in the Merger ...............................   16
   Risks Related to Intangible Assets ................................   16

THE ANNUAL MEETING ...................................................   16
   Date, Time and Place; Purposes ....................................   16
   Voting Rights; Votes Required
     for Approval ....................................................   17
   Proxies ...........................................................   17
   Other Business; Adjournments ......................................   18

PROPOSAL 1 -- THE MERGER .............................................   18
   General ...........................................................   18
   Background of the Merger ..........................................   18
   MIM's Reasons for the Merger;
     Recommendation of the MIM Board .................................   22
   Continental's Reasons for the Merger ..............................   23
   Interests of Certain Persons in
     the Merger ......................................................   25
   Anticipated Accounting Treatment ..................................   25
   Regulatory Approvals ..............................................   25
   Material Tax Consequences of
     the Merger ......................................................   25
   Resale of MIM Common Stock;
     Affiliates ......................................................   26
   Listing of the MIM Common Stock ...................................   27
   Dissenters' Rights ................................................   27

MARKET PRICE INFORMATION,
  DIVIDENDS AND RELATED
  STOCKHOLDER MATTERS ................................................   27
   MIM ...............................................................   27
   Continental .......................................................   27

UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL
  STATEMENTS .........................................................   28

MIM MANAGEMENT'S DISCUSSION
  AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS
  OF OPERATIONS ......................................................   32
   Overview ..........................................................   32
   Results of Operations .............................................   32
   Liquidity and Capital Resources ...................................   35
   Other Matters .....................................................   35

CONTINENTAL MANAGEMENT'S
  DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS ..............................................   37
   Overview ..........................................................   37
   Results of Operations .............................................   37
   Liquidity and Capital Resources ...................................   39
   Other Matters .....................................................   39

ROLE OF FINANCIAL ADVISORS ...........................................   40
   Opinion of MIM Financial Advisor ..................................   40
   Opinion of Continental Financial Advisor ..........................   43

THE MERGER AGREEMENT .................................................   46
   General ...........................................................   46

                                      (i)

                                                                        Page
                                                                        ----
   Effective Time and Effect of the Merger ...........................   46
   Conditions to the Merger ..........................................   46
   Representations and Warranties ....................................   46
   Conduct of Business Prior to the Merger ...........................   47
   Amendment, Termination and Waiver .................................   47
   Expenses ..........................................................   47

BUSINESS OF MIM ......................................................   48
   Overview ..........................................................   48
   Pharmacy Benefit Management Services ..............................   48
   The TennCare Program ..............................................   50
   Competition .......................................................   51
   Government Regulation .............................................   51
   Employees .........................................................   52
   Properties ........................................................   52
   Legal Proceedings .................................................   52

MANAGEMENT OF MIM AFTER
  THE MERGER .........................................................   53
   Board of Directors ................................................   53
   Executive Officers ................................................   53
   Common Stock Ownership by Certain
     Beneficial Owners and Management ................................   54

BUSINESS OF CONTINENTAL ..............................................   56
   General ...........................................................   56
   Background ........................................................   56
   The Mail Service Pharmacy Industry ................................   56
   Customers .........................................................   57
   Subsidiaries ......................................................   57
   Drug Utilization Review ...........................................   59
   Government Regulation .............................................   59
   Competition .......................................................   59
   Employees .........................................................   60
   Properties ........................................................   60

MANAGEMENT OF CONTINENTAL ............................................   61
   Executive Officers ................................................   61
   Common Stock Ownership by Certain
     Beneficial Owners and Management ................................   61

DESCRIPTION OF THE CAPITAL STOCK
  OF MIM .............................................................   62
   Authorized Capital Stock ..........................................   62
   MIM Common Stock ..................................................   62
   Preferred Stock ...................................................   62
   Anti-Takeover Provisions ..........................................   62

DESCRIPTION OF THE CAPITAL STOCK
  OF CONTINENTAL .....................................................   63
   Authorized Capital Stock ..........................................   63
   Continental Common Shares .........................................   63

COMPARISON OF RIGHTS OF
  STOCKHOLDERS OF MIM AND
  CONTINENTAL ........................................................   63
   General ...........................................................   63
   Authorized Capital Stock ..........................................   63
   Business Combinations .............................................   63
   Amendments to Charter .............................................   64
   Amendments to By-Laws/Code
     of Regulations ..................................................   64
   Special Stockholders Meetings .....................................   64
   Number and Election of Directors ..................................   65
   Continental's Provisions Restricting
     Transfer of Shares ..............................................   65
   Indemnification of Directors and Officers .........................   65

PROPOSAL 2.  -- ELECTION OF
  DIRECTORS ..........................................................   67
   Information Concerning Meetings and
     Certain Committees ..............................................   68
   Compensation of Directors .........................................   68

PROPOSAL 3. -- OTHER MATTERS .........................................   68

ADDITIONAL INFORMATION ...............................................   69
   Executive Compensation ............................................   69
   Compensation Committee Interlocks
     and Insider Participation .......................................   71
   Compensation Committee Report on
     Executive Compensation ..........................................   71
   Employment Agreements .............................................   71
   Stockholder Return Performance Graph ..............................   72
   Certain Relationships and
     Related Transactions ............................................   72
   Section 16(a) Beneficial Ownership
     Reporting Compliance ............................................   73
   Independent Auditors ..............................................   73
   Solicitation of Proxies ...........................................   73
   Stockholder Proposals .............................................   73
   Miscellaneous .....................................................   74

LEGAL MATTERS ........................................................   74

EXPERTS ..............................................................   74

WHERE YOU CAN FIND MORE
  INFORMATION ........................................................   74

INDEX TO FINANCIAL STATEMENTS ........................................   F-1

INDEX TO ANNEXES .....................................................   A-1

                                      (ii)

             QUESTIONS AND ANSWERS ABOUT THE MIM/CONTINENTAL MERGER

Q:   Why are the two companies proposing to merge?

A: Both MIM and Continental are pharmaceutical service providers. Our services generally are complementary, and the merger will enable the combined enterprise to provide a broader scope of services. To review the reasons for the merger in greater detail, as well as risks related to this transaction, see pages 11- 16, and 18-25.

Q:   How will I benefit?

A: We believe that stockholders of MIM and Continental will benefit by being owners of a company that is better able to compete effectively in its industry than either MIM or Continental individually.

Q:   What do I need to do now?

A: If you are currently a stockholder of MIM, you should sign your proxy card and mail it to us in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting, which will take place on August 21, 1998. The Board of Directors of MIM unanimously recommends that MIM stockholders vote in favor of the proposed merger. Continental shareholders will receive a separate notice for their shareholders meeting and need do nothing at this time.

Q:   Should I send in my stock certificates now?

A:   No. After the merger is completed,  we will send  Continental  shareholders
     written   instructions  for  exchanging  their  stock   certificates.   MIM
     stockholders will keep their current certificates.

Q:   Please explain the merger consideration.

A: Continental shareholders will receive 327.59 shares of MIM common stock in exchange for each Continental common share which they currently own.

Q:   What about future dividends?

A: Historically, MIM has not paid dividends. MIM has had and will continue to have a substantial commitment to expanding its business, and that expansion requires the cash that otherwise might be available for dividends.

Q:   When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible, but in any event no later than the week following the annual meeting.

Q:   What are the tax consequences to stockholders in the merger?

A: The exchange of shares by Continental shareholders generally will be tax-free to them for federal income tax purposes. The merger will be tax-free to MIM stockholders for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see pages 25-26.

--------------------------------------------------------------------------------

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the documents attached as annexes. Unless the context otherwise requires, when we refer to MIM we mean MIM Corporation, a Delaware corporation, and its predecessors and wholly-owned subsidiaries, including ProMark Holdings, Inc. ("Pro-Mark"); and when we refer to Continental we mean Continental Managed Pharmacy Services, Inc., an Ohio corporation, and its subsidiaries.


The Companies

     MIM Corporation and CMP Acquisition Corp., its wholly-owned subsidiary One Blue Hill Plaza, 15th Floor
     P.O. Box 1670
     Pearl River, New York 10965
     (914) 735-3555

     MIM is a pharmacy benefit management organization that provides a broad range of services to the pharmaceutical health care industry and employers. MIM promotes the cost-effective delivery of pharmacy benefits to plan members and the public. MIM targets organizations involved in three key industry segments:
(i) sponsors of public and private health plans (such as HMOs and other managed care organizations, long-term care facilities such as nursing homes and assisted living facilities, and employers); (ii) retail pharmacies; and (iii) pharmaceutical manufacturers and distributors. MIM offers services providing financial benefits to each of them. MIM specifically targets small to medium size HMOs, self-funded groups and third party administrators (who in turn market to self-funded groups on MIM's behalf). MIM works with plan sponsors and local health care professionals on both a risk (e.g., fixed cost per plan participant or "capitated") and non-risk (e.g., a price per prescription submitted or "fee-for-service") basis to design, implement and manage innovative pharmacy benefit management programs to control pharmacy costs under the plans. MIM's programs promote the clinically appropriate substitution of generic drugs and less expensive bio-equivalent brand name drugs for equivalent but more expensive brand name drugs. See "Business of MIM."

     MIM formed CMP for the sole purpose of merging it with Continental. Following the merger, Continental will be a wholly-owned subsidiary of MIM.

     Continental Managed Pharmacy Services, Inc.
     1400 E. Schaaf Road
     Cleveland, Ohio 44131
     (216) 459-2025

     Continental is a pharmaceutical benefit management company which offers mail order pharmacy services, pharmacy card plan services in conjunction with a network of retail pharmacies, and billing and physician office support services to its customers. In conjunction with these programs, Continental assists customers in the development of prescription benefit plans, management and analysis of plan data, and review of drug utilization data. See "Business of Continental."


The Annual Meeting

     Date, Time and Place. The annual meeting will be held on August 21, 1998 at 10:00 a.m., local time, at the Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut.

     Purpose of the Annual Meeting. At the annual meeting, MIM's stockholders will be asked to:

     o approve the issuance of MIM common stock to Continental shareholders as part of the merger;

     o    elect six directors; and

     o transact other business which properly comes before the annual meeting.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Quorum. The holders of a majority of the outstanding shares of MIM common stock entitled to vote must be present in person or by proxy for any action to be taken at the annual meeting. For purposes of determining whether this quorum requirement is met, we will count abstentions, but not broker non-votes, received in connection with properly signed and returned proxies as being present.

     Record Date. The close of business on June 22, 1998 was the record date for determining if you are entitled to vote at the annual meeting. At the record date, there were 13,694,000 shares of MIM common stock entitled to vote at the annual meeting. This stock was held by 65 record holders in addition to approximately 2,000 stockholders whose shares were held in nominee name.

     Voting. For each proposal you will have one vote at the annual meeting for each MIM share you held of record on June 22, 1998. The affirmative vote of the holders of a majority of the shares of MIM common stock present in person or by proxy and entitled to vote is required to approve the issuance of MIM common stock in connection with the merger. For the election of directors, the six nominees receiving the highest number of votes cast will be elected.

     Stock Ownership of MIM Management. As of the record date, the current directors and executive officers of MIM owned approximately 31.6% of the outstanding shares of MIM common stock entitled to vote at the annual meeting. Each of the current directors and executive officers of MIM has advised MIM that he plans to vote all of his shares in favor of the merger and the other proposals. In addition, E. David Corvese, a member of the current MIM Board, who is not standing for re-election, and a former officer and employee of MIM, and certain people and entities affiliated with him have entered into a voting agreement with MIM. These affiliates of Mr. Corvese own 1,650,947 shares, or approximately 12.1% of the outstanding shares of MIM common stock entitled to vote at the annual meeting. Under the voting agreement, MIM will vote the shares of MIM common stock owned by such persons in favor of the proposal to approve the issuance of MIM common stock in connection with the merger. As a result, in order for the proposal to approve the issuance of MIM common stock in connection with the merger to be approved, a maximum of an additional 6.3% of the outstanding MIM shares must be voted in favor of such proposal.

MIM's Reasons for Merger

     MIM's Board believes that the merger represents a major step for MIM and in particular that the merger will:

     o continue MIM's strategy of becoming a significant participant in the pharmacy benefits business;

     o    expand MIM's  network of  participating  pharmacies  through which MIM
          provides  its  members  access  to  retail   pharmaceuticals   through
          Continental's more comprehensive network;

     o    enhance MIM's national presence; and

     o give MIM an immediate presence in the mail-order pharmaceutical business, a market which MIM believes is currently profitable and which will provide MIM with opportunities for growth.

MIM's Board believes that the combination of the two companies would reduce costs by eliminating redundant expenses, including the elimination of certain third party contractor costs. The elimination of overlapping activities is expected to improve the combined company's overall operating results.

Recommendation of the MIM Board

     The MIM Board believes that the terms of the merger are fair to and in the best interests of MIM and recommends that its stockholders vote FOR the issuance of MIM's common stock in the merger.

Fairness Opinion of Warburg Dillon Read LLC

     In deciding to approve the merger, the MIM Board considered the opinion of Warburg Dillon Read LLC as to the fairness of the merger consideration from a financial point of view. This opinion is attached as Annex B to this Proxy Statement/Prospectus. We urge you to read the entire Warburg Dillon Read LLC opinion carefully.

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                                       3

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Continental's Reasons for Merger

     Continental's Board of Directors believes that the merger is fair to and in the best interests of Continental and its shareholders, and unanimously recommends that its shareholders vote for the merger. In reaching its decision to approve the merger agreement and the merger, the Continental Board considered several factors including:

     o the number of shares of MIM common stock to be received by the Continental shareholders;

     o the fact that MIM's common stock is publicly-traded, which will provide Continental shareholders with increased liquidity;

     o    the likelihood of the merger being consummated;

     o its assessment of the financial condition, results of operations and prospects of Continental in the absence of a business combination or similar transaction;

     o the tax-free nature of the exchange of Continental shares for MIM shares; and

     o the fairness opinion of Continental's financial advisor, McDonald & Company Securities, Inc.

Continental management also believes that the combination of the two companies will reduce costs by eliminating redundant expenses. The elimination of overlapping activities is expected to improve the combined company's overall operating results.

The Merger and the Merger Agreement

     The merger agreement, as amended to date, is attached as Annex A to this Proxy Statement/Prospectus. We encourage you to read the entire merger agreement as it is the legal document that governs the transaction.

     Stockholder Vote Required to Approve the Merger. The affirmative vote of the holders of a majority of the shares of MIM common stock present in person or by proxy and entitled to vote at the meeting is required to approve the issuance of shares of MIM common stock in connection with the merger. The current directors and executive officers of MIM own a total of approximately 31.6% of the MIM common stock entitled to vote. Each of them has advised MIM that he plans to vote all of his shares in favor of the merger and the other proposals. In addition, E. David Corvese, a member of the current MIM Board and a former officer and employee of MIM, and certain people and entities affiliated with him have entered into a voting agreement with MIM. These affiliates of Mr. Corvese own 1,650,947 shares, or approximately 12.1% of the outstanding shares of MIM common stock entitled to vote at the annual meeting. Under the voting agreement, MIM will vote the shares of MIM common stock owned by such persons in favor of the proposal to approve the issuance of MIM common stock in connection with the merger. As a result, in order for the proposal to approve the issuance of MIM common stock in connection with the merger to be approved, a maximum of an additional 6.3% of the outstanding MIM shares must be voted in favor of such proposal.

     The favorable vote of at least two-thirds of the outstanding Continental common shares is required to approve the merger. Shareholders of Continental who own approximately 81% of the outstanding Continental common shares have agreed to vote their shares in favor of the merger. Therefore, the merger will be approved by Continental's shareholders. A special meeting of Continental's shareholders is scheduled for August 17, 1998 for the purpose of voting on the merger.

     Conditions to Merger. In addition to the required approval of each company's stockholders, the merger will only be completed if a number of conditions are met, including:

     o    absence of a court order or injunction which prohibits the merger;

     o receipt of governmental consents and approvals required to consummate the merger; and

     o    accuracy of the representations and warranties of MIM and Continental.

Certain conditions to the merger may be waived.

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                                       4

     Termination. Either MIM or Continental can terminate the merger agreement if any of the following occurs:

     o    we do not complete the merger by August 31, 1998;

     o the stockholders of either MIM or Continental do not give the required stockholder approvals;

     o the other party materially breaches its representations, warranties or obligations under the merger agreement; or

     o    a law or court order permanently prohibits the merger.

Neither MIM nor Continental can terminate the merger agreement if it is in material breach of its obligations under the merger agreement.

     Regulatory Approvals. The Hart-Scott-Rodino antitrust statute prohibits us from completing the merger until after we have given certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission ("FTC") and a required waiting period has expired. The required waiting period under the statute with respect to the merger was completed on April 3, 1998.

     Board of Directors and Management of MIM after the Merger. Following the merger, the MIM Board will consist of the directors elected by the MIM stockholders at the annual meeting. Of those directors nominated, four are currently MIM directors and one will be a new director. The existing senior management of MIM will continue in office upon completion of the merger. Certain members of Continental's senior management will continue in office upon completion of the merger.

     Interests of Certain Persons in the Merger. Continental shareholders should see "Proposal 1--The Merger--Interests of Certain Persons in the Merger" for a discussion of certain benefits to be received by certain officers of Continental in connection with the merger.

     Comparison of Rights Under Applicable Law. The rights of Continental shareholders are currently governed by Ohio law, the Continental charter and the Continental code of regulations. Following the merger, the rights of former Continental shareholders will be governed by Delaware law, the MIM charter and the MIM by-laws. Delaware law differs from Ohio law in several respects and the terms of the Continental charter and Continental code of regulations differ in several respects from MIM's charter and MIM's by-laws. Therefore, the rights of the Continental shareholders will change in some ways as a result of the merger. See "Comparison of Rights of Stockholders of MIM and Continental" for more detailed information.

     Appraisal Rights. Under Delaware law, MIM stockholders do not have any right to an appraisal of the value of their shares in connection with the merger.

     Under Ohio law, Continental shareholders who do not vote in favor of the merger and who comply with certain notice requirements and other procedures will have the right to be paid cash for the "fair value" of their shares. Fair value may be more or less than the value of the MIM stock to be paid to other Continental shareholders in the merger. MIM is not required to close the merger if shareholders owning more than 5% of the Continental common shares exercise their dissenters' rights. See "The Merger--Dissenters' Rights."

     Accounting Treatment. The merger is expected to be accounted for as a "purchase" for accounting and financial reporting purposes.

     Material Federal Income Tax Consequences of the Merger. We have structured the merger so that neither MIM, Continental nor our stockholders will recognize any gain or loss for federal income tax purposes (except for gain recognized by Continental shareholders to the extent they receive cash instead of fractional shares or upon their exercise of dissenters' rights). We urge each stockholder of MIM and each shareholder of Continental to consult his or her own tax advisor to determine their individual tax consequences of the merger.

     Market Price and Listing of MIM Common Stock. MIM will list the shares of its common stock to be issued in the merger on the Nasdaq Stock Market's National Market Tier. On January 27, 1998, the last full trading day prior to the public announcement of the proposed merger, MIM common stock closed at $4 1/8 per share. On July 31, 1998, MIM common stock closed at $4 3/4 per share. Based on such price, the value of the MIM common stock to be issued in the merger would be approximately $18.6 million.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Effective Time of the Merger. We will consummate the merger only after we obtain the required approvals of each company's stockholders and as soon as practicable after all other conditions to the merger have been satisfied or waived. We anticipate that the merger will occur within a week after MIM's annual meeting.

Other MIM Annual Meeting Matters

     At the MIM annual meeting, MIM is also asking its stockholders to vote on the election of six directors to the MIM Board.

     Approval of the merger is not a condition to the election of directors. The MIM Board recommends that you vote FOR the nominees for director.

                 Selected Historical Consolidated Financial Data

     The selected historical consolidated financial data of MIM as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 and the selected historical consolidated financial data of Continental as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 have been derived from their respective audited historical consolidated financial statements and the notes thereto, which are included in this Proxy
Statement/Prospectus. The selected historical consolidated financial data set forth below as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 for MIM and as of December 31, 1994 and 1995 and for the year ended December 31, 1994 for Continental have been derived from audited financial statements not included in this Proxy Statement/Prospectus. The selected historical unaudited consolidated financial data for MIM and Continental as of March 31, 1998 and for the three months ended March 31, 1998 and 1997, respectively, have been derived from their respective unaudited historical financial statements and the notes thereto, which are included in this Proxy Statement/Prospectus. In the opinion of the management of MIM and Continental, respectively, such unaudited financial data reflects all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of MIM and Continental, respectively, and is not necessarily indicative of the results that may be expected for their respective entire fiscal years ending December 31, 1998. This selected financial data should be read in conjunction with "MIM Management's Discussion and Analysis of Financial Condition and Results of Operations," "Continental Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included in this Proxy Statement/Prospectus.

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                                       6

--------------------------------------------------------------------------------
                                       MIM

                 Selected Historical Consolidated Financial Data

                                                                                                                    Period
                                                                                                                     from
                                                                                                                   inception
                                                                                                                   (June 22,
                               Three months ended                                                                    1993)
                                    March 31,                       Year Ended December 31,                        through
                              -------------------      -----------------------------------------------------     December 31,
                                1998        1997         1997             1996           1995         1994           1993
                              -------     -------      --------         --------       --------     --------     ------------
                                                          (in thousands, except per share data)
                                  (unaudited)
Statement of Operations
Data:
Revenue ...................   $97,963     $70,811      $242,291         $283,159       $213,929     $109,326         $122
Net income (loss) .........    $1,636        $698      ($13,497)(1)     ($31,754)(2)    ($6,772)     ($2,456)         $40
Basic income (loss) per
  common share.............     $0.12       $0.06        ($1.07)          ($3.32)(2)     ($1.43)      ($0.55)       $0.01
Diluted income (loss)
  per common share(3)......     $0.11       $0.05        ($1.07)          ($3.32)        ($1.43)      ($0.55)       $0.01
Weighted average
  common shares
  outstanding used in
  computing basic
  income (loss)
  per share................    13,369      12,068        12,620            9,557          4,732        4,500        4,500
Weighted average
  common shares
  outstanding used in
  computing diluted
  income (loss)
  per share(3)  ...........    15,132      15,121        12,620            9,557          4,732        4,500        4,500

                                                                            December 31,
                                          March 31,     -----------------------------------------------------
                                            1998         1997        1996       1995        1994         1993
                                          --------      ------      ------     ------      ------       ------
                                                                   (in thousands)
                                        (unaudited)
Balance Sheet Data:
  Cash and cash equivalents............    $5,816       $9,593      $1,834     $1,804      $2,933        $--
  Investment securities ...............    16,343       22,636      37,038        --          --          --
  Working capital .....................    13,040        9,333      19,569    (12,080)     (5,087)         (3)
  Property and equipment, net .........     3,626        3,499       2,423      1,807       1,262          39
  Total assets ........................    63,846       62,727      61,800     18,924      15,260          93
  Long-term debt, less current portion.       --           --          --         --          --          --
  Capital lease obligations, net of
    current portion....................       699          756         375        110         239         --
  Total stockholders' equity (deficit).    18,442       16,810      30,143    (11,524)     (3,693)         41

----------
(1) Included a reserve for the Sierra Agreement (as defined below) of $4.1 million for future contract losses.

(2) After recording a $26.6 million non-recurring non-cash stock option charge and a $3.5 million reserve in connection with the termination of the contract with Blue Cross and Blue Shield of Tennessee ("BCBS-TN"). See "Business of MIM -- TennCare Program." Excluding the stock option charge, the net loss for 1996 would have been $5,114, or $.54 per share of MIM common stock.

(3) The historical diluted (loss) per common share for the years ended 1997 through 1994 excludes the effect of common stock equivalents as their inclusion would be antidilutive.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   Continental

                 Selected Historical Consolidated Financial Data

                                             Three months
                                            ended March 31,                  Year Ended December 31,
                                          -------------------     -------------------------------------------
                                            1998        1997        1997       1996        1995        1994
                                          -------      ------     -------     -------     -------     -------
                                                    (in thousands, except share and per share data)
                                              (unaudited)
Statement of Operations Data:
  Revenues ..........................     $15,047      $8,421     $47,280     $36,971     $30,202     $29,483
  Net income ........................         279           7         534          14          35         280
  Basic and diluted income per
    common share ....................      $24.05       $0.60      $46.03       $1.21       $3.02      $25.93
  Weighted average shares outstanding
    used in computing basic and
    diluted income per share ........      11,600      11,600      11,600      11,600      11,600      10,800


                                                                                    December 31,
                                                        March 31,    ------------------------------------------
                                                          1998        1997        1996        1995        1994
                                                         ------      ------      ------      ------      ------
                                                                           (in thousands)
                                                      (unaudited)
Balance Sheet Data:
  Cash and cash equivalents .......................        $308        $166        $244        $202        $388
  Investment securities ...........................          --          --          --          --          --
  Working capital .................................       3,453       3,419       2,475       1,538         841
  Property and equipment, net .....................         626         704         907       1,105         972
  Total assets ....................................      17,007      17,245      13,011      12,759      12,048
  Long-term debt, less current portion ............       3,837       4,069       3,710       3,245       1,917
  Capital lease obligations, net of current portion          19          21          47          57
                                                                                                             77
  Total shareholders' equity ......................       5,464       5,185       4,651       4,637       4,602

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                                       8

--------------------------------------------------------------------------------

                   Selected Pro Forma Combined Financial Data

     The unaudited pro forma combined financial data is based on the respective historical consolidated financial statements and the notes thereto, which are included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined balance sheet assumes that the merger took place on March 31, 1998. The unaudited pro forma combined statements of operations assume the merger took place as of January 1, 1997.

     The selected unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during those periods. The selected unaudited pro forma combined financial data is derived from the unaudited pro forma financial statements included elsewhere herein and should be read in conjunction with those statements and notes thereto. See "Unaudited Pro Forma Combined Condensed Financial Statements."

                                                           Three months ended       Year ended
                                                             March 31, 1998      December 31, 1997
                                                           ------------------    -----------------
                                                            (in thousands, except per share data)
                                                                         (unaudited)
   Statement of Operations Data:
     Revenues..............................................     $113,010             $289,571
     Net income (loss) ....................................        1,991              (13,180)
     Basic income (loss) per common share..................       $ 0.12              $ (0.80)
     Diluted income (loss) per common share(1)   ..........       $ 0.10              $ (0.80)
     Weighted average shares outstanding used in
       computing basic income (loss) per share.............       17,281               16,532
     Weighted average shares outstanding used in
       computing diluted income (loss) per share(1) .......       19,044               16,532


                                                                  March 31, 1998
                                                                  --------------
                                                                  (in thousands)
                                                                    (unaudited)
   Balance Sheet Data:
     Cash and cash equivalents .................................      $ 4,624
     Investment securities .....................................       16,343
     Working capital ...........................................       14,993
     Property and equipment, net ...............................        4,252
     Goodwill and other intangible assets, net .................       19,422
     Total assets ..............................................       93,386
     Capital lease obligations, net of current portion..........          718
     Long-term debt, less current portion.......................        3,837
     Total stockholders' equity ................................       36,439

----------
(1) The pro forma diluted loss per common share for the year ended 1997 excludes the effect of common stock equivalents as their inclusion would be antidilutive.

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                                       9

--------------------------------------------------------------------------------

                      Unaudited Comparative Per Share Data

     The following table sets forth certain historical per share data of MIM and Continental and unaudited pro forma and equivalent pro forma per share data after giving effect to the proposed merger using the purchase method of accounting at an exchange ratio of 327.59 shares of MIM common stock for each Continental common share. The data should be read in conjunction with the separate historical consolidated financial statements of MIM and Continental and notes thereto and the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data is not necessarily indicative of the operating results or financial position that would have resulted had the merger been consummated at the beginning of the periods presented and should not be construed as indicative of future operations. Neither MIM nor Continental has declared or paid cash dividends on their respective shares of capital stock for the periods below.

                                                               Earnings
                                                                (Loss)
                                                               Per Share        Book Value
                                                               ---------        ----------
As of and for the Three Months Ended March 31, 1998:
  MIM Historical ...........................................                      $ 1.37
     --Basic................................................      $ .12
     --Diluted..............................................        .11

  Continental Historical ...................................      24.05           471.03

  MIM Pro Forma Combined(1)(2)(3) ..........................                        2.10
     --Basic................................................        .12
     --Diluted..............................................        .10

  Continental Equivalent Pro Forma(4) ......................                      687.94
     --Basic................................................      39.31
     --Diluted..............................................      32.76

As of and for the Year Ended December 31, 1997:
  MIM Historical (Basic and Diluted)(5) ....................    $ (1.07)

  Continental Historical ...................................      46.03

  MIM Pro Forma Combined(1)(3) .............................       (.80)

  Continental Equivalent Pro Forma(4) ......................    (262.07)

----------

(1) The unaudited pro forma basic and diluted income (loss) per common share is based upon the weighted average number of common shares and common share equivalents of MIM and Continental outstanding at an exchange ratio of
     327.59 shares of MIM common stock for each Continental common share. Pro forma diluted loss per share for the year ended December 31, 1997 excludes common share equivalents as their inclusion would be antidilutive.

(2) The unaudited pro forma book value per share is computed by dividing the unaudited pro forma combined shareholders' equity by the unaudited pro forma number of shares of stock outstanding at the end of the period, at an exchange ratio of 327.59 shares of MIM common stock for each Continental common share.

(3)  In June 1998,  the  holders of  Continental  stock  options  exercised  all
     343.125 outstanding options. These shares have been reflected in the unaudited pro forma combined per share data as if they were exercised as of the beginning of the period presented.

(4) The unaudited pro forma combined net income per equivalent Continental share amounts and the unaudited pro forma book value per equivalent
     Continental share amounts are calculated by multiplying the respective unaudited pro forma combined MIM per share amounts by an exchange ratio of
     327.59 shares of MIM common stock for each share of Continental common stock.

(5) Diluted loss per common share for the year ended December 31, 1997 excludes common share equivalents, as their inclusion would be antidilutive.

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                                       10

                                  RISK FACTORS

     Before you vote for the merger, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with the other information included in this Proxy
Statement/Prospectus in evaluating whether (i) in the case of MIM's stockholders, to approve the issuance of MIM common stock in the merger, or (ii) in the case of Continental's shareholders, to adopt the merger agreement and approve the merger.

Important Considerations Related to Forward-Looking Statements

     Some of the information in this Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the information concerning possible or assumed future results of operations of MIM and Continental as well as statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. You are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Proxy Statement/Prospectus. The risk factors noted in this section and other factors noted throughout the document, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement. Neither MIM nor Continental undertakes any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events and circumstances.

Risks Relating to the Merger

     MIM's current strategy contemplates the continued internal growth of Continental. However, any business acquisition involves inherent uncertainties, such as the effect on the acquired business of integration into a larger organization and the availability of management resources to oversee the operation of the acquired business. Potential obstacles to the successful integration of the acquired business include, among others, consolidating financial, accounting and managerial functions and eliminating operational overlaps between our businesses, and adding and integrating key personnel. Even though Continental may have been successful as an independent company prior to the merger, we cannot assure you that its success will continue after the merger.

Dependence on RxCare Relationship

     RxCare of Tennessee, Inc. ("RxCare"), a pharmacy services administrative organization owned by the Tennessee Pharmacists Association and representing approximately 1,600 retail pharmacies, initially retained MIM in 1993 to assist in obtaining health plan pharmaceutical benefit business for Tennessee pharmacies and related services, including pharmacy benefit design and pricing. In January 1994, the State of Tennessee instituted its TennCare(TM) state health program ("TennCare") by contracting with plan sponsors to provide mandated health services to Medicaid eligible Tennessee residents on a capitated basis. In turn, certain of these plan sponsors contracted with RxCare to provide TennCare-mandated pharmaceutical benefits to their TennCare beneficiaries through RxCare's network of retail pharmacies, in most cases on a corresponding capitated basis. Over time, substantially all of these contracts have been restructured or renewed under fee-for-service pricing arrangements.

     Since January 1994, MIM has been providing a broad range of pharmacy benefit management services with respect to RxCare's TennCare and private pharmaceutical benefit businesses under an agreement with RxCare formalized in March 1994 and thereafter amended (the "RxCare Contract"). MIM assists RxCare in designing and marketing its pharmacy benefit management services, and performs essentially all of RxCare's obligations under its pharmacy benefit contracts with health plan sponsors, pays certain amounts to RxCare and is compensated by sharing with RxCare in the profit, if any, from activities under RxCare's contracts with the sponsors.

     As of December 31, 1997, MIM had contracts to service eight TennCare sponsors with 1.2 million members under the RxCare Contract. RxCare's contracts with Tennessee Primary Care Network, Inc., Tennessee Health Partnership, Tennessee Behavioral Health, Inc. and BCBS-TN accounted for approximately 21%, 13%, 10% and 10%, respectively, of MIM's revenues in 1997. While MIM management believes that each of these contracts will be renewed, we cannot assure you that all or any one of these contracts will be renewed at all or on terms as favorable as those currently in effect. The failure to so renew all or any of these contracts on terms at least as favorable as those currently in effect could have a material adverse effect on MIM's business and results of operations.

     The RxCare Contract expires on December 31, 1998. In total, this contract accounted for 84% of MIM's revenues in 1997. Failure to renew this contract in total or on terms as favorable as those currently in effect could have a material adverse affect on MIM's business and results of operations. The BCBS - TN risk-based contract was canceled effective March 31, 1997 and replaced with a non-risk (fee-for-service) clinical services agreement between MIM and a BCBS - TN affiliate. See "MIM Management's Discussion and Analysis of Financial Condition and Results of Operations."

Limited Term of Material Agreements

     The RxCare Contract is scheduled to expire December 31, 1998 unless renewed in accordance with its terms. RxCare's contracts with plan sponsors typically have a one-year term and are subject to automatic renewal unless notice of termination is given. Those contracts are subject to earlier termination upon the occurrence of certain events, including a breach of the agreement which is not cured within 30 days of notice, insolvency or termination of the TennCare program or of a plan sponsor's contract with the State of Tennessee. RxCare's contracts with Tennessee Primary Care Network, Inc., Tennessee Health Partnership, Tennessee Behavioral Health, Inc. and BCBS - TN accounted for approximately 21%, 13%, 10% and 10%, respectively, of MIM's revenues in 1997. We cannot guarantee that any of the foregoing contracts or the RxCare Contract will be continued or renewed in accordance with their respective terms. The loss of any of such contracts would have a material adverse effect on MIM's business and results of operations. See "Business of MIM--Relationship with RxCare and TennCare."

MIM Has Had Historical Accounting Losses; MIM May Experience Future Losses

     MIM had losses of approximately $13.5 million, $31.8 million, $6.8 million and $2.5 million in the years ended December 31, 1997, 1996, 1995 and 1994, respectively. These historical results are not indicative of future results, but we cannot assure you that MIM will not incur net losses in the future.

Competition

     The pharmacy benefit management business is highly competitive, and many of MIM's current and potential competitors have considerably greater financial, technical, marketing and other resources than MIM. The pharmacy benefit management business includes a number of large, well capitalized companies with nationwide operations and many smaller organizations typically operating on a local or regional basis. Some of the larger organizations are owned by or otherwise related to a brand name drug manufacturer and may have significant influence on the distribution of pharmaceuticals. Numerous insurance and Blue Cross and Blue Shield plans, managed care organizations and retail drug chains also have their own pharmacy benefit management capabilities.

Dependence on Key Management

     The success of MIM is largely dependent on the services of Richard H. Friedman, MIM's Chief Executive Officer, and, to a lesser extent, other key management personnel. MIM has an employment agreement with Mr. Friedman which provides for his continued employment. However, we cannot assure you that MIM will be able to retain his services or the services of any other key management personnel. The loss of the services of one or more of MIM's senior management following the merger could have a material adverse effect upon MIM's business, operating results and financial condition. In addition, the success of Continental is dependent on its senior management. However, MIM believes that the loss of the services of one or more of Continental's senior management following the merger would not have a material adverse effect upon MIM's business, operating results or financial condition.

Risk of Managing Growth

     Since MIM went public in August of 1996, MIM has been attempting to grow at a rapid pace. The merger with Continental is part of MIM's growth strategy. Rapid growth may strain MIM's financial resources. MIM's ability to manage its growth effectively will require that it continue to hire, train and manage additional employees. We can give no assurance that MIM will be able to continue to expand its market presence in current locations, successfully enter other markets or successfully integrate Continental into MIM's operations. If MIM is unable to manage its growth effectively, MIM's business and results of operations could be adversely affected. See "Business of MIM" for more information.

Differences Between Rights of MIM Stockholders and Continental Shareholders

     The rights of holders of common shares of Continental are currently governed by Ohio law, the Continental articles of incorporation (the "Continental Charter") and the Continental code of regulations (the "Continental Code of Regulations"). If the merger takes place, the rights of former Continental shareholders will be governed by Delaware law, the MIM charter and the MIM by-laws. The rights of Continental's shareholders and MIM's stockholders are not identical and we urge Continental's shareholders to read carefully the information which we have provided under "Comparison of Rights of Stockholders of MIM and Continental."

Significant Control by Management and Significant Stockholders

     As of July 30, 1998, MIM's current directors and executive officers beneficially owned in the aggregate approximately 42.6% of MIM's common stock. After the merger, due primarily to management changes and the increase in outstanding shares due to the issuance of shares in the merger, MIM's executive officers and the nominated directors will own approximately 11.5% (assuming no sales of shares by such persons subsequent to such date). Together, after the merger, MIM's executive officers and directors will have the power to influence the outcome of virtually all corporate actions requiring stockholder approval, including the election of directors. In addition, after the merger, E. David Corvese and John H. Klein (who will not be officers or directors of MIM after the merger) will beneficially own 20.2% and 16.0%, respectively, of the outstanding MIM common stock (assuming no sales of shares by such persons subsequent to such date). As such, each, independently or together, will have the power to influence the outcome of virtually all corporate actions requiring stockholder approval, including the election of directors.

Government Regulation

     MIM. MIM's current and planned businesses are subject to extensive federal and state laws and regulations. Subject to certain exceptions, federal law (the "Federal Anti-Kickback Statute") prohibits the payment or receipt of any remuneration, directly or indirectly, to induce, arrange for or recommend the purchase of health care items or services paid for in whole or in part by Medicare or state health care programs (including Medicaid and TennCare). In addition, certain state laws (including professional licensing laws prohibiting fee-splitting) contain similar provisions that may extend the prohibition to cover items or services that are paid for by private insurance and self-pay patients. We can make no assurance that MIM's practices will be found to be protected by certain so-called "safe harbor" regulations, which provide insulation from prosecution under the Federal Anti-Kickback Statute, and in some instances it is clear that they are not so protected. MIM is also subject to various false claim, drug distribution, antitrust and consumer protection laws and may be subject to certain other laws, including various state insurance laws.

     While management believes that MIM is in material compliance with all existing laws and regulations material to the operation of its business, many of the laws and regulations affecting it are uncertain in their application and are subject to interpretation and change. Laws regulating health care businesses, and interpretations thereof, are undergoing rapid change. As controversies continue to arise in this area, for example, regarding the efforts of plan sponsors and pharmacy benefit managers to limit formularies, alter drug choice and establish limited networks of participating pharmacies, we expect federal and state regulation and enforcement priorities in this area to increase, the impact of which MIM cannot currently predict. It is possible that MIM will be subject to scrutiny or challenge under one or more of these laws. Any such challenge, whether or not successful, could have a material adverse effect upon MIM's business and results of operations. Violation of the Federal Anti-Kickback Statute, for example, may result in criminal penalties, as well as exclusion from the Medicare and Medicaid (including TennCare) programs. Further, it is possible that MIM will not be able to obtain or maintain any of the regulatory approvals that may be required to operate its business, and the failure to do so could have a material adverse effect on MIM's business and results of operations. See "Business of MIM--Government Regulation" and "Certain Transactions."

     Continental. There are extensive state and federal laws applicable to the dispensing of prescription drugs. Since sanctions may be imposed for violations of these laws, compliance is a significant operational requirement for Continental.

     In general, Continental's mail service pharmacy operations and dispensing facilities are regulated by the laws of Ohio that impose certain license requirements and other regulations relating to the operation of pharmacies. These laws are administered by the Ohio Board of Pharmacy, which is empowered to impose sanctions, including license suspension or revocation for noncompliance. The laws include, among other things, provisions requiring pharmacies and pharmacists to be licensed, as well as provisions specifying who may write and dispense prescriptions, how prescriptions must be filled, what records must be maintained and when generic drugs may be substituted. While Continental believes that it is in substantial compliance with these laws, many of the laws and regulations affecting it are uncertain in their application and are subject to interpretation and change.

     Most other states into which Continental mails pharmaceuticals also have laws governing the operation of pharmacies and the dispensing of prescription drugs. In many cases, these laws include provisions which regulate out-of-state mail service pharmacies that mail drugs into the state. The regulations are administered by a state regulatory body (typically, a pharmacy board) which is empowered to impose sanctions, which may include license suspension or revocation for noncompliance. In those states where they exist, state laws regulating out-of-state pharmacies essentially are disclosure laws. Disclosure laws generally require that out-of-state pharmacies register with the local board of pharmacy, follow certain procedures and make certain disclosures, but generally permit the mail order pharmacy to operate in accordance with the laws of the state in which the pharmacy operations are located. Continental believes it is in material compliance with all of these disclosure laws. To date, there have been no formal administrative or judicial efforts to enforce any such laws against Continental.

     In addition to the above-described laws and regulations, there are federal statutes and regulations which establish standards for all pharmacies concerning the labeling, packaging, advertising and adulteration of prescription drugs and the dispensing of "controlled" substances and prescription drugs. FTC and United States Postal Service regulations require mail order sellers to engage in truthful advertising, to stock a reasonable supply of drugs, fill mail orders within thirty (30) days and, if impossible, to inform the consumer of his or her right to a refund. Continental believes that it is in substantial compliance with all of such requirements.

Tax Treatment

     It is anticipated that the merger will be tax-free to Continental's shareholders (except to the extent that they receive cash instead of fractional shares or if they exercise their dissenters' rights). We must satisfy a number of conditions for the merger to qualify as a tax-free exchange. As a ruling has not been requested from the Internal Revenue Service regarding the tax-free nature of the merger, we cannot assure you that the merger will in fact be treated as a tax-free exchange. Continental shareholders could become subject to income tax liability if the merger does not qualify as a tax-free exchange. We urge Continental's shareholders to read the information in "The Merger--Material Tax Consequences of the Merger" for a more detailed description of the tax consequences of the merger.

Risk-Based ("Capitated") Agreements

     Approximately 53% of MIM's revenue during 1997 and approximately 37% of MIM's revenue for the first half of 1998 was derived from agreements through which MIM receives a pre-determined fee each month for each member enrolled in a particular health plan in return for providing certain covered pharmacy services to plan members; these agreements are known as "capitated" agreements. MIM generally negotiates the capitation fee for a particular plan (or subset of individuals within a plan) based upon a number of factors, including competitive conditions within a particular market and the expected costs of providing the covered pharmacy services. Expected costs are generally based on prior experience with similar groups and demographic data based on the population at large. Data with respect to prior experience may not be available and, if available, may not be a reliable indicator of the actual results for a particular plan. The cost of providing pharmacy services varies among plan participants and groups and is affected by many factors, including formulary design and compliance, generic substitution rate, drug utilization by persons covered under such arrangements, the effect of inflation on drug costs and the co-payment structure. During the early stages of a contract, the cost of providing pharmacy services typically exceeds the capitation fee, primarily due to the lag between the commencement of the contract and the full implementation of the formulary and MIM's other cost and clinical management containment measures. There can be no assurance that the cost of providing pharmacy services will not exceed the capitation fee, either per member or per plan, throughout the entire contract term.

Professional Liability Risk

     The services provided by MIM and Continental in connection with their respective businesses may subject MIM and Continental to litigation and liability for damages. We believe that MIM's insurance protection is adequate for its present and contemplated business operations. However, we can make no assurance that MIM will be able to obtain and maintain insurance coverage in the future or that such insurance coverage will be available on acceptable terms or will be adequate to cover any or all potential professional liability, product liability or other claims. A successful claim in excess of MIM's insurance coverage could have a material adverse effect on MIM's business and results of operations.

Dependence on Information Systems

     MIM believes that its on-line claims processing (or adjudication) systems are an integral part of its business. MIM owns its claims processing software and has an agreement to acquire all software upgrades to such software to ensure that MIM maintains a state-of-the-art claims processing system. Any significant interruption in service of MIM's computer or telephone systems could adversely affect its ability to operate its business on a timely basis, and could adversely affect MIM's relations with pharmacies and health plan sponsors. Under a contract with a third party, the third party guarantees that any disruption in MIM's computer or telephone systems will be rectified within 48 hours of MIM notifying the third party. Although no assurance can be given, MIM believes that this disaster recovery arrangement is sufficient to prevent any disruption from having a material adverse effect on MIM's business, financial condition or long-term operations. See "MIM Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of year 2000 considerations.

Effect of Certain Legal Proceedings

     On March 5, 1996, Pro-Mark was added as a third-party defendant in a proceeding in the Superior Court of the State of Rhode Island, and on September 16, 1996 the third-party complaint was amended to add MIM as a third-party defendant. The third-party plaintiffs, Medical Marketing Group, Inc. ("MMG"), PPI Holding, Inc. ("PPI Holding") and Payer Prescribing Information, Inc. ("PPI"), allege in the amended third-party complaint: (i) that MIM employed E. David Corvese (MIM's former Vice Chairman) with knowledge of covenants not to compete in effect between Mr. Corvese and PPI, PPI Holding and MMG that prevented Mr. Corvese from competing in the area of the collection, analysis or marketing of data for the pharmaceutical or health care industries relating to physician practice demographics and the influence of managed care plans; (ii) that Mr. Corvese breached his employment agreement with PPI and his fiduciary duties to PPI by not devoting his full business time and attention to PPI from June 1993 through November 1993 (when his employment was terminated by PPI), and
(iii) that MIM interfered with the contractual relationship between the parties and misappropriated MMG's and PPI's confidential information through MIM's employment of Mr. Corvese. The amended third-party complaint seeks to enjoin MIM from using confidential information allegedly misappropriated from MMG and PPI and seeks an unspecified amount of compensatory and consequential damages, interest and attorneys' fees. MIM believes that the third-party plaintiff's allegations are without merit; however, loss of this litigation could have a material adverse effect on MIM's business and results of operations.

Possible Negative Effects of Preferred Stock

     MIM is authorized to issue 5,000,000 shares of preferred stock. MIM's Board may from time to time fix the designation, rights and preferences of preferred stock (including voting, dividend, redemption and liquidation rights) without further stockholder action. Shares of preferred stock could be issued in the future with rights and preferences that could make the possible takeover of MIM or the removal of management of MIM more difficult or could otherwise adversely impact the rights of holders of MIM's common stock. See "Description of Capital Stock of MIM--Preferred Stock."

No Intention to Pay Dividends

     MIM presently intends to retain all earnings, if any, to support the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future.

Restrictions on the Resale of MIM Common Stock Issued in the Merger

     The shares of MIM common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of MIM or Continental for purposes of Rule 145 under the Securities Act (generally individuals or entities that control, are controlled by or are under common control with MIM or Continental). Affiliates may not sell their shares of MIM common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover any resales of MIM common stock received by affiliates of Continental or MIM. Therefore, Continental shareholders who are affiliates of MIM or Continental will only be able to sell the shares of MIM common stock which they receive in the merger pursuant to Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

Risks Related to Intangible Assets

     Based upon its preliminary purchase price allocation, as a result of the merger, MIM management estimates that approximately $19.4 million, or 21% of MIM's total assets following the merger, will consist of intangible assets. Based upon its preliminary purchase price allocation, MIM management estimates that these intangible assets will be amortized over a range of periods from 7.5 to 25 years. On a pro forma basis for the three months ended March 31, 1998, amortization of intangible assets would be approximately $0.02 per basic share of MIM common stock. The final allocation of the excess of the purchase price over the net assets to be acquired in the merger and the appropriate amortization periods will be finalized based upon the results of an appraisal. There can be no assurance that the final results will not vary materially from the estimated amounts. In addition, in the event of any sale or liquidation of MIM, there can be no assurance that the value of such intangible assets will be realized. Moreover, any significant decrease in the value of such intangible assets could have a material adverse effect on MIM's financial condition and results of operations.

                               THE ANNUAL MEETING

     The Board of Directors (the "MIM Board") of MIM Corporation, a Delaware corporation ("MIM"), is furnishing this Proxy Statement/Prospectus to holders of common stock, par value $.0001 per share ("MIM Common Stock"), of MIM in connection with the solicitation of proxies by the MIM Board at an annual meeting of MIM's stockholders (the "Annual Meeting"), and at any adjournments or postponements thereof, and to holders of common shares, no par value ("Continental Shares"), of Continental Managed Pharmacy Services, Inc., an Ohio corporation ("Continental"), in connection with the proposed issuance of shares of MIM Common Stock to Continental shareholders in the Merger (as defined below). This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to MIM stockholders on or about August 6, 1998.

Date, Time and Place; Purposes

     The Annual Meeting will be held on August 21, 1998 at 10:00 a.m., local time, at the Trumbull Marriott Merritt Parkway, 180 Hawley Lane, Trumbull, Connecticut. At the Annual Meeting, MIM's stockholders will be asked to (i) approve the issuance of shares of MIM Common Stock in the Merger; (ii) elect six directors to the MIM Board; and (iii) transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Voting Rights; Votes Required for Approval

     The MIM Board has fixed the close of business on June 22, 1998 as the record date (the "Record Date") for the determination of MIM stockholders entitled to notice of and to vote at the Annual Meeting. The MIM Common Stock is the only class of voting stock of MIM currently issued and outstanding. On the Record Date, there were 13,694,000 shares of MIM Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 65 holders of record in addition to approximately 2,000 stockholders whose shares were held in nominee name. Each holder of MIM Common Stock on the Record Date is entitled to cast one vote per share at the Annual Meeting on each matter properly brought before the meeting, exercisable in person or by properly executed proxy.

     The presence of the holders of a majority of the outstanding shares of MIM Common Stock entitled to vote at the Annual Meeting, in person or by properly executed proxy, is necessary to constitute a quorum. A quorum is necessary for any action to be taken at the Annual Meeting.

     The approval of the issuance of MIM Common Stock in the Merger requires the affirmative vote of a majority of the shares of MIM Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. For the election of directors, assuming a quorum is present, the six nominees receiving the highest number of votes cast at the Annual Meeting will be elected.

     As of the Record Date, the current directors and executive officers of MIM owned approximately 31.6% of the outstanding shares of MIM Common Stock entitled to vote at the Annual Meeting. Each of the current directors and executive officers of MIM has advised MIM that he plans to vote all of his shares in favor of the issuance of MIM Common Stock in the Merger. In addition, E. David Corvese, a member of the current MIM Board, who is not standing for re-election, and a former officer and employee of MIM, and certain people and entities affiliated with him have entered into a voting agreement with MIM. These affiliates of Mr. Corvese own 1,650,947 shares, or approximately 12.1% of the outstanding shares of MIM common stock entitled to vote at the annual meeting. Under the voting agreement, MIM will vote the shares of MIM Common Stock owned by such persons in favor of the proposal to approve the issuance of MIM Common Stock in connection with the Merger. As a result, in order for the proposal to approve the issuance of MIM Common Stock in connection with the Merger to be approved, a maximum of an additional 6.3% of the outstanding MIM shares must be voted in favor of such proposal.

     Approval of the issuance of MIM Common Stock in the Merger and the election of directors will be voted on by MIM's stockholders as individual proposals.

Proxies

     All shares of MIM Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are given on a properly returned proxy, your proxy will be voted FOR the issuance of MIM Common Stock in the Merger, as provided in Proposal 1 above; FOR the election of the six nominees for director, as provided in Proposal 2 below; and, to the extent permitted by applicable rules of the Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Annual Meeting and any adjournments.

     If a proxy is marked "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on such matter. Abstentions will be included within the number of shares present at the meeting and entitled to vote for purposes of determining whether such matter has been authorized, but Specified Non-Votes will not be so included. Therefore, since the affirmative votes described above are required for approval of the issuance of MIM Common Stock in the Merger, an abstention with respect to such proposal will have the effect of a vote against such proposal.

     MIM stockholders may revoke their proxies at any time prior to its use by delivering written notice to the Secretary of MIM at the offices of MIM set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Annual Meeting, but mere attendance at the Annual Meeting will not revoke a proxy.

Other Business; Adjournments

     The MIM Board is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If other matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will, to the extent permitted by applicable rules of the Commission, have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Annual Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Annual Meeting. MIM does not currently intend to seek an adjournment of the Annual Meeting.

                            PROPOSAL 1 -- THE MERGER

General

     MIM is furnishing this Proxy Statement/Prospectus to holders of MIM Common Stock in connection with the solicitation of proxies by the MIM Board at the Annual Meeting, and at any adjournments or postponements thereof, and to holders of Continental Shares in connection with the issuance of shares of MIM Common Stock to Continental shareholders in the Merger.

     At the Annual Meeting, MIM stockholders will be asked to vote on (i) a proposal to approve the issuance of shares of MIM Common Stock to Continental shareholders in the Merger and (ii) the election of directors. The Agreement and Plan of Merger, dated as of January 27, 1998 and as amended as of May 18, 1998 (the "Merger Agreement"), by and among MIM, Continental and CMP Acquisition Corp., an Ohio corporation and a wholly-owned subsidiary of MIM ("Merger Sub"), provides for the merger of Merger Sub with and into Continental (the "Merger"), with Continental surviving the Merger as a wholly-owned subsidiary of MIM. The Merger will become effective at the time of filing of a Certificate of Merger with the Secretary of State of Ohio or at such later date as is specified in the Certificate of Merger (the "Effective Time"), which is expected to occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived. In the Merger, Continental shareholders will receive 327.59 shares of MIM Common Stock for each Continental Share (the "Merger Consideration").

Background of the Merger

     Since MIM's initial public offering in August 1996, MIM has explored a variety of ways to grow its existing core business. MIM wanted to expand its business generally and to diversify its revenue base beyond the TennCare program and toward more commercial (as opposed to Medicaid and Medicare) business. MIM has attempted to accomplish growth in two ways; first, internally through the expansion of its sales and marketing organization, and second, through mergers and acquisitions. Beginning in September 1996, MIM has looked and continues to look at possible acquisition candidates, many of which are local or regional pharmacy benefit management companies in similar lines of business to those of MIM. These local and regional pharmacy benefit management companies are located throughout the United States. In addition, MIM has looked at a number of acquisition targets which are not in the pharmacy benefit management industry, but rather in industries relating to the pharmacy benefit management industry. These industries include generic pharmaceutical distributors and pharmaceutical wholesalers. In addition, MIM has discussed potential transactions with claims processors.

     Consistent with this strategy, on June 23, 1997, MIM acquired an 8% interest in Wang Healthcare Information Systems, Inc. ("WHIS") for $2.3 million. In connection with this strategic investment, MIM markets WHIS's PC-based clinical information system for physicians and their staff, utilizing patented image-based technology. This system captures patient information at the point of patient care, processes such information throughout a distributed health care organization and integrates a patient's entire clinical profile, including medical history, charts and records, diagnoses, x-rays, laboratory test results, diagrams, pharmaceutical protocols and prescriptions.

     While MIM has researched and entered into various levels of discussions regarding possible mergers and acquisitions, the proposed merger with Continental was the first transaction within the pharmacy benefit management industry for which MIM entered into a definitive agreement. MIM had preliminary discussions with other companies which engage in the drug distribution business, including generic drug distributors and drug wholesalers. However, certain of these transactions did not progress beyond preliminary discussions because the proposed business combination would have been dilutive to the potential target. Others were not pursued by MIM because the purchase price proposed by the seller exceeded what MIM believed to be the fair value of the potential target.

     During 1996 and continuing in 1997, management of Continental felt that the most effective way to grow its business was through strategic partnerships with, or acquisitions of, firms in the pharmaceutical benefit management field. On March 24, 1997, Mr. George S. Benson, Continental's President and Chief Executive Officer, gave an explanation of management's "strategic partnership" concept to the Continental Board. He explained that this approach should provide additional management information systems, increased marketing and sales capabilities, clinical program development and additional management expertise along with increased revenues. Mr. Benson had evaluated the pharmacy benefit management industry and had developed a list of acquisition or "strategic partnership" candidates. The Continental Board instructed Mr. Benson to pursue the acquisition or "strategic partnership" opportunities identified on his list. Specifically identified from Mr. Benson's list and discussed at the meeting was an acquisition opportunity with RX Advantage, Inc. dba SRX Pharmacy ("SRX"). The Continental Board authorized Mr. Benson to continue negotiations with SRX and, at a May 19, 1997 board meeting, Mr. Benson was given authorization to execute a definitive agreement to acquire the assets of SRX. The transaction was closed on July 25, 1997.

     Following the closing of the SRX transaction, Mr. Benson continued to pursue other possible acquisitions or "strategic partnerships." He was also instructed by the Continental Board to utilize McDonald & Company Securities, Inc. ("McDonald") as Continental's investment advisor to help identify potential buyers for Continental. McDonald developed a list of companies that it concluded would be interested in acquiring Continental. In addition, a number of companies on Mr. Benson's list of possible strategic partners, including MIM, were identified to McDonald by Mr. Benson. McDonald contacted all of the companies suggested by Mr. Benson as well as the companies which McDonald had identified.

     In late August 1997, representatives of McDonald contacted Mr. Friedman, MIM's then acting Chief Operating Officer and Chief Financial Officer, to solicit expressions of interest in a possible transaction with Continental. After MIM expressed an initial interest in a possible transaction, on September 4, 1997, Mr. Benson, along with Jonathan Crane and Artaj Singh of McDonald, met with Mr. Friedman to discuss the companies' businesses and histories. Each described their customer base and their respective strategic plans for the future. In addition, during the last week of September 1997, Mr. Friedman discussed with Mr. Singh MIM's 1998 budget and forecasted earnings for the year ended December 31, 1998. Mr. Singh was forwarded a copy of the MIM 1998 forecast of net revenues, gross profit, operating income, earnings before interest and taxes, net income and fully diluted earnings per share during the first week of October 1997. Mr. Singh utilized such information in McDonald's presentation to Continental's senior management (who forwarded such information to the Continental Board). During that same time, MIM management was reviewing certain business and financial information relating to Continental, including projections of revenues, gross profits, earnings before interest and taxes and net income for the years ended 1998, 1999 and 2000. On October 23, 1997, Mr. Friedman and Mr. E. Paul Larrat, an officer of Pro-Mark, together with MIM's financial advisors, met with representatives of Continental and toured its facilities (including an overview of each department). They also reviewed Continental's mail order operations and were introduced to Continental's management team. Mr. Benson provided MIM with information regarding Continental's organizational and ownership structures.

     Being satisfied with the results of its financial and accounting due diligence through that date, MIM performed further accounting and financial due diligence. Upon satisfaction with its due diligence investigation, shortly thereafter, MIM prepared and delivered to Continental a nonbinding letter of intent whereby MIM and Continental would enter into the proposed transaction. Continental received proposals from several other companies as well. McDonald communicated with each interested party to try to improve their proposals. Several of such proposals provided for the purchase of assets from Continental rather than the purchase of Continental Shares. Any such transaction would have required that Continental retain responsibility for any liabilities (other than long-term debt to be assumed by the acquirer) and contingencies related to the Continental business, whether known to Continental or not. These proposals also contemplated payment of the purchase price in cash. Therefore, the purchase would have resulted in a taxable event at the Continental level. Moreover, unlike a stock purchase, any synergies resulting from the combination of the businesses would not have affected the value of the consideration on an after-tax basis realized by Continental's shareholders upon the consummation of the transaction. Accordingly, the Continental Board determined that a stock purchase would be more advantageous for its shareholders than an asset purchase. In addition, all of such asset purchase proposals provided for purchase prices of $20 million or less, including any long-term debt assumed by the acquirer, which was less than the purchase price inherent in the stock purchase proposal discussed below and the MIM proposal. Continental received one proposal from a public company other than MIM for an exchange of shares of the acquirer's common stock for all of the outstanding Continental Shares. This offer provided that Continental shareholders would receive a floating number of shares equal to a fixed dollar value of approximately $17 million (rather than a fixed number of shares as contemplated by the MIM proposal described below), and the value of the shares offered was to be reduced by the amount by which Continental's long-term liabilities exceeded $4.6 million as of the closing. Therefore, the receipt of MIM Common Stock together with the assumption of a maximum level of long-term debt resulted in an implied value to Continental of approximately $21.6 million, which was less than the value of the MIM offer as described below.

     At a December 5, 1997 meeting, Messrs. Klein, Corvese and Friedman met with Mr. Thomas H. Roulston, II, Continental's Chairman, along with representatives from McDonald to discuss the pricing of the proposed transaction. During the negotiations, Mr. Friedman noted that MIM was interested in having the Merger treated as a pooling of interests for accounting and financial reporting purposes, and therefore, insisted on the merger consideration being paid with shares of MIM Common Stock. Subsequently, following the execution of the Merger Agreement, it was determined that the parties would be unable to treat the Merger as a pooling of interests, and therefore, the Merger Agreement was amended to treat the Merger as a purchase for accounting and financial reporting purposes. At the December 5, 1997 meeting, Mr. Roulston suggested that the parties agree to a fixed number of shares to be issued by MIM in the proposed merger as opposed to a floating number of shares for a fixed dollar amount. MIM agreed that a fixed number of shares would be acceptable. Mr. Roulston, on behalf of Continental, proposed that Continental shareholders receive 4.0 million shares of MIM Common Stock. Mr. Friedman, on behalf of MIM, rejected Mr. Roulston's proposal. At the conclusion of that meeting, no agreement was reached as to the exact number of shares issuable upon consummation of the transaction. After the December 5, 1997 meeting, the parties continued to negotiate the purchase price, using their respective financial advisors as intermediaries for communication purposes. MIM instructed WDR (as defined below) to make a counter-offer to Mr. Roulston of 3.6 million shares, which was rejected by
Continental. Shortly thereafter, through an arm's-length negotiation, the parties agreed to a Merger Consideration of 3.8 million shares of MIM Common Stock in exchange for all of the outstanding Continental Shares (11,600 shares), which both parties believed to be a fair price. In addition, MIM agreed to assume all of Continental's outstanding options. All such options were subsequently exercised for a total of 343.125 Continental Shares, which will be exchanged in the Merger for 112,404 shares of MIM Common Stock.

     The parties entered into a nonbinding letter of intent on December 12, 1997. On December 15, 1997, the Continental Board considered the letter of intent. In considering whether to accept the proposal of 3.8 million shares of MIM Common Stock, the Continental Board took into consideration the various proposals that it received from other potential acquirors and the information which McDonald supplied regarding the relative merger consideration paid in comparable transactions. The purchase price reflected by the MIM offer at the then-current market price of MIM Common Stock, when considered with the effective assumption of Continental indebtedness in the Merger, exceeded the purchase price of any other offers received. Based on the weighted average of the price of MIM Common Stock for periods ranging from five days to one year prior to the December 15, 1997 meeting of the Continental Board, the value of the MIM Common Stock offered exceeded the value of both the other stock offer and all of the cash offers. The Continental Board concluded that MIM's proposal was superior to the other proposals from a financial point of view and was generally consistent with the terms of comparable transactions, and therefore ratified the letter of intent. At this time, Continental broke off all discussions with other interested parties. MIM and Continental proceeded to negotiate the terms and conditions of a definitive merger agreement and commenced legal due diligence at the offices of Continental's legal counsel. Upon completion of legal due diligence and the negotiations with respect to the merger agreement, a definitive merger agreement was completed by the parties.

     At MIM Board meetings held on October 22, 1997 and January 7, 1998, in addition to the other business conducted at the meetings, MIM management informed the MIM Board of its progress in its negotiations with Continental, as well as other potential transactions. At the October 22, 1997 meeting of the MIM Board, Mr.

Friedman, in his regular update to the MIM Board regarding merger and acquisition activity, informed the MIM Board that Continental had been identified as a possible acquisition candidate based on his review of certain business and financial information previously delivered to him, and that he would be visiting Continental the following day with Mr. Larrat and MIM's financial advisors. There being no further discussion by other MIM Board members, Mr. Friedman committed to update the MIM Board at subsequent meetings, or sooner if necessary, regarding the results of his meeting with Continental. At MIM's telephonic Board meeting held on January 7, 1998, Mr. Friedman again updated the MIM Board as to the status of management's negotiations with Continental. A discussion ensued regarding disclosure of the existence of MIM's then-existing dispute with Sierra Health Services, Inc. and certain of its subsidiaries and the financial impact of the losses which could potentially arise under MIM's agreement with Sierra. The MIM Board strongly believed that disclosure of the matter was appropriate, but that MIM would be unable to adequately address the matter given the preliminary stage of the dispute. These discussions led MIM to permit Continental to condition its obligations to consummate the Merger on Continental's satisfaction with MIM's resolution of the Sierra dispute. As discussed below, this condition has been waived and is no longer an open contractual matter.

     On January 19, 1998, the Continental Board met to consider the proposed definitive Merger Agreement. At that meeting, McDonald delivered its opinion that the proposed Merger Consideration was fair from a financial point of view to the holders of Continental Shares. Based on the reasons stated below, the Continental Board approved the Merger Agreement and the Merger. On January 23, 1998, the MIM Board met to consider the proposed transaction. Based on the reasons stated below, the MIM Board approved the Merger Agreement and the Merger. On January 27, 1998, the parties entered into the definitive Merger Agreement.

     MIM and Continental received advice from their respective financial advisors in negotiating and agreeing to the Merger Consideration. WDR, employing various standard financial valuation methodologies, provided information and analyses to MIM with respect to several exchange ratios proposed by MIM. Once MIM and Continental agreed to the exchange ratio, WDR opined as to the fairness of the Merger Consideration to MIM, from a financial point of view. WDR rendered its opinion at the MIM Board meeting on January 23, 1998. WDR was paid a fee of $250,000 for rendering its fairness opinion. WDR was entitled to such fee under the terms of its engagement letter with MIM regardless of whether or not WDR found the Merger to be fair to MIM. WDR will be entitled to an additional fee of $250,000 for its services upon the closing of the Merger. While McDonald was not asked by the Continental Board to, and did not, make any recommendation to the Continental Board about the form of merger consideration or an appropriate or minimum selling price, McDonald did supply information regarding the relative merger consideration paid in comparable transactions. McDonald will be entitled to receive compensation in connection with the Merger only if the Merger is consummated. See "Role of Financial Advisors--Opinion of Continental Financial Advisor."


     WDR's   presentation  to  the  MIM  Board  on  January  23,  1998  included projections for Continental of total sales, gross profit, earnings before interest and taxes, and net income for the years ended December 31, 1998, 1999 and 2000. These projections were prepared by Continental management. MIM management adjusted interest expense (a decrease of less than $100,000 for 1998) based upon the then-present assumption that MIM would refinance or pay down Continental's outstanding long-term debt. Such adjustment did not materially change the projections as initially prepared by Continental management. MIM does not presently intend to refinance or pay down such debt. Projected total sales were $64.7 million, $85.3 million and $107.8 million for 1998, 1999 and 2000, respectively. Projected gross profit was $10.3 million, $12.8 million and $15.7 million for 1998, 1999 and 2000, respectively. Projected earnings before interest and taxes were $2.7 million, $3.9 million and $5.8 million for 1998, 1999 and 2000, respectively. Projected net income was $1.3 million, $1.9 million and $3.0 million for 1998, 1999 and 2000, respectively. These projections are forward-looking statements and are subject to a variety of risks, assumptions and uncertainties, including those noted in "Risk Factors" beginning on page 11. The projections in and of themselves were not given independent significance and were not materially relied upon by the MIM Board. The MIM Board considered the projections only to the extent that they were part of the general mix of information presented in the materials prepared by WDR. These financial projections were provided to WDR for purposes of its analysis and were not prepared with a view toward public disclosure. Therefore, the projections are necessarily incomplete in that they do not include all of the underlying assumptions and qualifications on which they were based or any limitations on their predictive value which may have been communicated to WDR or may otherwise have been understood by WDR as a result of WDR's familiarity with Continental and the industry. No assumptions, qualifications, limitations or information regarding the adjustment to interest expense were included in WDR's presentation materials or were otherwise communicated to the MIM Board. No assurance can be given as to future performance and actual results may vary materially from the projections.

MIM's Reasons for the Merger; Recommendation of the MIM Board

     At a meeting of the MIM Board held on January 23, 1998, after careful consideration, the MIM Board, subject to reaching agreement with Continental on the then-remaining open contractual matters (which were all resolved prior to the execution of the Merger Agreement), (i) voted that the Merger Agreement and the proposed Merger were fair to and in the best interests of MIM and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and (iii) recommended that the stockholders of MIM approve the issuance of shares of MIM Common Stock in connection with the Merger. The following briefly describes the material reasons, factors and information taken into account by the MIM Board in reaching its conclusion.

     MIM's Reasons for the Merger.

     o A Suitable Acquisition Providing Opportunity for Growth. MIM believes that to meet its long-term objective of becoming a significant participant in the pharmacy benefits business it should explore opportunities for growth through strategic acquisitions. The Merger will enhance MIM's national presence as a pharmaceutical benefits provider.

     o    Consolidation  and  Cost-Cutting.  MIM's management  believes that the
          Merger  will  produce   significant   consolidation  and  cost-cutting
          opportunities through the elimination of redundant expenses.

     o Marketing Focus Consistent With, and Complementary to MIM's. MIM's management believes that the focus of its sales and marketing efforts required shifting away from large sized HMO's and

          MCO's to small and medium sized HMO's and MCO's and self-insured employer groups. Continental's sales and marketing focus is in the self-insured employer group market. Therefore, MIM's management believes that through Continental's marketing channels, MIM would have more efficient and effective access to such commercial market.

     o Drug Distribution. Continental possesses a pharmaceutical wholesalers license in the State of Ohio, which MIM believes it will be able to use as a starting point for the creation of a nationwide drug distribution business.

     o Entry into Mail-Order Business. The Merger provides MIM with an immediate presence in the mail-order pharmaceutical business, a market which MIM believes is currently profitable and which will provide MIM with opportunities for growth.

     o Expand MIM's Pharmacy Network. The Merger provides MIM with access to Continental's pharmacy network, which is more comprehensive than MIM's current network.

     o Compatibility of the Companies. MIM management believes that the two companies are highly compatible, and provide similar services. MIM management believes that such compatibility should facilitate a relatively smooth integration of the companies.

     Factors Considered by the MIM Board. The MIM Board made its determination after careful consideration of, and based on, a number of factors, including those described below, which are the material factors considered by the MIM
Board:

          (i) all of the reasons described above under "--MIM's Reasons for the Merger";

          (ii) the opinion of SBC Warburg Dillon Read Inc., the predecessor of Warburg Dillon Read LLC ("WDR"), to the MIM Board that the Merger Consideration is fair to MIM from a financial point of view (which opinion was delivered on January 23, 1998, a copy of which, setting forth the assumptions, limitations and qualifications of such opinion, is attached as Annex B hereto). See "Role of Financial Advisors--Opinion of MIM Financial Advisor";

          (iii) information concerning the business, assets, capital structure, financial performance and condition and prospects of MIM and Continental;

          (iv) the strategic fit between MIM and Continental, the opportunity for significant cost savings and synergies resulting from, among other things, the elimination of duplicative positions and related benefits and duplicative services, such as claims adjudication services, as well as the possibility that MIM on its own might not be able to achieve the level of cost savings, operating efficiencies and synergies that may be available as a result of the Merger. The MIM Board based this determination on, among other things, a due diligence and financial review memorandum regarding Continental which was prepared by MIM's finance department for the benefit of MIM management and distributed to MIM Board members prior to the January 23, 1998 meeting. This analysis covered, among other areas, a section entitled "potential cost savings" which estimated cost savings and synergies associated with a potential merger with Continental at approximately $0.8 million to $1.3 million. No assurance can be given that this level, or any other level, of cost savings will be realized as a result of the Merger;

          (v) the challenges of combining the business of two companies previously operated separately and the risk of not achieving the expected cost savings or synergies and of diverting management focus and resources from other strategic opportunities and from operational matters for a period of time;

          (vi) the terms and structure of the transaction and the terms and conditions of the Merger Agreement, including the Merger Consideration and the intended accounting, financial reporting and tax treatment for the Merger;

          (vii) other risks relating to the Merger described under "Risk Factors," including the risk that integrating Continental into MIM's organization could adversely effect Continental's or MIM's financial performance;

          (viii) the risk that the Merger might not be consummated and the fact that the exchange ratio was fixed and the value of the Merger Consideration to be paid by MIM would be affected as a result of fluctuations in the market price for the MIM Common Stock; and

          (ix) the likelihood of obtaining required regulatory approvals, the possibility that regulatory authorities may impose conditions to the grant of such approvals and the extent of the commitment of the parties to take actions to obtain required regulatory approvals.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the MIM Board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The MIM Board relied on the experience and expertise of WDR, its financial advisor, for quantitative analysis of the financial terms of the Merger. See "Role of Financial Advisors--Opinion of MIM Financial Advisor." In addition, the MIM Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to the MIM Board's ultimate determination, but rather conducted an overall analysis of the factors described above, including discussions with and questioning of MIM's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the MIM Board may have given different weight to different factors. The MIM Board considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination. However, discussions among the MIM Board members evidenced that factor (iii) was considered as part of the general mix of available information without being clearly favorable or unfavorable, factors (v), (vii), (viii) and (ix) were considered uncertainties relating to the transaction and were considered potentially unfavorable, and the other reasons and factors described above were generally considered favorable.

     Recommendation of the MIM Board. The MIM Board has determined that the Merger Agreement is fair to, and in the best interests of, MIM and has unanimously approved the Merger Agreement and recommends that MIM stockholders vote "FOR" the issuance of shares of MIM Common Stock in the Merger.

Continental's Reasons for the Merger

     Reasons for the Merger. The Continental Board believes that the Merger will provide a significant strategic opportunity to expand its mail service pharmacy and better utilize its retail network businesses with respect to both corporate and individual customers. In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Continental Board consulted with Continental management, as well as financial and legal advisors, and considered the following factors:

          (i) The combined pharmacy benefit management company resulting from the Merger is expected to benefit from several operational efficiencies including, but not limited to (a) greater purchasing power with distributors and manufacturers, (b) elimination of duplicate administrative and accounting functions, and (c) the integration of information systems and related personnel;

          (ii) The combined business will possess greater managerial, operational and financial resources than Continental. As a result of its increased financial resources, Continental management believes the combined business should have improved access to capital on more favorable terms than were previously available to Continental;

          (iii) The combined business will permit each party to decrease expenses. Some examples are as follows: (a) The combined business will have an expanded retail network that will reduce costs. Currently, each company has contracts with approximately 40,000 pharmacies which are redundant in most cases; (b) Continental will be able to utilize MIM's proprietary system for adjudicating retail pharmacy claims and for transmitting or "switching" retail pharmacy transaction data for drug utilization review and claims billing. Continental currently uses a subcontractor to adjudicate approximately 55,000 claims per month at a cost in excess of the estimated cost associated with utilizing MIM's claims adjudication system;
     (c) MIM will benefit from Continental's investments in pharmacy information systems and pharmacy plant improvements, particularly for mail service delivery of prescriptions;

          (iv) The combined business will have an expanded network of retail pharmacies which participates in pharmacy card plan services that should increase revenues;

          (v) MIM employs a national sales force which is equipped and motivated to sell the various services of the combined business;

          (vi) MIM has invested in clinical programs, such as disease state management protocols and patient outcome monitoring, which are designed to help physicians deliver the most appropriate medical treatment to their patients and optimize costs within the modern managed care provider industry, which should complement current products and services marketed by Continental;

          (vii) The transaction will be accomplished on a tax-free basis for federal income tax purposes (except for tax payable on cash received by Continental Shareholders pursuant to the exercise and perfection of dissenters' rights or the sale of fractional shares);

          (viii) The opinion of McDonald dated as of January 19, 1998 to the effect that, as of such date, the Merger Consideration was fair from a financial point of view to Continental shareholders (see "Role of Financial Advisors--Opinion of Continental Financial Advisor");

          (ix) Continental shareholders will receive in the Merger shares of MIM Common Stock which are listed on Nasdaq and are more actively traded than the privately-held Continental Shares;

          (x) The potential disruption of Continental's business that might result from the announcement of the Merger;

          (xi) The possibility that the Merger might not be consummated; and

          (xii) The fact that the exchange ratio was fixed and the value of the Merger Consideration received by the Continental shareholders would be affected as a result of fluctuations in the market price for MIM Common Stock.

     In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that Continental shareholders approve the Merger, the Continental Board also considered the proposed structure of the Merger and provisions relating to corporate governance and ownership following the Merger and determined that the provisions in the Merger Agreement were sufficient to ensure that the interests of Continental's shareholders following the Merger would be protected. In the view of the Continental Board, factors (i) through
(ix) above were  considered  favorable  and (x)  through  (xii) were  considered unfavorable, but these unfavorable factors were not sufficient, either individually or in the aggregate, to outweigh the advantages of the Merger.

     The foregoing discussion of the information and factors considered by the Continental Board is not intended to be exhaustive but is believed to include all material factors considered by the Continental Board. In view of the wide variety of factors, both positive and negative, considered by the Continental Board, the Continental Board did not find it practical to, and did not, quantify or otherwise seek to assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above as of the date of this Proxy Statement/Prospectus, the Continental Board continues to believe that the Merger is in the best interests of Continental and its shareholders and continues to recommend approval and adoption of the Merger Agreement and approval of the Merger.

     Recommendation  of  the  Continental   Board.  The  Continental  Board  has
determined that the Merger is fair to, and in the best interests of, the shareholders of Continental, has unanimously approved the Merger Agreement and the Merger and unanimously recommends that the Continental shareholders vote to adopt the Merger Agreement.

Interests of Certain Persons in the Merger

     General. In considering the recommendation of the Continental Board with respect to the Merger, Continental shareholders should be aware that certain directors and executive officers of Continental will receive benefits described below that differ from or are in addition to the benefits received by all other shareholders.

     Transaction Fees. Mr. George Benson, President, Chief Executive Officer and a director of Continental, will be entitled to receive a payment based upon the total "purchase price for the Continental shares," including the assumption of debt. This payment can only be calculated when the price of a share of MIM Common Stock is known at the Effective Time. Mr. Benson's fee is to be calculated as follows: 1% of the purchase price up to $10,000,000; 2% of the next $5,000,000; 3% of the next $5,000,000; 4% of the next $5,000,000; and 5% of the next $5,000,000. Assuming a price of $5.00 per share of MIM Common Stock on the day before the Effective Time, Mr. Benson will receive approximately $478,562 at the Effective Time. Mr. Benson is not entitled to any additional benefits, bonuses or severance pay if his employment with Continental or MIM is terminated. John Lazarczyk, Chief Financial Officer of Continental, will be entitled to receive $50,000 at the Effective Time. See Note 5 to Unaudited Pro Forma Combined Condensed Financial Statements for a discussion of the accounting treatment for these and other transaction related costs.

     The Continental Board did not form a special committee of directors to consider the Merger. Each member of the Continental Board, other than Mr. Benson, made his evaluation of the Merger based upon the factors discussed above, independent of the recommendations of Mr. Benson, and with the knowledge of the transaction fee Mr. Benson would be entitled to receive as a result of the Merger. The Continental Board unanimously approved the Merger, including all board members who would not receive any consideration in connection with the Merger different from that received by any other Continental shareholder.

Anticipated Accounting Treatment

     The Merger is expected to be accounted for as a "purchase" for accounting and financial reporting purposes.

Regulatory Approvals

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. MIM and Continental have filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division. The required waiting period under the HSR Act with respect to the Merger was completed on April 3, 1998. Neither party is aware of any other regulatory approvals which are required with regard to the Merger, other than effectiveness of the Registration Statement under the Securities Act which this Proxy Statement/Prospectus is a part and the acceptance for listing on the Nasdaq Stock Market's National Market Tier ("Nasdaq") of the shares of MIM Common Stock to be issued in the Merger.

Material Tax Consequences of the Merger

     The following discussion of the material federal income tax consequences of the Merger is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, judicial authority and administrative rulings and practice. This discussion, however, does not address all aspects of federal income taxation that may be relevant to a particular Continental shareholder in light of his personal investment circumstances and to certain types of shareholders subject to special treatment under the federal income tax laws (including insurance companies, tax exempt organizations, financial institutions or broker-dealers, persons who acquired their Continental Shares pursuant to the exercise of employee stock options or otherwise as compensation, or persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts) and does not discuss any aspects of state, local or foreign taxation. Further, this discussion assumes that all Continental shareholders will hold their shares of Continental capital stock as capital assets as of the date of the Merger.

     There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view to those expressed herein. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Continental shareholders.

     Each Continental shareholder is urged to consult his or her own tax adviser as to the particular tax consequences to him or her of the Merger, including the applicability and effect of any state, local and foreign tax laws, and of changes in the applicable tax laws.

     Qualification of the Merger as a Tax-free Reorganization. In the opinion of Rogers & Wells LLP, counsel for MIM, the Merger will be a tax-free reorganization within the meaning of Section 368(a)(1) of the Code by reason of the application of Section 368(a)(2)(E) of the Code with respect to, and to the extent of, the exchange of Continental Shares for shares of MIM Common Stock.

     An opinion of counsel is based on certain customary assumptions and representations regarding, among other things, the lack of previous dealings between MIM and Continental, the existing and future ownership of MIM and Continental stock and the future business plans of MIM. Continental shareholders should be aware that an opinion of counsel is not binding on the IRS or any court. No ruling from the IRS concerning the tax consequences of the Merger has been, or will be, requested by MIM or Continental.

     Federal Income Tax Consequences to Continental Shareholders. The historic shareholders of Continental will not recognize gain or loss upon the receipt of MIM stock in exchange for their Continental Shares, but each Continental shareholder will be required to recognize a taxable gain (but not a taxable loss) for federal income tax purposes with respect to such reorganization in an amount equal to the lesser of (i) the amount of cash and fair market value of any property other than MIM stock received by such Continental shareholder in connection with the Merger, or (ii) the amount of the excess, if any, of the sum of the fair market value of MIM stock and the cash, if any, received over the adjusted tax basis of the Continental Shares exchanged by such shareholder.

     If a Continental shareholder receives cash in lieu of a fractional share of MIM Common Stock, the shareholder will recognize taxable gain or loss as if the fractional share had been received and then redeemed for cash. MIM stock received by each Continental shareholder will have a tax basis equal to the Continental Shares exchanged therefor decreased by the amount of cash received and increased by the amount of gain recognized (including gain characterized as dividend income) by such shareholder.

     A Continental shareholder who exercises the right to dissent in connection with the Merger and receives only cash in exchange for such shareholder's Continental Shares will be treated as having received such cash as a distribution in redemption of such shareholder's Continental Shares and will recognize gain or loss equal to the difference between the amount of cash received and the adjusted basis of such shareholder's Continental Shares, unless such payment, under each such Continental shareholder's particular facts and circumstances (such as constructive stock ownership), is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

     If the Merger were not to constitute a reorganization under Sections 368(a)(1) of the Code, each Continental shareholder would recognize a taxable gain or loss equal to the difference between (i) the fair market value of MIM stock and cash received pursuant to the Merger and (ii) his basis in his Continental Shares surrendered in the Merger. The basis in MIM stock received in such a case would be equal to the fair market value of such stock on the date of the Merger.

     Capital gains or capital losses, as the case may be, recognized by a Continental shareholder as a result of the Merger will be long-term capital gains or losses if the Continental shareholder has held the Continental Shares deemed sold or exchanged, in whole or in part, in connection with the Merger for more than one year as of the date of the Merger.

     Federal Income Tax Consequences to the Corporate Parties to the Merger Agreement. No material gain or loss for federal income tax purposes will be recognized by MIM, Merger Sub or Continental in the transactions constituting the Merger.

Resale of MIM Common Stock; Affiliates

     The shares of MIM Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of MIM or Continental for purposes of Rule 145 under the Securities Act

(generally individuals or entities that control, are controlled by or are under common control with MIM or Continental). Affiliates may not sell their shares of MIM Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover any resales of MIM Common Stock received by affiliates of Continental or MIM.

Listing of the MIM Common Stock

     MIM Common Stock is listed on Nasdaq under the symbol "MIMS."

Dissenters' Rights

     MIM stockholders are not entitled to appraisal rights in connection with the Merger.

     Continental shareholders who have complied with all requirements for perfecting shareholders' dissenters' rights, as set forth in Section 1701.85 of the General Corporation Law of Ohio (the "Ohio Law"), shall be entitled to dissent from the Merger and receive payment of the fair value of their shares (the "Dissenting Shares"). The "fair value" of a Continental Share may be more or less than the value of the Merger Consideration. MIM is not required to close the Merger if Dissenting Shares represent more than 5% of the Continental Shares outstanding (i.e. if there are more than 580 Dissenting Shares).


                       MARKET PRICE INFORMATION, DIVIDENDS
                         AND RELATED STOCKHOLDER MATTERS

MIM

     The shares of MIM Common Stock are listed on the Nasdaq under the symbol "MIMS." The following table sets forth, for the periods indicated, the high and low sale prices of MIM Common Stock as reported on the Nasdaq. Such prices are interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions. MIM, whose shares were initially sold in an underwritten public offering on August 15, 1996, has not paid dividends to date and does not anticipate doing so in the foreseeable future.

                                                           MIM Common Stock
                                                       -----------------------
                                                         High            Low
                                                       --------        -------
1996(1) ............................................   $15.5000        $4.0000
1997
  First Quarter ....................................    10.3750         4.7500
  Second Quarter ...................................    16.7500         5.7500
  Third Quarter ....................................    17.3750         9.0620
  Fourth Quarter ...................................     9.8750         3.6250
1998
  First Quarter ....................................     6.2500         3.7500
  Second Quarter ...................................     6.4375         4.0000
  Third Quarter (through July 31, 1998).............     6.4375         4.7500

----------
(1) MIM's Common Stock began trading on the Nasdaq on August 15, 1996. Therefore, these figures represent third and fourth quarter prices.

     On January 27, 1998, the last full trading day prior to the public announcement of the Merger, MIM Common Stock closed at $4 1/8 per share. On July 31, 1998, MIM Common Stock closed at $4 3/4 per share. As of June 22, 1998 there were 65 stockholders of record in addition to approximately 2,000 stockholders whose shares were held in nominee name.

Continental

     Continental is a privately-held company and its securities are not listed for quotation on Nasdaq or on any stock exchange and there is no public trading market for the Continental Shares.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the proposed Merger of MIM and Continental using the purchase method of accounting. The unaudited pro forma combined condensed financial statements are based on the respective historical consolidated financial statements and the notes thereto of MIM and Continental, which are included in this Proxy Statement/Prospectus. The unaudited pro forma combined condensed balance sheet assumes that the Merger took place on March 31, 1998. The unaudited pro forma combined condensed statements of operations assume that the Merger took place as of January 1, 1997.

     The unaudited pro forma combined condensed financial statements are based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes. The amount of the purchase price in excess of Continental's net assets acquired has been allocated to goodwill and other intangible assets based on management estimates and the allocation will be finalized based on an appraisal. Although MIM does not expect that the final allocation will be materially different from these estimates, there can be no assurance that such differences, if any, will not be material. The unaudited pro forma combined condensed financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have resulted had the entities been a single entity during these periods.

     MIM estimates that it will incur direct transaction costs of approximately $0.8 million associated with the Merger and Continental estimates that it will incur related costs of approximately $0.7 million which will be expensed prior to the Merger. These amounts are preliminary estimates only and are therefore subject to change. In addition, MIM may incur cash and non-cash restructuring charges to operations in the fiscal quarter in which the Merger is consummated. However, the amounts of such charges cannot be reasonably estimated at this time. There can be no assurance that MIM will not incur additional charges in subsequent periods to reflect costs associated with the Merger.

     These unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of MIM and Continental included elsewhere in this Proxy Statement/Prospectus.

         Unaudited Pro Forma Combined Condensed Statement of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                            Three months ended March 31, 1998
                                 -------------------------------------------------------
                                     MIM       Continental     Pro Forma          MIM
                                 (Historical) (Historical)    Adjustments      Pro Forma
                                 ------------ ------------    -----------      ---------
Revenues .......................   $  97,963   $  15,047       $               $ 113,010
Cost of Revenue ................      92,384      12,005                         104,389
                                   ---------   ---------                       ---------
Gross Profit ...................       5,579       3,042                           8,621
Selling, Gen. & Admin ..........       4,450       2,400             285(1)        7,056
                                   ---------   ---------                       ---------
                                                                     (52)(1)
                                                                     (27)(1)
Operating Profit ...............       1,129         642            (206)          1,565
Interest Income (Expense) ......         507         (81)                            426
Minority Interest ..............          --          --                              --
                                   ---------   ---------       ---------       ---------
Profit before Taxes ............       1,636         561            (206)          1,991
Taxes ..........................                     282            (282)(2)
                                   ---------   ---------       ---------       ---------
Net Income .....................       1,636         279              76           1,991
                                   =========   =========       =========       =========
Basic Income per Share(7) ......        0.12       24.05                            0.12
Diluted Income per Share(7) ....        0.11       24.05                            0.10
Weighted Average Common
  Shares Used in Computing
  Basic Income per Share(7) ....      13,369          12           3,900          17,281
Weighted Average Common
  Shares Used in Computing
  Diluted Income per Share(3)(7)      15,132          12           3,900          19,044

                                                 Year ended December 31, 1997
                                 -------------------------------------------------------
                                     MIM       Continental     Pro Forma          MIM
                                 (Historical) (Historical)    Adjustments      Pro Forma
                                 ------------ ------------    -----------      ---------
Revenues .......................   $ 242,291   $  47,280       $               $ 289,571
Cost of Revenue ................     239,002      36,320                         275,322
                                   ---------   ---------                       ---------
Gross Profit ...................       3,289      10,960                          14,249
Selling, Gen. & Admin ..........      19,098       9,503           1,139(1)       29,450
                                   ---------   ---------                       ---------
                                                                    (208)(1)
                                                                     (82)(1)
Operating Profit ...............     (15,809)      1,457            (849)        (15,201)
Interest Income (Expense) ......       2,295        (291)                          2,004
Minority Interest ..............         (17)         --                             (17)
                                   ---------   ---------       ---------       ---------
Profit (Loss) before Taxes .....     (13,497)      1,166            (849)        (13,180)
Taxes ..........................          --         632            (632)(2)          --
                                   ---------   ---------       ---------       ---------
Net Income (Loss) ..............     (13,497)        534            (217)        (13,180)
                                   =========   =========       =========       =========
Basic and Diluted Income
  (Loss) per Share(7) ..........       (1.07)      46.03                           (0.80)
Weighted Average Common Shares
  Used in Computing Basic and
  Diluted Income (Loss)
    per Share(4)(7) ............      12,620          12           3,900          16,532


                  See Accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

              Unaudited Pro Forma Combined Condensed Balance Sheet
                                 (in thousands)
                                   (unaudited)

                                                                        March 31, 1998
                                                  --------------------------------------------------------------
                                                      MIM          Continental    Pro Forma              MIM
                                                  (Historical)    (Historical)   Adjustments           Pro Forma
                                                  ------------    ------------   -----------           ---------
Assets
  Cash & cash equivalents ........................   $  5,816       $    308       $ (1,500)(5)         $  4,624
  Investment securities ..........................     15,243             --                              15,243
  Receivables ....................................     34,742          9,632                              44,374
  Inventory ......................................         --            612                                 612
  Prepaid expense ................................        832            155                                 987
  Deferred income taxes ..........................         --            235                                 235
                                                     --------       --------       --------             --------
  Total current assets ...........................     56,633         10,942         (1,500)              66,075
  Investment securities ..........................      1,100             --                               1,100
  Investments ....................................      2,300             --                               2,300
  Property & equipment, net ......................      3,626            626                               4,252
  Goodwill and other intangible assets, net ......                     5,389         18,622(6)            19,422
                                                                                        800(5)
                                                                                     (5,389)(6)
  Other assets ...................................        187             50                                 237
                                                     --------       --------       --------             --------
  Total assets ...................................   $ 63,846       $ 17,007       $ 12,533             $ 93,386
                                                     ========       ========       ========             ========

Liabilities & Stockholders' Equity
  Current portion of capital lease obligations ...   $    226       $     21                            $    247
  Current portion of long-term debt ..............                       328                                 328
  Accounts payable ...............................        367          4,431                               4,798
  Claims payable .................................     29,462          1,095                              30,557
  Payables to plan sponsors and others ...........     11,949             --                              11,949
  Accrued expenses ...............................      1,589          1,199            700(5)             2,788
                                                                                       (700)(5)
  Income taxes payable ...........................         --            415                                 415
                                                     --------       --------                            --------
    Total current liabilities ....................     43,593          7,489                              51,082
  Other non-current liabilities ..................                       198                                 198
  Capital lease obligations, less current portion         699             19                                 718
  Minority interest ..............................      1,112             --                               1,112
  Long-term debt, less current portion ...........         --          3,837                               3,837

Stockholders' Equity:
  Common stock ...................................          1             12            (11)(6)(7)             2
  Additional paid-in capital .....................     73,593          4,309         (4,310)(6)(7)        91,589
                                                                                     17,997(6)(7)
  Retained earnings (deficit) ....................    (53,425)         1,143         (1,143)(5)(6)(7)    (53,425)
  Stockholder notes receivable ...................     (1,727)            --                              (1,727)
                                                     --------       --------       --------             --------
    Total stockholders' equity ...................     18,442          5,464         12,533               36,439
                                                     --------       --------       --------             --------
    Total liabilities & stockholders' equity .....   $ 63,846       $ 17,007       $ 12,533             $ 93,386
                                                     ========       ========       ========             ========

                  See Accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA

                     COMBINED CONDENSED FINANCIAL STATEMENTS

(1) To record amortization of goodwill (over 25 years) and other intangibles (over an estimated 7.5 years) and elimination of prior amortization of goodwill and other intangibles.

(2) Elimination of income taxes as a result of consolidated losses or utilization of operating loss carryforwards.

(3) The unaudited pro forma diluted income per common share is based upon the weighted average number of common shares and common share equivalents of MIM and Continental outstanding for each period, at an exchange ratio of
     327.59 shares of MIM Common Stock for each Continental Share.

(4) The unaudited pro forma basic and diluted loss per common share is based upon the weighted average number of common shares of MIM and Continental outstanding for each period, at an exchange ratio of 327.59 shares of MIM Common Stock for each Continental Share. Diluted loss per share is the same as basic loss per share which excludes common share equivalents since they would be antidilutive.

(5) To record estimated direct transaction costs of approximately $0.8 million associated with the Merger, consisting primarily of fees for investment banking, legal, accounting and other related costs to be paid by MIM. Contential will incur approximately $0.7 million of costs related to the Merger, including the transaction fees payable to Messrs. Benson and Lazarczyk. See "Proposal 1 -- The Merger -- Interests of Certain Persons in the Merger." As these costs are non-recurring, they are not reflected in the pro forma combined statement of operations.

(6) To record the issuance of 3,912,448 shares of MIM Common Stock in exchange for the 11,943.125 Continental Shares (see Note 7) in connection with the Merger. The MIM stock has been valued at $4.60 per share (the average price per share of the MIM Common Stock several days before and after the date of the Merger Agreement). The amount of the purchase price (including transaction costs) in excess of Continental net assets acquired has been allocated to goodwill ($15,538) and to other intangibles ($3,884) based on management estimates and the allocation will be finalized based on an appraisal. Other intangible assets primarily consist of customer lists and non-compete agreements.

(7)  In June 1998,  the  holders of  Continental  stock  options  exercised  all
     343.125 outstanding options. These shares have been reflected in the unaudited pro forma combined condensed financial statements as if they were exercised as of the beginning of the period presented. The shares have been included in the determination of the purchase price.

         MIM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview

     A majority of MIM's revenues to date have been derived from operations in the State of Tennessee in conjunction with RxCare. MIM assisted RxCare in defining and marketing pharmacy benefit services to private health plan sponsors on a consulting basis in 1993, but did not commence substantial operations until January 1994 when RxCare began servicing health plan sponsors involved in the newly instituted TennCare state health program. See "Business of MIM -- The TennCare Program." At March 31, 1998, MIM provided pharmacy benefit management services to 46 health plan sponsors with an aggregate of approximately 1.9 million plan members on both a risk (i.e., capitated) and non-risk (i.e., fee-for-service) basis throughout the United States. TennCare represented 1.2 million members.

Results of Operations

Three months ended March 31, 1998 compared to three months ended March 31, 1997

     For the three months ended March 31, 1998, MIM recorded revenue of $98.0 million compared with revenue of $70.8 million for the three months ended March 31, 1997, an increase of $27.2 million. $17.6 million of the increase resulted from servicing 14 new plans covering approximately 490,000 lives throughout the United States as well as increased enrollment in existing commercial plans. Sierra (as defined below), enrolled in October 1997, accounted for $10.0 million of the increased commercial revenue. TennCare sponsors were responsible for an additional $9.6 million increase of revenue. In the last quarter of 1997, MIM entered into new contracts with two TennCare managed care organizations to which MIM previously provided pharmacy benefit management services. These new contracts increased revenues by $17.1 million. In addition, favorable contract renegotiations and increased enrollment in other existing TennCare sponsors increased revenues by $18.4 million. These increases in TennCare revenues were partially offset by a decrease of $25.9 million from the restructuring in April 1997 of a major TennCare contract (as discussed below). The contract was restructured from a risk-based (capitated) arrangement to a non-risk (fee-for-service) arrangement, although MIM continued to provide essentially the same services under the restructured contract. During the three months ended March 31, 1998, approximately 39% of MIM's revenues were generated from risk (capitated) contracts, compared to 68% during the three months ended March 31, 1997.

     Cost of revenue for the three months ended March 31, 1998 increased to $92.4 million from $66.8 million for the three months ended March 31, 1997, an increase of $25.6 million. New commercial contracts together with increased enrollment in existing commercial plans resulted in $18.4 million of such increases in cost of revenue. Such increase includes costs of $10.1 million resulting from the Sierra Agreement. TennCare contracts contributed $7.2 million of increased cost of revenue. Costs relating to TennCare contracts increased by $32.7 million due to the two new TennCare contracts referred to above ($16.5 million) and eligibility increases in existing plans, increased drug prices, and increased utilization of prescription drugs ($16.2 million). These costs were offset by the above-mentioned restructuring of a major TennCare contract, which resulted in a decrease in cost of revenue of $25.5 million. As a percentage of revenue, cost of revenue was 94.3% for the three months ended March 31, 1998 compared to 94.4% for the three months ended March 31, 1997.

     At December 31, 1997, a reserve of $4.1 million was established for the anticipated losses on the Sierra Agreement. These losses resulted from unfavorable factors, including higher pharmacy utilization rates than contained in Sierra's historic claims data, higher than expected inflation in drug costs and the inability to restrict the formularies under certain Sierra plans, resulting in higher than anticipated drug costs. For the three months ended March 31, 1998, $2.6 million of this $4.1 million reserve was utilized. Management believes that the remaining reserve is adequate to cover any further losses under the Sierra Agreement.

     Selling, general and administrative expenses were $4.5 million for the three months ended March 31, 1998 compared to $3.9 million for the three months ended March 31, 1997, an increase of 15%. The additional $.6 million reflects an increase in MIM's revenue along with a continuing commitment to enhance its ability to manage efficiently pharmacy benefits by investing in additional operational and clinical personnel and information systems to support new and existing customers. In addition, MIM experienced an increase in legal fees. As a percentage of revenue, selling, general and administrative expenses decreased to 4.5% for the three months ended March 31, 1998 from 5.5% for the three months ended March 31, 1997.

     For the three months ended March 31, 1998, MIM recorded interest income of $.5 million compared with $.6 million for the three months ended March 31, 1997, a decrease of $.1 million. The decrease resulted from a lower level of invested funds in the first quarter of 1998 compared to the first quarter of 1997. The level of invested funds decreased due to the operating needs of MIM.

     For the three months ended March 31, 1998, MIM recorded net income of $1.6 million, or $.12 per basic share. This compares with net income of $.7 million, or $.06 per basic share, for the three months ended March 31, 1997. This decrease is due largely to the above-described changes in revenue and cost of revenues.

     Accounts receivable increased approximately $11.0 million (from $23.7 million to $34.7 million) from December 31, 1997 to March 31, 1998. The increase resulted primarily from a proportionate increase in pharmacy benefit management business during the period. In addition, the timing of billing and collection for certain TennCare clients previously being processed by an outside vendor changed after MIM began processing these claims in-house. This transition initially caused a delay in billing and collections for these clients.

Year ended December 31, 1997 compared to year ended December 31, 1996

     For the year ended December 31, 1997, MIM recorded revenues of $242.3 million compared with 1996 revenues of $283.2 million, a decrease of $40.9 million, or 14%. In an effort to stem future losses and increase profitability, MIM through RxCare, terminated the capitated BCBS-TN contract effective March 31, 1997. Although this contract previously had been renegotiated and extended, high utilization rates continued to hamper MIM's ability to gain profitability under that contract even though MIM was able to lower the average cost of each prescription. Subsequent to the termination of the original BCBS-TN contract, MIM had negotiated a new contract directly with an affiliate of BCBS-TN to begin providing pharmacy benefit management services on April 1, 1997. Although MIM continued to provide essentially the same services under such restructured contract as it did before the restructuring, the new contract eliminates capitation risk to MIM and provides for MIM to be paid for certain administrative and clinical consulting services on a fee-for-service basis. The restructuring in April 1997 of the BCBS-TN contract decreased revenue for the year ended December 31, 1997 compared to December 31, 1996 by $107.0 million. This decrease in revenues was offset by an increase of $34.8 million in other TennCare revenue resulting from increased enrollment and several favorable contract restructurings. Further revenue increases of $31.3 million resulted from increased enrollment in existing commercial plans as well as the servicing of 11 new commercial plans covering approximately 418,000 new members throughout the United States. In 1997, 53% of MIM's revenue was generated from risk-based contracts, compared with 82% during 1996. MIM believes that this decrease in risk-based arrangements during 1997 will minimize MIM's exposure to potential losses.

     Cost of revenue for 1997 decreased to $239.0 million from $278.1 million for 1996, a decrease of $39.1 million. The above-described restructuring of the BCBS-TN contract resulted in a decrease in cost of revenue of $111.6 million. Costs relating to the remaining TennCare contracts increased by $34.2 million due to eligibility increases, increasing drug prices and increasing utilization of prescription drugs. Increased enrollment in existing commercial plans together with several new commercial contracts resulted in a $38.3 million increase in cost of revenue. Included in cost of revenues for commercial business was a $4.1 million reserve which was established to cover anticipated future costs under the Sierra Agreement described below. As a percentage of revenue, cost of revenue increased to 98.6% in 1997 from 98.2% in 1996.

     For the year ended December 31, 1997, gross profit decreased $1.8 million to $3.3 million, after recording the $4.1 million reserve previously described, from $5.1 million in 1996. Gross profit increases of $5.0 million in TennCare business resulted from favorable contract renegotiations as well as increased eligibility, offset by decreases of $6.8 million in commercial business resulting primarily from the Sierra Agreement. The Sierra Agreement generated $7.3 million in gross losses in the fourth quarter of 1997 (including a $4.1 million reserve for future contract losses).

     Generally, loss contracts arise only on risk-based (capitated) contracts and primarily result from higher than expected pharmacy utilization rates, higher than expected inflation in drug costs and the inability to restrict formularies, resulting in higher than expected drug costs. At such time as management estimates that a contract will sustain losses over its remaining contractual life, a reserve is established for these estimated losses. After analyzing those factors described above, MIM recorded a $4.1 million reserve in December 1997 with respect to the Sierra Agreement. Management believes that the reserve is sufficient to cover any further losses on the Sierra Agreement. Management does not believe that there is an overall trend towards losses on its existing capitated contracts.

     On April 14, 1998, MIM resolved its dispute with certain subsidiaries of Sierra Health Services, Inc., a Nevada corporation ("Sierra"), a party to a pharmacy benefit management services agreement (the "Sierra Agreement") with MIM. The Sierra Agreement was entered into by Pro-Mark and became effective October 1, 1997. This dispute related to the parties' divergent interpretation of certain provisions of the Sierra Agreement, which led to Sierra's dispute of certain amounts which MIM claimed were owed to it. Under the terms of the settlement, both parties dismissed their respective claims pending in the United States District Court, District of Nevada, as well as the American Arbitration Association. The settlement provides that the parties work together to develop and manage a new drug formulary to be used by one of the larger Sierra plans. In addition, the parties modified a number of provisions of the Sierra Agreement, including the addition of a provision permitting any party to terminate the Sierra Agreement at any time and for any reason upon 90 days' prior written notice. On May 8, 1998, MIM notified Sierra of its intention to terminate the Sierra Agreement 90 days after notice thereof in accordance with the terms of the Sierra Agreement. MIM continues to provide pharmacy benefit management services to Sierra under the Sierra Agreement for such 90 day period. The termination of the Sierra Agreement will reduce revenues by approximately $3.5 million per month. The termination will have no impact on 1998 net income as MIM reserved for all expected losses under the Sierra Agreement in 1997.

     Selling, general and administrative expenses increased $7.5 million to $19.1 million in 1997 from $11.6 million in 1996, an increase of 65.0%. The $7.5 million increase was attributable to expenses associated with an expanded national sales force, additional headquarter personnel and operations support needed to service new business and increases in legal and consulting fees. As a percentage of revenue, general and administrative expenses increased to 7.9% in 1997 from 4.1% in 1996.

     For the year ended December 31, 1997, MIM recorded interest income of $2.3 million compared to $1.4 million for the year ended December 31, 1996, an increase of $0.9 million. The increase resulted from funds invested from MIM's initial public offering of the MIM Common Stock (the "Offering") being invested for the entire year in 1997 and only five months in 1996.

     For the year ended December 31, 1997, MIM recorded a net loss of $13.5 million or $1.07 per share. This compares with a net loss of $5.1 million, or $0.54 per share (before recording a $26.6 million nonrecurring, non-cash stock option charge, representing the difference between the exercise price and the deemed fair market value of the MIM Common Stock granted by MIM's principal stockholder to certain executive officers and directors of MIM) for the year ended December 31, 1996. This 164% increase in net loss is the result of the above described changes in revenue, cost of revenue and expenses.

Year ended December 31, 1996 compared to year ended December 31, 1995

     For the year ended December 31, 1996, MIM recorded revenues of $283.2 million compared with 1995 revenues of $213.9 million. The increase of $69.3 million in revenues was due primarily to the addition of the BCBS-TN contract in April 1995 (representing approximately $36 million of such increase) and increased  revenue  from new and  renegotiated  contracts of  approximately  $33 million. In 1996, approximately 82% of MIM's revenue was generated through capitated contracts, compared with 90% during 1995.

     Cost of revenue for 1996 increased to $278.1 million compared with 1995 cost of revenue of $213.4 million for the same reasons revenues increased as described above. As a percentage of revenue, cost of revenue decreased from 99.8% in 1995 to 98.2% in 1996. As a result of the termination of the BCBS-TN contract on March 31, 1997, as described above, MIM reserved $3.5 million at December 31, 1996 to cover future claims in excess of capitated payments to MIM. Excluding this contract, MIM would have earned $2.2 million in 1996 before taking the stock option charge (as described below). The BCBS-TN contract represented approximately 495,000 lives and accounted for $132.8 million of revenue and $7.3 million in net losses in 1996.

     Selling, general and administrative expenses were $11.6 million in 1996 and $8.0 million in 1995, an increase of 45.0%. The $3.6 million increase was attributable to increases in operations, sales and marketing and headquarters personnel to support the anticipated needs of the business as well as increases in consulting and legal fees, depreciation expense and costs related to further development of MIM's management information systems. As a percentage of revenue, general and administrative expenses increased from 3.8% in 1995 to 4.1% in 1996.

     For the year ended December 31, 1996, MIM recorded a net loss of $5.1 million, or $0.54 per share (before recording a $26.6 million nonrecurring, non-cash stock option charge representing the difference between the exercise price and the deemed fair market value of the Common Stock at the date of grant of options to purchase an aggregate of 3,600,000 shares of Common Stock granted by MIM's principal stockholder to certain executive officers and directors of
MIM) compared with a 1995 net loss of $6.8 million, or $1.43 per share. This improvement was a result of the above-described changes in revenue and expenses. After recording the effect of the stock option charge, MIM reported a net loss of $31.8 million, or $3.32 per share, for 1996.

Liquidity and Capital Resources

     For the three months ended March 31, 1998, net cash used in operating activities totaled $9.5 million, primarily due to increases in receivables of $11.1 million resulting from increased revenues from both the TennCare and commercial contracts. Such uses were partially offset by increases in claims payable of approximately $2.5 million. Investing activities provided $5.8 million in cash due primarily to the proceeds from maturities of investment securities of approximately $10.3 million, offset by the purchase of new investment securities of approximately $4.0 million. MIM purchased $.5 million of property and equipment with cash on hand, primarily to upgrade and enhance information systems necessary to strengthen and support MIM's ability to better manage its customers' pharmacy benefits payments. MIM did not have any additional material commitments for capital expenditures as of December 31, 1997.

     At March 31, 1998, MIM had working capital of $13.0 million, compared to $9.3 million at December 31, 1997. Cash and cash equivalents decreased to $5.8 million at March 31, 1998 compared with $9.6 million at December 31, 1997. MIM had investment securities held to maturity of $16.3 million and $22.6 million at March 31, 1998 and December 31, 1997, respectively. With the exception of MIM's $2.3 million preferred stock investment in WHIS, MIM's investments are primarily corporate debt securities rated A or better and government securities. In June 1997, MIM invested $2.3 million in the preferred stock of WHIS, a company engaged in the development, sales and marketing of PC-based information systems for physicians and their staff, using image-based technology.

     At March 31, 1998, MIM had, for tax purposes, unused net operating loss carryforwards of approximately $18.3 million which will begin expiring in 2008. As it is uncertain whether MIM will realize the full benefit from its deferred tax asset, MIM has recorded a valuation allowance for the same amount. MIM will assess the need for a valuation allowance at each balance sheet date. The amount of net operating loss carryforwards which may be utilized in any given year may become limited by the Code, and the rules and regulations promulgated thereunder, if a cumulative change of ownership of more than 50% occurs within a three year period.

     MIM believes that its financial condition and capital structure as a result of the Offering has enhanced its ability to negotiate and obtain additional contracts with plan sponsors and other potential customers. MIM believes that it has sufficient cash on hand or available to fund MIM's anticipated working capital and other cash needs for at least the next 12 months.

     MIM intends to offset, against profit sharing amounts, if any, due RxCare in the future under the RxCare Contract, approximately $4.9 million, representing RxCare's share of MIM's cumulative losses and amounts previously advanced or paid to RxCare as of March 31, 1998.

     As part of its continued efforts to expand its pharmacy management business, MIM expects to incur additional sales and marketing expenses. MIM also may pursue joint venture arrangements, business acquisitions and other transactions designed to expand its pharmacy management business, which MIM would expect to fund from cash on hand or future indebtedness or, if appropriate, the sale or exchange of equity securities of MIM.

Other Matters

     MIM's pharmaceutical claims costs historically have been subject to a significant increase over annual averages from October through February, which MIM believes is due to increased medical problems during the colder months. Currently, non-risk contracts represent 61% of MIM's revenue for the quarter ended

March  31,  1998.  Under  non-risk  contracts,   higher  utilization  no  longer
materially adversely affects MIM's gross margin.

     Changes in prices charged by manufacturers and wholesalers for pharmaceuticals, a component of pharmaceutical claims, have historically affected MIM's cost of revenue. MIM believes that it is likely for prices to continue to increase which could have an adverse effect on MIM's gross profit. To the extent such cost increases adversely affect MIM's gross profit, MIM may be required to increase contract rates on new contracts and upon renewal of existing contracts. However, there can be no assurance that MIM will be successful in obtaining these increased rates.

     The TennCare program has been controversial since its inception and has generated federal and state government investigations and adverse publicity. There can be no assurances that MIM's association with the TennCare program will not adversely affect MIM's business in the future.

     Effective May 15, 1998, Mr. Klein, then MIM's Chief Executive Officer, Chairman of the Board of Directors and a director resigned from such positions with MIM. Effective on that date, Mr. Friedman, MIM's Chief Operating Officer, Chief Financial Officer and a director through May 15, 1998, succeeded Mr. Klein as MIM's Chief Executive Officer. Scott R. Yablon, a director of MIM, joined MIM as an employee on May 1, 1998, and effective May 15, 1998, assumed the titles of President, Chief Financial Officer and Chief Operating Officer of MIM.

     The so-called "year 2000 problem," which is common to many companies, concerns the inability of information systems, primarily computer software programs, to recognize properly and process date sensitive information as the year 2000 approaches. MIM believes that it does not and will not have any material year 2000 problems. This belief is based upon a review of its internally-generated programs, representations made by external software program and hardware suppliers, experience processing information with dates on or after the year 2000 and the known availability of software which MIM may utilize and which is free of year 2000 problems.

     MIM does not believe that inflation has had or, assuming inflation remains at current levels, will have in the near term, a material impact on the results of its operations.

     On April 14, 1998, MIM resolved its dispute with certain subsidiaries of Sierra, a party to the Sierra Agreement with MIM. This dispute related to the parties' divergent interpretation of certain provisions of the Sierra Agreement, which led to Sierra's dispute of certain amounts which MIM claimed were owed to it. Under the terms of the settlement, both parties dismissed their respective claims pending in the United States District Court, District of Nevada and the American Arbitration Association. In addition, the parties modified a number of provisions of the Sierra Agreement, including the addition of a provision permitting any party to terminate the Sierra Agreement at any time and for any reason upon 90 days' prior written notice. On May 8, 1998, MIM notified Sierra of its intention to terminate the Sierra Agreement 90 days after notice thereof in accordance with the terms of the Sierra Agreement. MIM continues to provide pharmacy benefit management services to Sierra under the Sierra Agreement for such 90-day period ending August 6, 1998.

                     CONTINENTAL MANAGEMENT'S DISCUSSION AND
                         ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Overview

     Continental is a pharmaceutical benefit management company which offers mail service prescription drug programs, prescription drug card plan services through a network of retail pharmacies, and billing services to its customers. In conjunction with these programs, Continental assists customers in the development of prescription benefit plans, management and analysis of prescription benefit plan data and review of drug utilization data. Continental has corporate as well as individual customers. The corporate business is composed of employer groups with 10,000 employees or less. The individual business serves specific individuals who suffer from diseases that require medication on an ongoing or maintenance basis.

Results of Operations

Three months ended March 31, 1998 compared to three months ended March 31, 1997

     For the three months ended March 31, 1998, Continental recorded revenue of $15.0 million ($0.8 million or 5.3% of which was derived from capitated contracts) compared with revenue of $8.4 million (none of which was derived from capitated contracts) for the three months ended March 31, 1997. The increase of $6.6 million in revenue was attributable almost entirely to operations of Continental's corporate business of which $4.2 million was generated by the acquisition of SRX on July 25, 1997, and the balance was derived from new contracts. In the three months ended March 31, 1998, approximately 77.2% of Continental's revenue was generated by the corporate business, compared with 60.3% for the three months ended March 31, 1997. Growth in the corporate business is attributable to the health care industry's shift in focus from traditional indemnity insurance to managed care insurance plans. Management of Continental expects this trend to continue. The overall gross margin rate will drop as corporate business becomes a higher percentage of total business. However, management projected increases in the total amount of corporate business to result in an increase in total profits. Continental conducts all of its individual business and most of its corporate business on a non-risk basis. Capitated contracts do not presently, and are not projected to, exceed 10% of Continental's corporate business.

     Cost of revenue for the three months ended March 31, 1998 increased to $12.0 million compared with $6.2 million for the three months ended March 31, 1997. As a percentage of revenue, cost of revenue increased from 73.4% in the three months ended March 31, 1997 to 79.8% in the three months ended March 31, 1998. The percentage increase in the cost of revenue is attributable to the increase in revenue in the corporate business. The corporate business has a higher cost of revenue than the individual business. Margins in the corporate business are smaller due to the corporate customers' sophistication and bargaining power to negotiate lower prices than individual customers.

     Selling, general and administrative expenses were $2.4 million for the three months ended March 31, 1998 and $2.1 million for the three months ended March 31, 1997, an increase of 14.1%. As a percentage of revenue, selling, general and administrative expenses decreased from 25.0% for the three months ended March 31, 1997 to 16.0% for the three months ended March 31, 1998 because of the fixed nature of some selling, general and administrative expenses.

     Interest expense was $81,000 for the three months ended March 31, 1998 and $76,000 for the three months ended March 31, 1997.

     Interest expense incurred on a revolving note to provide working capital financing and on long-term financing debt was $106,000 for the three months ended March 31, 1998 compared with $90,000 for the three months ended March 31, 1997. The increase is primarily due to increased borrowings for working capital to support increased business. Interest income increased to $25,000 for the three months ended March 31, 1998 versus $14,000 for the three months ended March 31, 1997 primarily due to amounts charged to a corporate customer for the cost of working capital to support its prescription drug program.

     Income tax expense was $282,000 for the three months ended March 31, 1998 as compared to $50,000 for the three months ended March 31, 1997. The increase was the result of higher taxable income for the three months ended March 31, 1998. The effective income tax rate for the three months ended March 31, 1998 was 50.3% as compared to 87.8% for the three months ended March 31, 1997. The decrease was primarily the result of a decrease in the amount of non-deductible goodwill amortization for the three months ended March 31, 1998.

     For the three months ended March 31, 1998, Continental recorded net income of $279,000 compared with the three months ended March 31, 1997 net income of $7,000. This improvement was the result of increased revenues with a less than proportional increase in selling, general and administrative expenses.

Year ended December 31, 1997 compared to year ended December 31, 1996

     For the year ended December 31, 1997, Continental recorded revenue of $47.3 million ($0.7 million or 1.5% of which was derived from capitated contracts) compared with revenue of $37.0 million ($4.3 million or 11.6% of which was derived from capitated contracts) for the year ended December 31, 1996. The increase of $10.3 million in revenue was attributable almost entirely to operations of Continental's corporate business of which $7.5 million was generated by the acquisition of SRX on July 25, 1997 and the balance was derived from new contracts. In 1997, approximately 67.3% of Continental's revenue was generated by the corporate business, compared with 58.5% during 1996. Growth in the corporate business is attributable to the health care industry's shift in focus from traditional indemnity insurance to managed care insurance plans. Management of Continental expects this trend to continue.

     Cost of revenue for 1997 increased to $36.3 million compared with $28.4 million for 1996. As a percentage of revenue, cost of revenue decreased slightly from 76.9% in 1996 to 76.8% in 1997. Since margins in corporate business are smaller and the increase in revenue was in corporate business, Continental would have had an increase in this percentage except that lower costs of goods sold were negotiated with vendors.

     Selling, general and administrative expenses were $9.5 million in 1997 and $8.0 million in 1996, an increase of 19.0%. As a percentage of revenue, selling, general and administrative expenses decreased from 21.6% in 1996 to 20.1% in 1997 because of the fixed nature of some selling, general and administrative expenses.

     Interest expense for 1997 of $356,000 was relatively constant compared with the 1996 amount of $362,000. Interest expense is incurred on a revolving note to provide working capital and on long-term financing debt. Interest income increased to $65,000 in 1997 compared with $13,000 in 1996 primarily due to amounts charged to a corporate customer for the cost of working capital to support its prescription drug program.

     Income tax expense for 1997 was $632,000 compared to $188,000 for 1996. The increase was primarily a result of the higher taxable income generated in 1997. The effective income tax rate for 1997 was 54.2% as compared to 93.1% for 1996. The decrease in the effective income tax rate was primarily the result of a decrease in the amount of non-deductible goodwill amortization in 1997.

     For the year ended December 31, 1997, Continental recorded net income of $534,000 compared with 1996 net income of $14,000. This improvement was the result of increased revenues with a less than proportional increase in selling, general and administrative expenses. Income taxes increased proportionately as adjusted for non-deductible items, primarily goodwill amortization resulting from the formation of the company as a holding company in 1994.

Year ended December 31, 1996 compared to year ended December 31, 1995

     For the year ended December 31, 1996, Continental recorded revenue of $37.0 million ($4.3 million or 11.6% of which was derived from capitated contracts) compared with revenue of $30.2 million (none of which was derived from capitated contracts) for the year ended December 31, 1995. The increase of $6.8 million in revenue was due to the corporate business. The corporate business grew as a result of the trends in the health care industry cited above for the year ended December 31, 1997.

     Cost of revenue for 1996 increased to $28.4 million from $21.5 million for 1995. As a percentage of revenue, cost of revenue increased to 76.9% in 1996 from 71.3% in 1995. The percentage increase in cost of revenue relates to the fact that the incremental increase in revenue was in the corporate business which has a lower profit margin than the individual business.

     Selling, general and administrative expenses were $8.0 million in 1996 and $7.6 million in 1995, an increase of 5.3%. As a percentage of revenue, selling, general and administrative expenses decreased from 25.1% in 1995 to 21.6% in 1996 because of the fixed nature of some selling, general and administrative expenses.

     Interest expense for 1996 increased to $362,000 compared to $283,000 in 1995, primarily as a result of higher average balances outstanding on a revolving note, offset in part by a reduction in balances of long-term financing debt. Interest income, which increased to $13,000 in 1996 compared to $2,000 in 1995, primarily represents amounts charged to a corporate customer for the cost of working capital to support its prescription drug program.

     Income tax expense for 1996 was $188,000 compared to $132,000 for 1995. The increase was primarily due to higher taxable income in 1996 and a decrease in deferred income tax benefits in 1996 as compared to 1995.

     For the year ended December 31, 1996, Continental recorded net income of $14,000 compared with $679,000 in 1995 (before recording a $644,000 non-recurring charge). The non-recurring charge resulted from the settlement of disputed charges from prior years. Net income in 1995 after the non-recurring charge was $35,000. Income taxes increased proportionately as adjusted for non-deductible items, primarily goodwill amortization resulting from the formation of the company as a holding company in 1994.

Liquidity and Capital Resources

     For the three months ended March 31, 1998, net cash provided by operating activities totaled $572,000 and was primarily provided by a decrease in accounts receivable and inventory. Accounts receivable decreased by approximately $300,000 to $9.6 million at March 31, 1998 from $9.9 million at December 31, 1997. This decrease is due to lower revenues in the first quarter of 1998 as compared to those of the last quarter of 1997. Continental used net cash of $179,000 in investing activities primarily relating to payments made in connection with the SRX acquisition.

     For the year ended December 31, 1997, net cash from operating activities totaled $124,000, which was provided by an increase in payable items, offset by a $5.3 million increase in accounts receivable. Continental used net cash of $530,000 in investing activities, primarily to acquire and transition the SRX business to Continental. Continental also increased its net financing activity by $328,000 through draws on its existing revolving line of credit.

     At December 31, 1997, Continental had working capital of $3.4 million, compared to $2.5 million of working capital at December 31, 1996. Working capital consists primarily of accounts receivable offset by accounts payable. If the Merger is not consummated, Continental's management believes that it would be expected to spend approximately $375,000 in capital expenditures during 1998 for various capital projects, which would be funded from its working capital. Continental believes that it has sufficient cash on hand or available to fund its anticipated working capital and other cash needs for at least the next 12 months at the current level of revenue.

     Continental expects to incur additional sales, marketing, information systems, and facilities' expenses as part of its continuing efforts to expand its pharmacy services management business. If the Merger is not consummated, Continental will pursue "strategic partnerships," business acquisitions or other transactions designed to expand its pharmacy management business, which Continental would expect to fund from cash on hand, borrowing or possibly the sale of equity securities of Continental.

Other Matters

     Changes in the prices charged by manufacturers and wholesalers for pharmaceuticals affect Continental's cost of revenue.

     Continental does not believe that inflation has had a material impact on the results of its operations.

     Continental does not believe it will have any year 2000 problems based on a study of internal programs and on representations of external software and hardware providers.

                           ROLE OF FINANCIAL ADVISORS


Opinion of MIM Financial Advisor

     MIM retained WDR to act as its financial advisor in connection with the Merger. On January 23, 1998, the MIM Board received WDR's opinion dated January 23, 1998 to the effect that, based upon and subject to the assumptions, limitations and qualifications set forth therein, as of January 23, 1998, the Merger Consideration to be paid by MIM pursuant to the Merger Agreement was fair to MIM from a financial point of view. The full text of WDR's opinion dated January 23, 1998, which sets forth a description of the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is set out in Annex B. WDR's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote. Stockholders or other interested parties are urged to read the opinion carefully in its entirety, especially with regard to the assumptions made and matters considered by WDR. The summary of the opinion herein is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, WDR did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing opinions and on the then existing economic, monetary, market and other conditions as to the significance and relevance of each analysis and factor. Accordingly, WDR believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. In its analyses, WDR made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MIM, Continental, and WDR. Any assumed estimates contained in WDR's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Such estimates relating to the value of a business or securities do not purport to be appraisals or necessarily reflect the prices at which the companies or securities may actually be sold. In rendering its opinion, WDR expressed no view as to the range of values at which the MIM Common Stock may trade following consummation of the Merger, nor did WDR make any recommendations to the MIM stockholders with respect to how such shareholders should vote on the Merger, or to the advisability of disposing of or retaining such MIM Common Stock following the Merger.

     WDR is an internationally recognized investment banking firm which, as a part of its investment banking business, regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The MIM Board selected WDR on the basis of its experience and independence. In the past, WDR and its predecessors have provided investment banking services to MIM and have received customary compensation for such services. In the ordinary course of business, WDR and its affiliates may actively trade or hold the equity securities of MIM for their own account or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter between MIM and WDR, MIM has paid to WDR for its services a fee of $250,000 and has agreed to pay WDR for its services approximately $250,000 upon the closing of the Merger. MIM has also agreed to reimburse WDR for its reasonable expenses, including attorneys' fees, and to indemnify WDR against certain liabilities in connection with its engagement.

     In arriving at its opinion, WDR, among other things: (i) reviewed certain publicly available business and historical financial information relating to MIM, (ii) reviewed certain financial information and other data provided to WDR by MIM that is not publicly available relating to the business and prospects of MIM, including financial projections prepared by the management of MIM, (iii) reviewed certain financial information and other data provided to WDR by Continental that is not publicly available relating to the business and prospects of Continental, including financial projections prepared by the management of Continental, (iv) conducted discussions with members of the senior managements of MIM and Continental, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business WDR believed to be generally comparable to those of MIM and Continental, (vi) considered the pro forma effects of the Merger on MIM's financial statements and reviewed certain estimates of synergies prepared by the management of MIM and Continental, (vii) reviewed the historical market prices and trading volumes of the MIM Common Stock, (viii) compared the financial terms of the Merger with the financial terms of certain other transactions which WDR believed to be generally comparable to the Merger, (ix) reviewed the Merger Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information as WDR deemed necessary or appropriate, but none of which was individually material. WDR's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to WDR, as of the date of the opinion.

     In connection with its review, WDR did not assume responsibility for independent verification of any of the publicly available information or non-public financial or other information furnished by Continental or MIM and, with MIM's consent, relied on its being complete and accurate in all material respects. In addition, WDR did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of MIM or Continental or any of their subsidiaries, nor was WDR furnished with any such evaluation or appraisal. With respect to the financial forecasts (including the effects of the Merger on assumed savings) provided to or otherwise reviewed or discussed with it, WDR assumed, with MIM's consent, that they were reasonably prepared on bases reflecting the best available estimates at the time and judgments of the management of MIM and Continental as to the future financial performance of the respective companies. WDR's opinion was based upon market, economic and other circumstances existing and disclosed to them as of the date of the opinion. MIM did not place any limitations upon WDR regarding the procedures to be followed and the factors to be considered in rendering its opinion.

     The amount of Merger Consideration to be paid by MIM pursuant to the Merger Agreement was determined through negotiations between MIM and Continental.

     In connection with rendering its opinion, WDR considered a variety of valuation methods. The material valuation methods used are summarized below.

     Comparable Company Analysis. Using publicly available information, WDR analyzed, based upon market trading values, multiples of certain financial criteria (latest twelve months revenues, latest twelve months earnings before interest expense, taxes, depreciation and amortization, latest twelve months earnings before interest expense and taxes, latest twelve months net income, and projected net income for two years) used to value certain other companies, which, in WDR's judgment, were generally comparable to Continental for the purpose of this analysis. The comparable company analysis was comprised of five public pharmacy benefit management companies. These companies were: Advance Paradigm, Inc., Chronimed Inc., Compscript, Inc., Express Scripts, Inc., and MIM Corporation.

     The range and median for market capitalization as a multiple of each of the indicated statistics for the comparable companies were as follows: (a) calendar 1997 earnings -- 21.7x to 49.5x with a median of 35.8x; (b) estimated calendar 1998 earnings (based upon estimates from industry sources) -- 13.5x to 29.4x with a median of 20.7x; (c) estimated calendar 1999 earnings (based upon estimates from industry sources) -- 15.6x to 22.0x with a median of 17.7x. The adjusted market capitalization (defined as market capitalization plus the book value of debt minus cash and cash equivalents) as a multiple of each of the indicated statistics for the comparable companies were as follows: (d) latest twelve months revenues -- 0.10x to 1.01x with a median of 0.75x; (e) latest twelve months earnings before interest expense, taxes, depreciation and amortization ("EBITDA") -- 10.4x to 21.7x with a median of 15.1x; and (f) latest twelve months earnings before interest expense and taxes ("EBIT") -- 11.2x to 29.0x with a median of 18.0x.

     Continental's multiples based upon the Merger Consideration to be paid by MIM in connection with the Merger, which at the time of WDR's rendering of its opinion, had an equity purchase price of $16.1 million (based on the closing price of the MIM Common Stock on January 22, 1998 of $4 3/16) and a total transaction value of $20.4 million, were as follows: (a) estimated calendar year 1997 earnings (based upon MIM management estimates) -- 30.1x, (b) estimated calendar year 1998 earnings (based upon MIM management estimates) -- 12.4x, (c) estimated calendar year 1999 earnings (based upon MIM management estimates) -- 8.3x, (d) latest twelve months revenues -- 0.43x, (e) latest twelve months EBITDA -- 9.9x, and (f) latest twelve months EBIT -- 14.2x. WDR believes that this analysis yielded multiples that supported WDR's view that the Merger Consideration to be paid to Continental by MIM is fair to MIM, from a financial point of view, because taken as a whole, the ratios described above were within the range of, or less than, selected public comparable multiples.

     Summary of Recent Acquisition Transactions. Using publicly available information, WDR reviewed, based upon the purchase price of the equity of the acquired companies and total transaction values, multiples of certain financial criteria (latest twelve months revenues, EBITDA and EBIT) used to value certain mergers and acquisitions of acquired companies.

     WDR analyzed four merger and acquisition transactions completed in the pharmacy benefit management industry which, in WDR's judgment, were generally comparable to the Merger for the purposes of this analysis. The acquisitions reviewed by WDR, in reverse chronological order of announcement date, were: (a) the acquisition of Hytree Pharmacy, Inc. by Compscript, Inc., (b) the acquisition of Medical Services Consortium, Inc. by Compscript, Inc., (c) the acquisition of SECURx, Inc. by Compscript, Inc., and (d) the acquisition of Systemed, Inc. by Merck-Medco Managed Care, Inc.

     The range and median for the transaction value (defined as purchase price of equity plus the book value of debt minus cash and cash equivalents) as a multiple of each of the indicated statistics for the group of comparable acquisitions were as follows: (a) latest twelve months revenues -- 0.27x to 1.24x with a median of 0.65x, (b) latest twelve months EBITDA -- 10.9x to 14.4x with a median of 14.0x, and (c) latest twelve months EBIT -- 12.9x to 27.6x with a median of 16.5x.

     Continental's multiples based upon the Merger Consideration to be paid by MIM in connection with the Merger, which at the time of WDR's rendering of its opinion, had a transaction value of $20.4 million, were as follows: (a) latest twelve months revenues -- 0.43x, (b) latest twelve months EBITDA -- 9.9x, and
(c) latest twelve months EBIT -- 14.2x. WDR believes that these multiples supported WDR's view that the Merger Consideration to be paid by MIM is fair to MIM, from a financial point of view, because taken as a whole, the ratios described above were within the range of, or less than, the selected comparable acquisition multiples.

     No company transaction or business used in the analysis described above under "--Summary of Recent Acquisition Transactions" is identical to MIM, Continental or the combined entity. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors which could affect the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not itself a meaningful method of using comparable acquisition or company data.

     Discounted Cash Flow Analysis. WDR performed a discounted cash flow analysis of Continental using a set of underlying operating assumptions which were based upon the estimates provided by MIM management. WDR calculated the theoretical discounted present value of equity for Continental by adding together the present value of (i) the future stream of unlevered free cash flows through the year 2000, (ii) the future value of Continental at the end of the year 2000 (the "Terminal Value"), and subtracting the debt, net of cash, at year-end 1997. The Terminal Value was calculated based on multiples of EBITDA for 2000 ranging from 8.0x to 10.0x. The cash flow streams and terminal values were then discounted to present values using a range of discount rates from 20.0% to 30.0%. The terminal multiples and discount rates were chosen based on several assumptions regarding factors such as inflation rates, interest rates, the inherent risk in Continental's business as well as the pharmacy benefit management industry as a whole, and the cost of capital of Continental.

     The theoretical equity value of Continental based on the MIM management projections produced a range of equity value of Continental of $14.7 million to $27.9 million. WDR also performed a discounted cash flow analysis of Continental using the MIM management estimates for Continental after giving effect to synergies estimated by MIM's management to result from the Merger. The theoretical equity value of Continental based on this analysis produced a range of equity value of Continental of $28.4 million to $48.2 million. WDR believes that the discounted cash flow analysis supported WDR's view that the Merger Consideration to be paid by MIM is fair, from a financial point of view, because the Merger Consideration valued at the time of WDR's opinion was within the range of present values of Continental's future cash flows on a stand-alone basis and below the range of present values of Continental's future cash flows after giving effect to expected synergies.

     Pro Forma Merger Analysis. WDR also analyzed certain pro forma financial effects of the Merger on MIM. This analysis was based upon certain assumptions, including, without limitation, the following: (i) MIM's management projections for 1998, (ii) Continental projections for 1998 as prepared by MIM management, and (iii) the operating synergies as prepared by MIM management.

     Based upon such assumptions, WDR's pro forma analysis of the financial effects of the Merger indicated that the pro forma operating performance resulting from the Merger was accretive to MIM's earnings per share for the year ending December 31, 1998. WDR determined that the range of pro forma 1998 earnings per share accretion, based on a range of potential synergies of $0 to $2.9 million, was $0.06 to $0.21. The magnitude of actual earnings accretion is dependent on a multitude of factors, including, without limitation, the actual level of synergies attained and whether or not MIM and Continental achieve or surpass their forecasted operating performance. Therefore, the specific level of accretion cannot be predicted with any certainty.

     Contribution Analysis. WDR considered the relative contribution of MIM and Continental to the combined company's pre-tax income for 1998 (before giving effect to goodwill amortization), in the context of the Continental shareholders' pro forma fully diluted ownership of MIM of 20.4%.

     Using the estimates prepared by MIM management, Continental's contribution to the combined company's pre-tax income for 1998 was 55%. WDR believes that the contribution analysis supported WDR's view that the Merger Consideration to be paid by MIM is fair to MIM, from a financial point of view, because Continental's relative contribution to the combined company's pre-tax income for 1998 exceeded the Continental shareholders' pro forma fully diluted ownership of MIM of 20.4%.

Opinion of Continental Financial Advisor

     On January 19, 1998, McDonald delivered its written opinion to the Continental Board, that as of such date, the Merger Consideration pursuant to the Merger Agreement was fair from a financial point of view to the holders of Continental Shares.

     The full text of the written opinion of McDonald dated January 19, 1998, and the supplement thereto dated May 18, 1998, which together set forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, as supplemented, is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Continental Shares are urged to, and should, read the opinion in its entirety.

     In connection with its opinion, McDonald reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Continental. In addition, McDonald reviewed historical financial statements of Continental and certain financial forecasts and other data provided by the management of Continental. McDonald examined certain publicly available business and financial information relating to MIM and to the pharmacy benefit management industry, including various investment reports by securities analysts who follow MIM. McDonald reviewed the financial terms of the transactions contemplated by the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the MIM Common Stock; historical and projected earnings of Continental and MIM; and the capitalization and financial conditions of Continental and MIM. McDonald also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that McDonald considered comparable to the Merger of Continental and MIM. In addition to the foregoing, McDonald conducted such other analyses and examinations and considered such other financial, economic and market criteria as McDonald deemed appropriate to arrive at its opinion.

     McDonald assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available, furnished to, otherwise received by or discussed with it. McDonald also assumed, in accordance with the terms of the proposed Merger Agreement provided to it, that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principals and will be a tax free reorganization for federal income tax purposes. On or about May 18, 1998, MIM concluded that the Merger would be accounted for as a purchase rather than a pooling of interests. McDonald has delivered a supplement dated May 18, 1998 to its opinion letter dated January 19, 1998 to the effect that this change in accounting method will not affect the conclusion reached in its opinion.
McDonald's opinion relates to the relative values of Continental and MIM. McDonald did not express any opinion as to what the value of the MIM Common Stock actually will be when issued to Continental shareholders pursuant to the Merger or the price at which the MIM Common Stock will trade subsequent to the Merger. McDonald's advisory services and its opinion were provided for the information and assistance of the Continental Board in connection with their consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any Continental shareholder should vote with regard to such transaction. McDonald was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for Continental.

     In preparing its opinion to the Continental Board, McDonald performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying McDonald's opinion. However, all material analyses performed by McDonald in connection with the Merger are disclosed below.

     Selected Comparable Company Analysis. Using publicly available information, McDonald analyzed, among other things, the market values and trading multiples of MIM and four selected publicly traded companies in the pharmacy benefit management industry, consisting of Advance ParadigM, Inc., Chronimed, Inc., CompScript, Inc. and Express Scripts, Inc. (the "Selected Companies"). McDonald compared market values as multiples of, among other things, latest 12 months net income and estimated calendar 1997 and 1998 net income, and adjusted market values (equity market value, plus total debt and the book value of preferred stock, and capitalized operating leases less cash and cash equivalents), and latest 12 months EBITDA. McDonald also compared the debt to capitalization ratios, profit margins, historical revenue growth and projected earnings per share growth of the Selected Companies. Net income projections for the Selected Companies were based on estimates from analyst reports deemed to be representative of the published reports. The ranges of multiples of enterprise value to 1997 EBITDA, the market capitalization to 1997 revenues, and 1997 and 1998 expected price to earnings ratios of the Selected Companies were as follows: (i) enterprise value to 1997 EBITDA: 8.0x to 21.1x (with an average of 16.4x and a median of 20.2x); (ii) market capitalization to 1997 revenues: 0.3x to 1.4x (with an average of 0.8x, a median of 1.0x); (iii) 1997 expected price to earnings ratio: 21.7x to 42.7x (with an average of 33.5x, a median of 34.8x); and (iv) 1998 expected price to earnings ratio: 7.2x to 27.0x (with an average of 18.7x, a median of 18.6x). The valuation range for Continental based on a multiple of enterprise value to 1997 EBITDA was $17.5 million to $46.2 million with an average of $35.9 million and the valuation range based upon the market capitalization to 1997 revenue was $14.6 million to $68.2 million with an average of $38.9 million. In rendering its fairness opinion, McDonald gave more significance, however, to the price earnings ratio on expected 1997 and 1998 earnings in the pharmacy benefit management industry. On Continental's 1997 and 1998 expected earnings, these multiples indicate equity value ranges of $12.2 million to $24.0 million with an average of $18.5 million, and $9.1 million to $34.0 million with an average of $23.5 million, for the respective years.

     Applying the above multiples of Selected Companies to corresponding financial data for Continental resulted in the following average valuation reference points for Continental: (i) $35.9 million, (ii) $38.9 million, (iii) $18.8 million, (iv) $23.5 million. The average value for Continental derived using this method is $29.3 million.

     In addition to the payment of the Merger Consideration, MIM will assume up to $5 million of debt. The January 16, 1998 closing price for shares of MIM Common Stock was $4.38 and the weighted average 30 day, 90 day, 6 month and 1 year share prices were $4.53, $6.53, $9.94 and $9.47 respectively. Using the 90 day weighted average share price, the transaction value is $29.8 million.

     The price for MIM Common Stock has experienced significant volatility since it began trading publicly. In order to reduce the impact of the volatility on its economic analysis, McDonald reviewed a number of holding periods and assessed that the past 90 day period provided a reasonably stable interval. Hence, the 90 day weighted average share price was utilized in McDonald's calculations.

     Selected Merger and Acquisition Transactions Analysis. Using the information available publicly, McDonald analyzed the purchase price and implied transaction multiples paid or proposed to be paid in four selected transactions in the pharmacy benefit management industry (acquirer / target / date announced): (a) Merck-Medco Managed Care, Inc./ Systemed, Inc./ June 10, 1996;
(b) CompScript, Inc./ SecuRx, Inc./ August 5, 1996; (c) CompScript, Inc./ Medical Services Consortium, Inc./ November 13, 1996; and (d) CompScript. Inc./ Hytree Pharmacy, Inc./ February 3, 1997 (the "Selected Transactions"). The ranges of multiples of transaction consideration to latest twelve months revenues and to latest twelve months EBITDA were as follows: (i) transaction consideration to latest twelve months revenues: 0.27x to 1.24x (median of 0.65x); and (ii) transaction consideration to latest twelve months EBITDA: 10.9x to 14.4x (median of 14.0x).

     The Merger Consideration to be paid by MIM (based on a 90 day weighted average MIM share price of $6.53) as a multiple of the latest twelve months revenues and EBITDA is as follows: (i) Merger Consideration to latest twelve months revenues: 0.61x; and (ii) Merger Consideration to latest twelve months EBITDA: 13.6x.

     No company, transaction or business used in the "Selected Comparable Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Continental, MIM or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Contribution Analysis. McDonald analyzed the respective contributions of Continental and MIM to the estimated revenue, EBITDA, cash flow and net income of the combined company for, among other things, fiscal year 1998, based on estimates provided by the respective companies and without taking into account potential cost savings and other synergies anticipated by the management of MIM to result from the Merger. This analysis indicated that, in fiscal year 1998, Continental would contribute approximately 12.0% of revenue, 18.0% of EBITDA and 10.0% of net income and MIM would contribute approximately 88.0% of revenue, 82.0% of EBITDA and 90.0% of net income, of the combined company. Continental's shareholders' pro forma fully diluted ownership of MIM as a result of the Merger will be 19.7%.

     Pro Forma Merger Analysis. McDonald analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share of MIM for the fiscal years ended 1997 and 1998, based on estimates provided by the respective companies. The results of the pro forma merger analysis suggested that the Merger could be accretive to MIM's 1998 earnings per share (which includes conservative cost savings for synergies). McDonald calculated the increase in MIM's 1998 earnings per share on a pro forma basis resulting from the Merger to be approximately $0.05 per share. The calculation of the potential increase in MIM's earnings per share on a pro forma basis resulting from the Merger is based on a number of assumptions, including but not limited to, the potential post-merger synergies achieved and the ability of Continental and MIM to achieve their 1998 forecasted performance. Due to these variables, the determination of the exact level of accretion to MIM's earnings per share is uncertain. The actual results achieved by the combined company may vary from projected results, and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, McDonald considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) Continental and MIM's historical and forecasted financial results; (ii) the history of trading prices and volume for MIM; (iii) selected published analysts' reports on MIM including analysts' estimates as to the earnings growth potential of MIM; and (iv) the pro forma ownership of the combined company.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Considering any portion, without considering the analyses as a whole, could create an incomplete view of the processes underlying McDonald's opinion. In arriving at its fairness determination, McDonald considered the results of all such analyses. The analyses were prepared solely for purposes of McDonald's providing its opinion to the Continental Board as to the fairness from a financial point of view of the Merger Consideration to the holders of the Continental Shares and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Continental, MIM, McDonald or any other person or entity assumes responsibility if future results are materially different from those forecast. As described above, McDonald's opinion to the Continental Board was one of many factors taken into consideration by the Continental Board in making their determination to approve the Merger Agreement. The Merger Consideration was determined as a result of negotiations between Continental and MIM. The foregoing summary does not purport to be a complete description of the analysis performed by McDonald and is qualified by reference to the written opinion of McDonald set forth in Annex C hereto.

     McDonald, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Continental selected McDonald as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to this one.

     Pursuant to an engagement letter agreement dated October 15, 1997, Continental engaged McDonald to act as its exclusive financial advisor in connection with the sale or merger of Continental with MIM. Pursuant to the terms of the engagement letter, Continental has agreed to pay McDonald a fee determined in accordance with the following schedule: 1% of the first $15,000,000 portion of the transaction value (as described in the engagement letter); 2% of the next $5,000,000 portion of the transaction value; and 5% of the amount of the transaction value which exceeds $20,000,000. Continental has agreed to indemnify McDonald against certain liabilities, including certain liabilities under the federal securities laws.

                              THE MERGER AGREEMENT

General


     The following summary of the material terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement, as amended to date, is attached as Annex A to this Proxy Statement/Prospectus and you are encouraged to read the Merger Agreement in its entirety as it is the legal document that governs the Merger.


Effective Time and Effect of the Merger

     If the Merger is approved by the stockholders of MIM and Continental and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective at the Effective Time. At the Effective Time, each Continental Share outstanding immediately prior to the Effective Time will be converted into the right to receive 327.59 fully paid and nonassessable shares of MIM Common Stock. All such Continental Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share upon the surrender of such certificate to MIM, without interest. As a result of the Merger, Continental will become a wholly-owned subsidiary of MIM.

Conditions to the Merger

     The obligation of each of MIM and Continental to consummate the Merger is subject to (i) obtaining the requisite approvals of the Merger Agreement and the Merger from the respective stockholders of MIM and Continental, and (ii) the absence of any judicial or governmental order which invalidates the Merger Agreement.

     The obligation of MIM to consummate the Merger is subject to (i) all representations, warranties, covenants and obligations of Continental being true and correct or performed and complied with, as the case may be, in all material respects at the Effective Time and the delivery of officers' certificates to that effect, (ii) the receipt of certain third party contractual consents, (iii) the cancellation of certain related party contracts, (iv) Dissenting Shares representing no more than 5% of all Continental Shares, (v) all officers and directors of Continental resigning at the Effective Time, unless otherwise instructed by MIM, and (vi) Continental's total indebtedness being no more than $5 million. MIM and Continental believe that the condition in (iii) above has been satisfied. The parties anticipate that all other conditions to the Merger will be satisfied in a timely fashion.

     The obligation of Continental to consummate the Merger is subject to (i) all representations, warranties, covenants and obligations of MIM being true and correct or performed and complied with, as the case may be, in all material respects at the Effective Time and the delivery of officers' certificates to that effect and (ii) the listing on Nasdaq of the shares of MIM Common Stock to be issued to Continental shareholders in the Merger.

Representations and Warranties

     In the Merger Agreement, MIM and Continental have made various representations, warranties, covenants and agreements, relating to, among other things, their respective businesses and financial condition, the number of authorized shares of their capital stock, the accuracy of their various filings with the Commission and the IRS, the satisfaction of certain legal requirements
for  the  Merger  and  the   absence  of  certain   material   litigation.

The representations and warranties of each of the parties to the Merger Agreement will expire at the Effective Time.

Conduct of Business Prior to the Merger

     The  Merger   Agreement   provides  that,  prior  to  the  Effective  Time,
Continental will operate its business in the ordinary course and in a manner consistent with past practice and provides for certain restrictions with respect to Continental regarding, among other things, the amendment of corporate charter documents; the declaration or payment of any dividend; the issuance or other disposition of any shares of its capital stock or any option with respect thereto; acquiring any business organization or assets other than assets used in the ordinary course of its business; selling, leasing or otherwise disposing or encumbering any of its material assets or properties; materially altering any pricing, marketing, accounting, tax practice or other financially related policies; making any material tax election or compromising any material income tax liability; the incurrence of certain indebtedness; the granting of certain employee benefits or the adoption of employee benefit plans; entering into certain contracts; the making of certain capital expenditures; the changing of any current lines of business; or generally entering into any contract, agreement, commitment or arrangement that would deviate from Continental's past business practice.

Amendment, Termination and Waiver

     The Merger Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of MIM and Continental at any time prior to the Effective Time, whether prior to or after adoption of the Merger Agreement at the Annual Meeting and at Continental's shareholder meeting, but after such adoption only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of MIM and Continental.

     The Merger Agreement may be terminated, and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Annual Meeting or Continental's shareholder meeting by mutual written agreement of MIM and Continental duly authorized by action taken by or on behalf of their respective Boards of Directors; or by either MIM or Continental upon notification to the non-terminating party by the terminating party for the following reasons: (i) at any time after July 31, 1998 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of the Merger Agreement by the terminating party; (ii) if MIM shall not have obtained stockholder approval by reason of the rejection of the transaction at the Annual Meeting, or any adjournment thereof, called therefor; (iii) if Continental shall not have obtained shareholder approval by reason of the rejection of the transaction at a meeting of such shareholders, or any adjournment thereof, called therefor; (iv) if any governmental or regulatory authority, the taking of action by which is a condition to the obligations of either MIM or Continental to consummate the transactions contemplated by the Merger Agreement, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful; (v) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement which breach has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party within such 10 business day period; or (vi) if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable.

     At any time prior to the Effective Time, either MIM or Continental, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party; or (iii) waive compliance with any of the covenants, agreements or conditions of the other party thereto.

Expenses

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense.

                                 BUSINESS OF MIM

Overview

     MIM is a pharmacy benefit management organization that provides a broad range of services to the pharmaceutical health care industry and employers. MIM promotes the cost-effective delivery of pharmacy benefits to plan members and the public. MIM targets organizations involved in three key industry segments -- sponsors of public and private health plans (such as HMOs and other managed care organizations ("MCO's"), long-term care facilities such as nursing homes and assisted living facilities, and employers), retail pharmacies and pharmaceutical manufacturers and distributors -- and offers services providing financial benefits to each of them. MIM specifically targets small to medium size HMOs, self-funded groups and third party administrators (who in turn market to self-funded groups on MIM's behalf). MIM works with plan sponsors and local health care professionals on both a risk and non-risk basis to design, implement and manage innovative pharmacy benefit management programs to control pharmacy costs under the plans. MIM's programs promote the clinically appropriate substitution of bio-equivalent generic pharmaceutical products and lower cost therapeutic equivalent brand name pharmaceutical products for equivalent but more expensive brand name drugs.

     MIM was incorporated in Delaware in March 1996 for the purpose of combining the businesses and operations of Pro-Mark and MIM Strategic Marketing, LLC, which became 100% and 90% owned subsidiaries, respectively, of MIM in May 1996. MIM completed its initial public offering in August 1996.

Pharmacy Benefit Management Services

     MIM offers plan sponsors a broad range of services that are designed to ensure the cost-effective delivery of clinically appropriate pharmacy benefits. MIM's pharmacy benefit management programs include a number of design features and fee structures that are tailored to suit a sponsor's particular service and cost requirements. In addition to traditional fee-for-service arrangements, MIM offers alternative methodologies for pricing its various benefit management packages, including risk programs charging a fixed fee per capita (a "capitated" program), as well as sharing costs exceeding established per capita amounts or sharing savings where costs are less than established per capita amounts. Under certain circumstances, MIM will also enter into profit sharing arrangements with plan sponsors, thereby incentivizing the sponsors to support more fully MIM's cost containment efforts. Benefit design and formulary parameters are managed through a point-of-sale ("POS") claims processing system through which real-time electronic messages are transmitted to pharmacists to ensure compliance with specified benefit design and formulary parameters before services are rendered. MIM's organization and programs are clinically oriented, with a high proportion of staff having pharmacological certification, training and experience. MIM relies on its own employees to solicit business from plan sponsors as well as commissioned independent agents and brokers.

     MIM provides the following benefit management services to its plan sponsors:

     Formulary Design and Compliance. MIM offers flexible formulary designs to meet sponsors' requirements. Many of these plan sponsors do not restrict coverage to a specific list of pharmaceuticals and are said to have "no formulary" or an "open" formulary that generally covers all FDA-approved drugs except certain classes of excluded pharmaceuticals (such as certain vitamins and cosmetic, experimental, investigative or over-the-counter drugs). As a result of rising pharmacy program costs, MIM believes that both public and private health plans have become increasingly receptive to restricting the availability of certain drugs within a given therapeutic class, other than in cases of medical necessity, to the extent clinically appropriate. Once a determination has been made by a plan sponsor to utilize a "restricted" or "closed" formulary, MIM actively involves Pharmacy and Therapeutics Committees (consisting of local plan sponsors, prescribers, pharmacists and other health care professionals) to design clinically acceptable formularies in order to control costs. The composition of the formulary is subject to the final approval of the plan sponsor.

     Controlling program costs through formulary design focuses on two areas to the extent consistent with accepted medical and pharmacy practice and applicable law: (i) generic substitution, which involves selection of generic drugs as a cost-effective alternative to bio-equivalent brand name drugs, and (ii) therapeutic interchange, which involves selected coverage of a low cost brand name drug within a therapeutic category, or, a bio-equivalent generic alternative for such drug. Increased usage of generic drugs by MIM-managed programs also enables MIM to obtain purchasing concessions and other financial incentives on generic drugs, which may be shared with plan sponsors. Rebates on brand name drugs are also negotiated with drug manufacturers and are often shared with plan sponsors.

     The primary method for assuring formulary compliance is non-reimbursement of pharmacists for dispensing non-formulary drugs, subject to certain limited exceptions. Until September 1997, MIM also, directly or indirectly, provided financial incentives to pharmacists to utilize preferred status products.
Formulary compliance is managed with the active assistance of participating network pharmacists, primarily through prior authorization procedures, on-line POS edits as to particular subscribers and other network communications. Overutilization of medication is monitored and managed through quantity limitations, based upon nationally recognized standards and guidelines regarding maintenance vs. non-maintenance therapy, and the use of certain therapeutic classes of drugs and specific medications. Step protocols, which are procedures requiring that preferred therapies be tried and shown ineffective before less favored therapies are covered, also are established by MIM in conjunction with local Pharmacy and Therapeutics Committees to control improper utilization of certain high-risk or high-cost medications.

     Clinical Services. MIM's formularies typically provide a selection of covered drugs within each major therapeutic class to treat appropriately most medical conditions. However, provision is made for covering non-formulary drugs (other than excluded products) when shown to be clinically appropriate. Since non-formulary drugs ordinarily are automatically rejected for coverage by the real-time POS system, procedures are employed to override restrictions on non-formulary medications for a particular patient and period of treatment. Restrictions on the use of certain high-risk or high-cost formulary drugs may be similarly overridden through prior authorization procedures. Non-formulary overrides and prior authorizations are processed on the basis of documented, clinically-supported medical necessity and typically are granted or denied within 48 hours after request. Requests for, and appeals of denials of coverage in these cases are handled by MIM through its staff of trained pharmacists, nationally certified pharmacy technicians and board certified pharmacotherapy specialists, subject to the plan sponsor's ultimate decisional authority over all such appeals. Further, in case of a medical emergency as determined by the dispensing pharmacist, MIM authorizes, without prior approval, short-term supplies of antibiotics and certain other medications.

     Mail Order Services. MIM believes that program costs may be minimized by controlling the distribution of pharmaceutical products directly to plan sponsors' members through mail order pharmacy services. Although MIM does not currently have in-house mail order capability, Continental owns and operates a full service mail order pharmacy, and MIM believes that it would benefit from increased control of retail mail order distribution as a result of the Merger.

     Drug Usage Evaluation. Drug usage is evaluated on a concurrent, prospective and retrospective basis, utilizing the real-time POS system and proprietary information systems for multiple drug interactions, drug-health condition interactions, duplication of therapy, step therapy protocol enforcement, minimum/maximum dose range edits, compliance with prescribed utilization levels and early refill notification. MIM also maintains an on-going drug utilization review program in which select medication therapies are reviewed and data collected, analyzed and reported for management and educational applications.

     Pharmacy Data Services. MIM utilizes claims data to generate reports for management and plan sponsor use, including drug utilization review, quality assurance, claims analysis and rebate contract administration. MIM has developed systems to provide plan sponsors with real-time access to pharmacy, financial, claims, prescriber, subscriber and dispensing data.

     Disease Management. MIM designs and administers programs designed to maximize the benefits of pharmaceutical use as a tool in achieving therapy goals for certain targeted diseases. Programs focus on preventing high risk events, such as asthma exacerbation or stroke, through appropriate use of pharmaceuticals, while eliminating unnecessary or duplicate therapies. Key components of these programs include health care provider training, integration of care between health disciplines, monitoring of patient compliance, measurement of care process and quality, and providing feedback for continuous improvement in achieving therapy goals.

     Behavioral Health Pharmacy Services. In recent years, managed care organizations have recognized the particular and specialized behavioral health needs of certain individuals within an MCO's membership. Such needs require a greater degree of clinical pharmacy benefit management than other populations. These special needs include, among other things, (i) a greater sensitivity to potential adverse interaction due to the fragile nature of persons afflicted with behavioral health disorders, (ii) longer term pharmaceutical therapies which often require frequent evaluation and dose titration (that is, adjustments to the respective dosages of various medications within a therapeutic regimen), and (iii) the need to integrate pharmaceutical treatments with other types of medical interventions, such as psychiatric care, nutritional and other lifestyle changes, and sometimes, more advanced treatments, such as behavior modification therapies (which may include, among others, electroconvulsive therapy). As a result, many MCO's have separated the behavioral health population into a separate management area. MIM provides services which encourage the proper and cost-effective utilization of behavioral health medication to behavioral health organizations, which are traditionally (but not always) affiliated with MCO's. Through the development of provider education programs, utilization protocols and prescription dispensing evaluation tools, MIM is able to integrate pharmaceutical care with other medical therapies to enhance patient compliance and minimize unnecessary or suboptimal prescribing practices. These MIM services are integrated into the plan sponsor's package of behavioral health care products for marketing to private insurers, public managed care programs and other health providers.

     At December 31, 1997, MIM provided pharmacy benefit management services to 36 sponsors with approximately 1.7 million plan members, including eight sponsors with approximately 1.2 million members receiving mandated health care benefits to formerly Medicaid-eligible and certain uninsured state residents under Tennessee's TennCare Medicaid waiver program. See "The TennCare Program" below.

     From MIM's initial public offering through mid-December 1997, MIM focused its marketing efforts on large public health programs, particularly in states with high Medicaid and Medicare populations, and on private health plans throughout the United States. MIM has recently decided to focus its marketing on small and large sized employer groups, both directly through its sales and marketing force and indirectly through commissioned brokers and agents, such as third party administrators. At March 15, 1998 approximately 420,000 of the plan members were covered through employer groups. While such business represents approximately 25% of managed lives, MIM believes that, over time, it will be able to increase lives under management from its employer group marketing efforts.

The TennCare Program

     RxCare, a pharmacy services administrative organization owned by the Tennessee Pharmacists Association and representing approximately 1,600 retail pharmacies, initially retained MIM in 1993 to assist in obtaining health plan pharmaceutical benefit business for Tennessee pharmacies and related services, including pharmacy benefit design and pricing. In January 1994, the State of Tennessee instituted its TennCare program by contracting with plan sponsors to provide mandated health services to TennCare beneficiaries on a capitated basis. In turn, certain of these plan sponsors contracted with RxCare to provide TennCare-mandated pharmaceutical benefits to their TennCare beneficiaries through RxCare's network of retail pharmacies, in most cases on a corresponding capitated basis.

     Since January 1994, MIM has been providing a broad range of pharmacy benefit management services with respect to RxCare's TennCare and private pharmaceutical benefit businesses under the RxCare Contract. MIM assists RxCare in designing and marketing its pharmacy benefit management services, and performs essentially all of RxCare's obligations under its pharmacy benefit contracts with health plan sponsors, pays certain amounts to RxCare and is compensated by sharing with RxCare the profit, if any, from activities under RxCare's contracts with the sponsors.

     As of December 31, 1997, MIM had contracts to service eight TennCare sponsors with 1.2 million members under the RxCare Contract. RxCare's contracts with Tennessee Primary Care Network, Inc., Tennessee Health Partnership, Tennessee Behavioral Health, Inc. and BCBS-TN accounted for approximately 21%, 13%, 10% and 10%, respectively, of MIM's revenues in 1997. See "Risk Factors -- Dependence on RxCare Relationship."

     The RxCare Contract expires on December 31, 1998. In total, this contract accounts for 84% of MIM's revenues in 1997. Failure to renew this contract in total or on terms as favorable as those currently in effect could have a material adverse affect on MIM. The BCBS-TN contract was canceled effective March 31, 1997 and replaced with a non-risk (fee-for-service) clinical services agreement between MIM and a BCBS-TN affiliate.

Competition

     The pharmacy benefit management business is highly competitive, and many of MIM's current and potential competitors have considerably greater financial, technical, marketing and other resources than MIM. The pharmacy benefit management business includes a number of large, well capitalized companies with nationwide operations and many smaller organizations typically operating on a local or regional basis. Some of the larger organizations are owned by or otherwise related to a brand name drug manufacturer and may have significant influence on the distribution of pharmaceuticals. Among larger companies offering pharmacy benefit management services are Medco Containment Services, Inc. (a subsidiary of Merck & Co., Inc.), Caremark International Inc., PCS, Inc. (a subsidiary of Eli Lilly & Company), Express Scripts, Inc., Advance ParadigM, Inc., Value Health, Inc., Diversified Pharmaceutical Services, Inc. (a subsidiary of SmithKline Beecham) and National Prescription Administrators, Inc. Numerous insurance and Blue Cross and Blue Shield plans, managed care organizations and retail drug chains also have their own pharmacy benefit management capabilities.

     Competition in the pharmacy benefit management business to a large extent is based upon price, although other factors, including quality and breadth of services and products, also are important. MIM believes that its ability and willingness, where appropriate, to assume or share its customers' financial risks, its independence from brand name drug manufacturers and its retail pharmacy-based orientation represent distinct and unusual competitive advantages in the pharmacy benefit management business.

Government Regulation

     MIM believes that it is in substantial compliance with all legal requirements material to its operations. Among the various federal and state laws and regulations which may govern or impact MIM's current and planned operations are the following:

     Anti-Kickback Laws. Subject to certain statutory and regulatory exceptions (including exceptions relating to certain managed care, discount, group purchasing and personal services arrangements), federal law prohibits the payment or receipt of remuneration to induce, arrange for or recommend the purchase of health care items or services paid for in whole or in part by the Medicare or state health care programs (including Medicaid and TennCare), and certain state laws may extend the prohibition to items or services that are paid for by private insurance and self-pay patients. MIM's arrangements with RxCare and other pharmacy network administrators, drug manufacturers, marketing agents, brokers, health plan sponsors, pharmacies and others parties routinely involve payments to or from persons who provide or purchase, or recommend or arrange for the purchase of, items or services paid in part by the TennCare program or by other programs covered by such laws. Management carefully considers the import of such "anti-kickback" laws when structuring its operations, and believes MIM is in compliance therewith. However, the laws in this area are in flux and uncertain in their application, and there can be no assurance that one or more of such arrangements will not be challenged or found to violate such laws. Violation of the Federal Anti-Kickback Statute could subject MIM to substantial criminal and civil penalties, including exclusion from the Medicare and Medicaid (including TennCare) programs. There are a number of states in which MIM does business which have laws analogous to the Federal Anti-Kickback Statute which likewise govern or impact MIM's current and planned operations. MIM believes that it is in substantial compliance with these laws and regulations as well.

     Antitrust Laws. Numerous lawsuits have been filed throughout the United States by retail pharmacies against drug manufacturers challenging certain brand drug pricing practices under various state and federal antitrust laws.

     A settlement in one such suit would require defendant drug manufacturers to provide the same types of discounts on pharmaceuticals to retail pharmacies and buying groups as are provided to managed care entities to the extent that their respective abilities to affect market share are comparable, a practice which, if generally followed in the industry, could increase competition from pharmacy chains and buying groups and reduce or eliminate the availability to MIM of certain discounts, rebates and fees currently received in connection with its drug purchasing and formulary administration programs. In addition, to the extent that MIM or an associated business appears to have actual or potential market power in a relevant market, business arrangements and practices may be subject to heightened scrutiny from an anti-competitive perspective and possible challenge by state or federal regulators or private parties. For example, RxCare, which was investigated and found by the FTC to have potential market power in Tennessee, entered into a consent decree in June 1996 agreeing not to enforce a policy which had required participating network pharmacies to accept reimbursement rates from RxCare as low as rates accepted by them from other pharmacy benefits payors. To date, enforcement of antitrust laws has not had any material affect on MIM's business.

     Other State Laws. Many states have statutes and regulations that do or may impact MIM's business operations. In some states, pharmacy benefit managers may be subject to regulation under insurance laws or laws licensing HMOs and other managed care organizations, in which event requirements could include satisfying statutorily imposed performance obligations, the posting of bonds, maintenance of reserves, required filings with regulatory agencies, and compliance with disclosure requirements and other regulation of MIM's operations. State insurance laws also may affect the structuring of certain risk-sharing programs offered by MIM. A number of states have laws designed to restrict the ability of network managers to impose limitations on the consumer's choice of pharmacies, or requiring that the benefits of discounts negotiated by managed care organizations be passed along to consumers in proportionate reductions of co-payments. Some states require that pharmacies be permitted to participate in provider networks if they are willing to comply with network requirements, while other states require pharmacy benefit managers to follow certain prescribed procedures in establishing a network and admitting and terminating its members. Many states require that Medicaid obtain the lowest prices from a pharmacy, which may limit MIM's ability to reduce the prices it pays for drugs below Medicaid prices. States have a variety of laws regulating pharmacists' ability to switch prescribed drugs or to split fees, which could impede MIM's business strategy, and certain state laws have been the basis for investigations and multi-state settlements requiring the discontinuance of certain financial incentives provided by manufacturers to retail pharmacies to promote the sale of the manufacturers' drugs.

     While management believes that MIM is in substantial compliance with all existing laws and regulations material to the operation of its business, such laws and regulations are subject to rapid change and often are uncertain in their application. As controversies continue to arise in the health care industry (for example, regarding the efforts of plan sponsors and pharmacy benefit managers to limit formularies, alter drug choice and establish limited networks of participating pharmacies), federal and state regulation and enforcement priorities in this area can be expected to increase, the impact of which on MIM cannot be predicted. There can be no assurance that MIM will not be subject to scrutiny or challenge under one or more of these laws or that any such challenge would not be successful. Any such challenge, whether or not successful, could have a material adverse effect upon MIM's business and results of operations. Further, there can be no assurance that MIM will be able to obtain or maintain any of the regulatory approvals that may be required to operate its business, and the failure to do so could have a material adverse effect on MIM's business and results of operations.

Employees

     At June 17, 1998, MIM employed a total of 161 full-time and 27 part-time people, including 28 (23 full-time and five part-time) licensed pharmacists. MIM's employees are not represented by any union and, in the opinion of management, MIM's relations with its employees are satisfactory.

Properties

     MIM's corporate headquarters are located in leased office space in Pearl River, New York. MIM also leases office space in the South Kingstown, Rhode Island area and Nashville, Tennessee.

Legal Proceedings

     On March 5, 1996, Pro-Mark was added as a third-party defendant in a proceeding in the Superior Court of the State of Rhode Island, and on September 16, 1996 the third-party complaint was amended to add MIM Corporation as a third-party defendant. The third-party plaintiffs, Medical Marketing Group, Inc. ("MMG"), PPI Holding, Inc. ("PPI Holding") and Payer Prescribing Information, Inc. ("PPI"), allege in the amended third-party complaint: (i) that MIM employed
E. David Corvese (MIM's Vice Chairman) with knowledge of covenants not to compete in effect between Mr. Corvese and PPI, PPI Holding and MMG that prevented Mr. Corvese from competing in the area of the collection, analysis or marketing of data for the pharmaceutical or health care industries relating to physician practice demographics and the influence of managed care plans; (ii) that Mr. Corvese breached his employment agreement with PPI and his fiduciary duties to PPI by not devoting his full business time and attention to PPI from June 1993 through November 1993 (when his employment was terminated by PPI), and (iii) that MIM interfered with the contractual relationship between the parties and misappropriated MMG's and PPI's confidential information through MIM's employment of Mr. Corvese. The amended third-party complaint seeks to enjoin MIM from using confidential information allegedly misappropriated from MMG and PPI and seeks an unspecified amount of compensatory and consequential damages, interest and attorneys' fees. MIM believes that the third-party plaintiff's allegations are without merit; however, loss of this litigation could have a material adverse effect on MIM's business and results of operations.


                       MANAGEMENT OF MIM AFTER THE MERGER

Board of Directors

     The MIM Board will consist of those directors which the MIM stockholders elect at the Annual Meeting.


Executive Officers

     The executive officers of MIM after the Merger will be as follows:

       Name                      Age                Position
       ----                      ---                --------

Richard H. Friedman..........    47   Chief Executive Officer and Director

Scott R. Yablon..............    48   President, Chief Operating Officer, Chief
                                         Financial Officer and Director

Barry A. Posner .............    35   Vice President, Secretary and
                                         General Counsel

     Richard H. Friedman is currently the Chief Executive Officer of MIM. He joined MIM in April 1996 and was elected Chief Financial Officer, Chief Operating Officer and a director of MIM in May 1996. Mr. Friedman also served as MIM's Treasurer from April 1996 until February 1998. From February 1992 to December 1994, Mr. Friedman served as Chief Financial Officer and Vice President of Finance of Zenith Laboratories, Inc. ("Zenith"). From January 1995 to January 1996, he was Vice President of Administration IVAX Corporation's North American Multi-Source Pharmaceutical Group and each of its operating companies, including Zenith and Zenith Goldline (collectively, "NAMPG").

     Scott R. Yablon joined MIM on May 1, 1998 as an employee and, effective May 15, 1998, served as its President, Chief Operating Officer and Chief Financial Officer. Mr. Yablon has served as a director of MIM since July 1996. Prior to joining MIM as an employee, he held the position of Vice
President-Administration for Forbes Inc. since 1981, and was its Vice President-Finance and Administration. He was also a member of the Investment Committee of Forbes Inc., Vice President, Treasurer and Secretary of Forbes Investors Advisory Institute and Vice President and Treasurer of Forbes Trinchera, Sangre de Cristo Ranches, Fiji Forbes and Forbes Europe.

     Barry A. Posner joined MIM in March 1997 as General Counsel and was elected as MIM's Secretary at that time. On April 16, 1998, Mr. Posner was elected Vice President of MIM. From September 1990 through March 1997, Mr. Posner was associated with the Stamford, Connecticut law firm of Finn Dixon & Herling LLP, where he practiced corporate law, specializing in the areas of mergers and acquisitions and securities law, and commercial real estate law.

     Executive officers are elected or appointed by, and serve at the pleasure of, the MIM Board. Each of the above-named executive officers has an employment agreement with MIM providing for, among other things, serving in the executive position(s) listed above.

Common Stock Ownership by Certain Beneficial Owners and Management

     Except as otherwise set forth below, the following table sets forth, to MIM's knowledge, as of July 30, 1998, the beneficial ownership of MIM's Common Stock by: (i) each of the Named Executive Officers of MIM and its subsidiaries set forth in the Summary Compensation Table appearing later in this Proxy Statement/Prospectus; (ii) each person or entity known to MIM to own beneficially five percent or more of MIM's Common Stock; (iii) each of MIM's directors; and (iv) all directors and executive officers of MIM as a group. Such information is based upon information provided to MIM by such persons either directly or through public filings with the Commission.

                                                           Number of Shares
                                                             Beneficially       Percent
Name and/or Address of Beneficial Owner                       Owned(1)(2)       of Class
---------------------------------------                      ------------       --------
E. David Corvese(3) ....................................      4,439,962(4)        30.1%
  25 North Road
  Peace Dale, RI 02883

Richard H. Friedman ....................................      1,500,000           10.9
  One Blue Hill Plaza
  Pearl River, NY 10965

Scott R. Yablon  .......................................        513,334(5)(6)      3.6
  One Blue Hill Plaza
  Pearl River, NY 10965

E. Paul Larrat  ........................................         77,500(7)           *
  167 Tillinghast Road
  E. Greenwich, RI 02818

Barry A. Posner ........................................            900(8)           *
  One Blue Hill Plaza
  Pearl River, NY 10965

John H. Klein ..........................................      3,040,000(9)        20.2
  One Blue Hill Plaza
  Pearl River, NY 10965

Ernest Corvese, Trustee of The Corvese .................        704,760            5.1
  Irrevocable Trust-- 1992(3)
  25 North Road
  Peace Dale, RI 02883

Louis A. Luzzi, Ph.D.  .................................         14,134(6)(10)       *
  University of Rhode Island
  College of Pharmacy
  Forgerty Hall
  Kingston, RI 02881

Richard A. Cirillo  ....................................             --             --
  c/o Rogers & Wells LLP
  200 Park Avenue
  New York, NY 10166

Louis DiFazio, Ph.D ....................................             --             --
  Route 206
  Princeton, NJ 08543

Michael Kooper  ........................................             --             --
  770 Lexington Avenue
  New York, NY 10021

All directors and executive officers
  as a group (nine persons) ............................      6,545,830(3)(11)    42.6

----------
*    Less than 1%.

(1) The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

(2) Shares deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days after July 30, 1998 upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(3) E. David Corvese's shares include 672,106 shares owned by Nancy P. Corvese. Nancy P. Corvese and Ernest Corvese are the spouse and father, respectively, of E. David Corvese. Each of such persons disclaims beneficial ownership of the shares owned by such other persons. The beneficiaries of The Corvese Irrevocable Trust -- 1992 are the children of
     E. David Corvese.

(4) Includes 935,750 shares issuable upon exercise of options. Also includes 1,240,000 shares owned by Mr. Corvese that are subject to options granted by Mr. Corvese to Mr. Klein set forth in footnote 5 below, and 300,000 shares owned by Mr. Corvese that are subject to options granted by Mr. Corvese to Leslie B. Daniels, a former director of MIM, of which options to purchase 1,540,000 shares are currently exercisable.

(5) Consists of shares issuable upon exercise of the vested portion of options. Excludes 500,000 shares subject to the unvested portion of options held by Mr. Yablon.

(6) Excludes 6,666 and 6,666 shares subject to unvested options held by Messrs. Luzzi and Yablon, respectively.

(7) Consists of 77,500 shares issuable upon exercise of the vested portion of options. Excludes 60,000 shares subject to the unvested portion of options held by Mr. Larrat.

(8) Excludes 100,000 shares subject to the unvested portion of options held by Mr. Posner.

(9) Includes 1,240,000 shares that Mr. Klein has the right to acquire from Mr. Corvese pursuant to stock option agreements.

(10) Dr. Luzzi and his wife share voting and investment power over these shares.

(11) See footnotes 4 through 10 above.

     In May 1996, Mr. Corvese granted to Messrs. Klein and Friedman options to purchase 1,800,000 and 1,500,000, respectively, shares owned by Mr. Corvese. These options were immediately exercisable and had a term of ten years, subject to earlier termination upon certain mergers or consolidations of MIM or the sale or other disposition of all or substantially all of the assets of MIM ("Change of Control"). On January 26, 1998, Messrs. Klein and Friedman fully exercised their respective aforesaid options utilizing personal funds. By reason of said option exercises, a change of control of MIM was effected to the extent that the percentage of the voting securities of MIM then legally owned by Mr. Corvese decreased from 46.0% to 21.2% (or from 50.9% to 28.4%, assuming the exercise by Mr. Corvese of his outstanding options), while the percentage then legally owned by Messrs. Klein and Friedman increased from 0% to 13.5% and 11.2%, respectively (or 12.3% and 10.2%, respectively, assuming the exercise by Mr. Corvese of his outstanding options).

     Mr. Corvese also granted to Mr. Klein an additional option to purchase 1,860,000 shares owned by Mr. Corvese (the "Additional Option"). The Additional Option has a term of ten years, subject to earlier termination upon a Change in Control of MIM or within certain specified periods following Mr. Klein's death, disability or termination of employment for any reason. The Additional Option becomes exercisable in installments of 620,000 shares each commencing on December 31, 1996, 1997 and 1998, respectively, and is immediately exercisable upon the approval of a Change in Control by the MIM Board and, if required, stockholders. On May 15, 1998, due to the termination of Mr. Klein's employment with MIM, the unvested portion (620,000 shares) of the Additional Option terminated.

     In addition, Mr. Corvese and certain people and entities affiliated with him have entered into a voting agreement with MIM. Mr. Corvese's affiliates owned 12.1% of the MIM Common Stock outstanding as of the Record Date. Under the voting agreement, MIM will vote the shares of MIM Common Stock held by Mr. Corvese and his affiliates in favor of the proposal to approve the issuance of MIM Common Stock in connection with the Merger.

                             BUSINESS OF CONTINENTAL

General

     Continental is a pharmaceutical benefit management company which offers mail service prescription drug programs, prescription drug card plan services and billing services on a national basis. Through its wholly-owned subsidiaries, Continental, in conjunction with its proprietary pharmacy and mail service prescription drug and prescription drug card network, administers the prescription portion of group medical benefits (such as managed care organizations), self-insured companies, labor unions, insurance companies, third party administrators, home health care agencies, privately insured individuals and uninsured individuals. Continental assists corporate customers in the development of prescription drug benefit plans, management and analysis of plan data, and review of drug utilization data. Continental also analyzes and develops drug utilization programs for its individual customers. In addition, Continental has provider relationships with independent, marketing organizations specializing in mail service drug sales to individuals who require costly medication on an ongoing or maintenance basis.

Background

     Continental's business originated in 1988 with the formation of Preferred Rx, Inc. ("Preferred Rx"). Preferred Rx functioned strictly as an entity which marketed mail service prescription drug benefit programs to individuals with prescription drug coverage as part of their health insurance coverage. Preferred Rx initially outsourced the actual prescription fulfillment to a third party. In 1989, however, Continental Pharmacy, Inc. (the "Pharmacy") was incorporated to fulfill the prescription needs of the Preferred Rx customers. The first prescription was filled in 1990. In 1991, the Pharmacy expanded its operations to offer mail service prescription drug benefit services to corporations and their employees as well as to individual customers.

     As part of its entry into the corporate market, the Pharmacy established a business relationship with Automated Scripts, Inc. ("ASI") in 1991 which permitted the Pharmacy to market prescription drug card plan services in conjunction with its mail services. A prescription drug card program permits the participant in a health plan to purchase prescription drugs from his or her local pharmacy (rather than Continental's mail service pharmacy) and still benefit from the discounted price provided by Continental to its customers. During this period, a business relationship was also established with Valley Physicians Services, Inc. ("Valley") which managed and computerized billing services for the Pharmacy. The Pharmacy realized that its business could be enhanced by integrating the operations of Preferred Rx, Valley and ASI together into one company. Therefore, the Pharmacy organized Continental on February 10, 1993 for the purposes of acquiring and coordinating the respective skills of ASI, Preferred Rx, the Pharmacy and Valley. Since the business' inception and subsequent to the organization of Continental as a holding company, each of the subsidiaries cooperate to provide Continental's various services to its customers. The current business operations of each of Continental's wholly-owned subsidiaries are discussed in detail below under the heading "--Subsidiaries."

The Mail Service Pharmacy Industry

     According to the Novartis Pharmacy Benefit Report: 1997 Facts & Figures (1996 Figures) (the "Report"), in 1996, prescription medications accounted for more than $70 billion of the money spent on health care each year in the United States with 9.2% of the purchases made through mail services. According to the Report, of the purchases made through mail services, over 80% of all prescriptions are filled for ongoing or maintenance medications. These medications are the prime target for the mail service pharmacy industry.

     According to the Report, during the three years from 1993 to 1996, prescription drug dollar sales by mail service pharmacies rose 50%, compared with a 38% gain by chain drug stores and 7% increases each for independent and hospital pharmacies. Currently, there are over 100 profit and non-profit mail service pharmacy businesses.

     The mail service pharmacy industry is dominated by corporate sponsored programs which account for over 90% of the mail service pharmacy industry's annual sales. Large employers, large labor unions and insurance companies favor single sourced prescription drug programs not only for the cost savings but also for the added control it offers for the management of drug utilization. Mail service pharmacy companies typically provide their corporate customers with drug utilization reports which detail under use, over use and abuse of prescription medications to allow for enhanced prescription plan management. See "--Drug Utilization Review."

     The balance of the mail service pharmacy industry is tailored to the needs of individuals not covered by a corporate sponsored program. The objective for this segment of the industry is to accommodate individual customers who require medication on an ongoing or maintenance basis.

     During 1997, approximately 69% of Continental's revenues were earned by its mail service pharmacy.

Customers

     Continental has designed its services to incorporate user friendly features for corporations sponsoring prescription plans as well as for individuals with large and continuing prescription needs.

     Corporate Customers. The corporate business served by Continental is composed of medium to small employer groups, generally those with fewer than 10,000 employees. Approximately 67% of Continental's revenues are derived from corporate customers which contract for pharmacy benefit management services. Continental assists, either on a stand-alone mail service basis, or in conjunction with a nationwide network of retail pharmacies which participate in a prescription drug card program administered by ASI (the "Automated Scripts Network(TM)" which is discussed in greater detail below at the heading "--Automated Scripts, Inc."), in the design, implementation and administration of prescription drug programs. The vast majority of the programs administered are self-funded. The typical plan represents the prescription portion of an employer group medical benefit and establishes either a set dollar or percentage co-payment for employees.

     Continental solicits its corporate customers, pursuant to commission arrangements, through independent insurance brokers and a direct marketing program administered by ASI. As of December 31, 1997, Continental had contracted with approximately 310 corporate customers representing approximately 165,000 covered lives. The patients covered by corporate plans generated approximately 157,000 mail-order prescriptions per annum at an average price per prescription of $119.00 and approximately 541,500 retail prescriptions per annum through the Automated Scripts Network(TM) at an average price per prescription of $23.00.

     Individual Customers. For privately insured and uninsured individuals, Continental also administers a mail service program which is offered in conjunction with the Automated Scripts Network(TM) prescription drug card program. Approximately 29% of Continental's revenues are generated by individual customers.

     Continental solicits individual patients through several marketing efforts, including an exclusive agency relationship with an organization focused on diabetics and a joint venture with an organization serving individuals who are HIV positive. Referrals from these organizations account for 42% and 47% of Continental's individual market, respectively. These organizations provide Continental with a substantial base of customers who require more frequent and more costly prescription medications than the average patient. Individuals are also solicited by Preferred Rx. During 1997, approximately 12,900 individual customers utilized the mail service program generating approximately 57,600 prescriptions per annum at an average price per prescription of $264.00. These same customers also purchased approximately 25,100 prescriptions per annum through the Automated Scripts Network(TM) at an average price per prescription of $61.00.

Subsidiaries

     Continental Pharmacy, Inc. The Pharmacy operates Continental's national mail service prescription drug programs. By dispensing pharmaceuticals by mail service, the Pharmacy generates substantial savings for its corporate and individual customers and provides the convenience of home delivery, automatic refills and the dispensing of larger authorized quantities. These services especially benefit patients with chronic conditions who require the regular use of high-cost pharmaceuticals. Prescriptions are filled from the Pharmacy's centralized facility located at Continental's headquarters in Cleveland, Ohio. See "--Properties." During 1997, the Pharmacy's team of pharmacists and technicians filled an average of 765 prescriptions per day. Medications are forwarded, generally within 72 hours of receipt of an order, by the United States Postal Service or by UPS service to the patient. Prescriptions are received either via mail, facsimile or the telephone. Prior to filling a prescription, the Pharmacy verifies the patient's membership and eligibility status. The Pharmacy also verifies the physician's name, the name of the prescription, the strength, the quantity and directions. Additionally, the Pharmacy confirms the appropriateness of the quantity and price by reviewing the prescription information contained in the patient's profile.

     The cost efficiency of the Pharmacy's mail service delivery system is generated by the bulk purchase of pharmaceuticals on terms not available for smaller orders, rebates on certain high volume purchases, and the low-cost of prescription fulfillment through the Pharmacy's centralized facility. Most of the Pharmacy's purchases of pharmaceuticals are made through a leading drug distributor. Through an electronic ordering system, the Pharmacy is able to receive just-in-time daily deliveries of pharmaceuticals.

     Preferred Rx, Inc.  Preferred Rx markets the  Pharmacy's  mail services and the Automated Scripts Network(TM) to individual customers. Preferred Rx also assists insured individuals with the financing and management of their prescription medication. Preferred Rx offers benefits to insured individuals through the Traditional Preferred Rx program and to uninsured individuals through the Preferred Rx Express Club program.

     Traditional Preferred Rx Program. The Traditional Preferred Rx program specializes in the financing and administration of prescription medication for insured individuals who receive reimbursement for prescription drugs from their private insurance companies. This program offers membership to individuals in corporate sponsored plans. No membership fee is required. The program is designed to ease the financial burden placed upon many people who use long-term or "maintenance" prescription drugs, by shipping the medications with no up-front payments required. While a member is using a prescription drug, Preferred Rx will automatically send a claim to the member's insurance company, will finance the purchase of the drug at no cost and will wait for reimbursement for the purchase. Members are billed for co-payment amounts or deductibles required under their insurance plans.

     Members are also provided, at no additional cost, with a prescription drug card which allows them to purchase prescription medication at discount prices at retail pharmacies participating in the Automated Scripts Network(TM). Reimbursement claims are automatically switched to the member's insurance carrier for processing. Claim processing for both the mail service and drug card service are supplied by Valley.

     Preferred Rx Express Club Program. The Preferred Rx Express Club program was developed for those individuals without insurance coverage. Unlike the Traditional Preferred Rx program, however, members must pay an annual membership fee. The program offers discounts of up to 40% off the national average medication prices on prescriptions filled by the Pharmacy's mail service program. In addition, similar to the Traditional Preferred Rx program, members receive a prescription drug card which may be used to obtain prescription medication at discount prices at retail pharmacies participating in the Automated Scripts Network(TM).

     Automated Scripts, Inc. ASI markets Continental's programs to corporate customers. ASI also manages the Automated Scripts Network(TM) prescription drug card program which is comprised of over 38,000 retail pharmacies located in all fifty states and U.S. territories. Additional retail pharmacies are routinely added to provide convenient and reasonable access to all customers. Participating retail pharmacies provide prescription services to all customers identifying themselves as members of the Automated Scripts Network(TM). Participating pharmacies agree to reimbursement rates that are typically lower than the retail price. These pharmacies benefit because customers, who would otherwise purchase prescriptions from competitors, patronize the pharmacy due to its participation in the Automated Scripts Network(TM). Customers generally use the prescription drug card for acute care prescriptions such as antibiotics and analgesics.

     ASI also provides eligibility management, member materials, identification cards, and drug utilization reporting to Continental's corporate customers. MedE America Corporation ("MedE") captures transactions conducted by Automated Scripts Network(TM) customers at retail pharmacies and adjudicates and switches the data to Continental for invoicing and use in drug utilization reporting.

     Valley Physicians Services, Inc. Valley provides in-house insurance claim billing services for Continental and its subsidiaries, contract billing and administrative service organization for physicians, medical practices and clinics. Valley currently is expanding its operations to include contract billing for Ohio municipalities for ambulance transports. Valley played an important role by designing and implementing Continental's billing functions described above. Valley offers fully automated and computerized patient and insurance billing, bookkeeping and payroll services. Valley handles time consuming administrative functions for its customers allowing them to concentrate their time and attention to see patients and expand their practices.

Drug Utilization Review

     Information concerning drug utilization by customers of Continental's mail service pharmacy program and prescription drug card program is collected from the Pharmacy's records and from the data collected by MedE through the Automated Scripts Network(TM). This information is reviewed regularly by Continental to make recommendations for additional client pharmacy management opportunities. Continental pinpoints each of the following: change in dosage, directions, and prescribing physician for the particular medication; drug contra indications; drug-drug interactions; drug-allergy interactions; therapeutic duplication; over/under utilization; inappropriate duration of drug treatment; and other abuse or misuse. If any of the foregoing are recognized, the Pharmacy takes appropriate steps to avoid or resolve the potential problem, including but no limited to, contacting or counseling the prescribing physician and/or the patient. Utilization controls established under Continental's programs help to manage the dispensing and prescribing habits of physicians and retail pharmacies.

Government Regulation

     Many states have statutes and regulations which may impact Continental's business operations. In some states, pharmacy benefit managers may be subject to regulation under insurance laws or laws licensing HMOs and other managed care organizations, in which event requirements could include the maintenance of reserves, required filings with regulatory agencies, and compliance with disclosure requirements and other regulation of Continental's operations. State insurance laws may affect the structuring of certain risk-sharing programs offered by Continental. There are extensive state and federal laws applicable to the dispensing of prescription drugs. Severe sanctions may be imposed for violations of these laws. While compliance is a significant operational priority for Continental, there can be no assurance that Continental will successfully monitor compliance with all such regulations. Material non-compliance with any such regulations could have a material adverse effect on Continental.

     Continental has a number of third party payor contracts in which Continental is the exclusive provider of prescriptions. "Freedom of choice" statutes, pursuant to which all pharmacies are entitled to be a provider under such contracts, have been enacted in certain states and may be enacted and enforced in states in which Continental conducts its business. Such statutes could have material adverse effects on Continental's revenues.

     States have a variety of laws that regulate a pharmacist's ability to substitute prescribed drugs. Certain state laws have been the basis for investigations and multi-state settlements requiring the discontinuance of certain financial incentives provided by manufacturers to retail pharmacies to promote the sale of the manufacturers' drugs. These laws could impede Continental's business strategy.

     While management believes that Continental is in substantial compliance with all existing laws and regulations material to the operation of its business, such laws and regulations are subject to rapid change and often are uncertain in their application. As controversies continue to arise in the health care industry (for example, regarding the efforts of plan sponsors and pharmacy benefit managers to limit or alter drug choice and establish limited networks of participating pharmacies), federal and state regulation and enforcement priorities in this area can be expected to increase. The impact of this on Continental cannot be predicted. There can be no assurance that Continental will not be subject to scrutiny or challenge under one or more of these laws or that any such challenge would not be successful. Any such challenge, whether or not successful, could have a material adverse effect upon Continental's business and results of operations. Further, there can be no assurance that Continental will be able to obtain or maintain any of the regulatory approvals that may be required to operate its business, and the failure to do so could have material adverse effect on Continental's business and results of operations.

Competition

     The pharmacy benefits management business is highly competitive, and many of Continental's current and potential competitors have considerably greater financial, technical, marketing and other resources than Continental. The pharmacy benefits management business includes a number of large, well capitalized companies with nationwide operations and many smaller organizations typically operating on a local or regional basis. Some of the larger organizations are owned by or otherwise related to a brand name drug manufacturer and may have significant influence on the distribution of pharmaceuticals. Among larger companies offering pharmacy benefits management services are Medco Containment Services, Inc. (a subsidiary of Merck & Co., Inc.), Caremark International Inc., PCS, Inc. (a subsidiary of Eli Lilly & Company), Express Scripts, Inc., Advance ParadigM, Inc., Value Health, Inc., Diversified Pharmaceutical Services, Inc. (a subsidiary of SmithKline Beecham) and National Prescription Administrators, Inc. Numerous insurance and Blue Cross and Blue Shield plans, managed care organizations and retail drug chains also have their own pharmacy benefit management capabilities.

     Competition in the pharmacy benefits management businesses is, to a large extent, based upon price, although other factors, including quality and breadth of services and products, also are important. Continental believes that its flexibility, customer service focus, drug utilization review, its independence from brand name drug manufacturers and its retail pharmacy-based orientation represent competitive advantages in the pharmacy benefits management business. Furthermore, Continental believes that it has a specialized focus within the industry due to its emphasis on middle market corporate customers through a network of independent insurance brokers, third party administrators and its concentration on certain disease specific groups of customers.

Employees

     At June 6, 1998, Continental employed a total of 132 people including 12 licensed pharmacists. Continental employees are not represented by any union and, in the opinion of management, Continental enjoys good relations with its employees.

Properties

     Continental's headquarters, mail-order pharmacy and other operations are located in a 19,000 square foot leased facility located at 1400 East Schaaf Road, Cleveland, Ohio.

                            MANAGEMENT OF CONTINENTAL


Executive Officers

     The  following  table sets  forth the names of the  Executive  Officers  of
Continental:

     Name                        Position
     ----                        ---------
     Thomas H. Roulston          Chairman of the Board
     George S. Benson            President and CEO
     James G. Wright             Senior Vice President -- Operations
     Paul C. Matchinga           Senior Vice President -- Marketing
     Carl L. Jesina              Vice President -- Chief Pharmacist
     John R. Lazarczyk           Vice President -- Finance, CFO and Treasurer
     Ronald R. Kimes             Vice President and Chief Administrative Officer
     Michael R. Erlenbach        Secretary


Common Stock Ownership by Certain Beneficial Owners and Management

     Except as otherwise set forth below, the following table sets forth the beneficial ownership of the Continental Shares, as of the date of this Proxy Statement/Prospectus, and of MIM Common Stock, as of the Effective Time, by: (i) each person or entity known to Continental to own beneficially five percent or more of the Continental Shares; (ii) each of Continental's directors; (iii) each of the executive officers of Continental; and (iv) all directors and executive officers of Continental as a group:

                                                                                          Of MIM
                                                        Of Continental           As of the Effective Time
                                                  ------------------------      -------------------------
                                                   Number of                      Number of
                                                     Shares                        Shares
                                                  Beneficially     Percent       Beneficially     Percent
Name and/or Address of Beneficial Owner             Owned(1)      of Class        Owned(1)       of Class
-----------------------------                     ------------    --------      -------------    --------
Michael R. Erlenbach .......................       6,260.000       52.42%       2,050,713.400      11.65%
Thomas H. Roulston, II .....................         240.000        2.01           78,621.600         *
George S. Benson ...........................             --          --                   --         --
Ronald R. Kimes ............................         570.000        4.77          186,726.300       1.06
Carl L. Jesina .............................         218.000        1.83           71,414.620         *
Donald W. Strang, Jr .......................         176.250        1.48           57,737.738         *
John L. Herron .............................         120.625        1.01           39,515.544         *
Heather R. Ettinger ........................          80.000          *            26,207.200         *
James E. Heighway ..........................          81.250          *            26,616.688         *
Roulston Investment Trust
  Limited Partnership......................        1,565.000       13.10          512,678.350       2.91
Roulston Ventures Limited Partnership.......       1,565.000       13.10          512,678.350       2.91
All directors and executive officers as a
  group (9 persons).........................       7,746.125       64.86%       2,537,553.089      14.41

----------
*    Less than 1%.

(1) The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

                     DESCRIPTION OF THE CAPITAL STOCK OF MIM

Authorized Capital Stock

     The authorized capital stock of MIM consists of 40,000,000 shares of MIM Common Stock and 5,000,000 shares of Preferred Stock. As of June 22, 1998, MIM had 13,694,000 shares of MIM Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

     The MIM  Common  Stock is listed  for  trading  on Nasdaq  under the symbol
"MIMS." The transfer agent and registrar for the MIM Common Stock is American Stock Transfer and Trust Company.

MIM Common Stock

     The holders of MIM Common Stock are entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of MIM Common Stock do not have cumulative voting rights. Subject to any preferential rights held by holders of the Preferred Stock, the holders of MIM Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the MIM Board out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of MIM, holders of MIM Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of outstanding Preferred Stock, if any. Holders of MIM Common Stock do not have preemptive, conversion or redemption rights. All the issued and outstanding shares of MIM Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

     The MIM Board, without further approval or action by the stockholders, is authorized to issue shares of Preferred Stock in one or more series and to fix as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. Issuances of Preferred Stock may adversely affect the rights of holders of MIM Common Stock. Holders of Preferred Stock might, for example, be entitled to preference in distributions to be made to stockholders upon the liquidation, dissolution or winding up of MIM. In addition, holders of Preferred Stock might enjoy voting rights that limit, qualify or adversely affect the voting rights of holders of MIM Common Stock. Such rights of the holders of one or more series of Preferred Stock might include the right to vote as a class with respect to the election of directors, major corporate transactions or otherwise, or the right to vote together with the holders of MIM Common Stock with respect to any such matter. The holders of Preferred Stock might be entitled to cast multiple votes per share. The issuance of Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of MIM without further action by the stockholders. MIM has no present plans to issue any shares of Preferred Stock.

Anti-Takeover Provisions

     The Certificate of Incorporation (the "MIM Charter") and the by-laws (the "MIM By-laws") of MIM: (i) generally provide that only a majority of the MIM Board shall have the authority to fill vacancies on the MIM Board; (ii) provide that only directors, and not stockholders, may call a special meeting of stockholders; (iii) establish an advance notice procedure regarding stockholder proposals to be brought before an annual meeting; and (iv) authorize the MIM Board to issue preferred stock without further stockholder approval. These provisions are designed to encourage any person who desires to take control of and/or acquire MIM to enter into negotiations with the MIM Board, thereby making more difficult a change in control of MIM by means of a tender offer, a proxy contest or other non-negotiated means. In addition to encouraging any person intending to attempt a takeover of MIM to negotiate with the MIM Board, these provisions also curtail such person's use of a dominant equity interest to control any negotiations with the MIM Board. Under such circumstances, the MIM Board may be better able to make and implement reasoned business decisions and protect the interest of all of MIM's stockholders.




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

                 DESCRIPTION OF THE CAPITAL STOCK OF CONTINENTAL

Authorized Capital Stock

     The authorized capital stock of Continental consists of 12,000 common shares without par value. As of the date of this Proxy Statement/Prospectus, Continental had 11,943.125 common shares outstanding. There are no authorized shares of preferred capital stock.

Continental Common Shares

     The holders of Continental Shares have cumulative voting rights in the election of directors. If cumulative voting is invoked, each shareholder would be entitled to cast an aggregate number of votes in an election of directors determined by multiplying the number of persons to be elected by the number of shares the shareholder holds as of the record date and to distribute such votes among nominees in any fashion the shareholder sees fit. The holders of Continental Shares are entitled to one vote for each share held of record on all matters submitted to the vote of shareholders other than the election of directors. If cumulative voting is not invoked in connection with an election of directors, each shareholder would be entitled to cast for any nominee (up to a number of nominees to be elected) up to that number of votes that equals the number of shares held by the shareholder as of the record date. The nominees receiving the greatest number of votes, up to the number of nominees to be elected, would be elected. The holders of Continental Shares are entitled to receive such dividends as may be declared from time to time by the Continental Board from funds legally available therefor.


                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                             OF MIM AND CONTINENTAL

General

     The rights of MIM stockholders are currently governed by the Delaware General Corporation Law (the "Delaware Law") and the MIM Charter and the MIM By-laws. Neither the MIM Charter nor the MIM By-laws are being amended in connection with the Merger. The rights of Continental shareholders are currently governed by the Ohio Law and the Continental Charter and the Continental Code of Regulations. Accordingly, upon consummation of the Merger, the rights of Continental shareholders who become MIM stockholders in the Merger will be governed by the Delaware Law, the MIM Charter and the MIM By-laws. The following is a summary of the principal differences between the current rights of Continental shareholders and those of MIM stockholders following the Merger.

     The following discussions are not intended to be complete and are qualified by reference to the Delaware Law, the Ohio Law, the Continental Charter, the Continental Code of Regulations, the MIM Charter and the MIM By-laws.

Authorized Capital Stock

     As of the date of this Proxy Statement/Prospectus, the authorized capital stock of Continental consisted of 12,000 Continental Shares. The authorized capital stock of MIM is set forth under "Description of Capital Stock of MIM--Authorized Capital Stock." Both the Delaware Law and the Ohio Law permit a corporation's certificate of incorporation or articles of incorporation, respectively, to allow the directors to issue, without stockholder approval, a series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The Ohio Law, however, does not permit the directors to fix the voting rights of any such series of preferred or preference stock.

Business Combinations

     Generally, under Delaware Law the approval by the affirmative vote of the holders of majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all of the corporation's assets to be consummated. The MIM Charter does not contain provisions regarding business combinations and does not impose requirements in addition to or different from those imposed by Delaware Law.

     Under Ohio Law, unless otherwise provided in the articles of incorporation, any merger, consolidation or sale of substantially all of the assets of the corporation requires the approval of the holders of shares entitling them to exercise at least two-thirds of the voting power. The articles of incorporation may provide for a greater or lesser vote, so long as the vote required is not less than a majority of the voting power. The Continental Charter does not contain provisions regarding business combinations and does not impose requirements in addition to or different from those imposed by Ohio Law.

Amendments to Charter

     Under Delaware Law, an amendment to the certificate of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment, and an affirmative vote of a majority of the outstanding stock entitled to vote thereon. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The MIM Charter does not contain provisions regarding amendment to its charter that impose requirements in addition to or different from those imposed by Delaware Law.

     The Ohio Law permits the adoption of amendments to the articles of incorporation if such amendments are approved at a meeting held for such purpose by the holders of shares entitling them to exercise two-thirds of the voting power of the corporation, or such lesser (but not less than a majority) or greater vote as specified in the articles of incorporation. The Continental
Charter does not contain provisions regarding amendment to its articles of incorporation and does not impose requirements in addition to or different from those imposed by Ohio Law.

Amendments to By-Laws/Code of Regulations

     Under Delaware Law, the power to adopt, alter and repeal by-laws is vested in the stockholders, except that the certificate of incorporation may also vest it in the board of directors. The MIM Charter and the MIM By-laws provide that the MIM By-laws, or any one of them, may be altered, amended or repealed, and new by-laws may be adopted, by the stockholders or by the board of directors at any regular meeting of the stockholders or of the board of directors, as the case may be, or at any special meeting of the stockholders or of the board of directors, as the case may be, if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting.

     Under Ohio Law, a code of regulations may be adopted, amended or repealed only by approval of the shareholders either at a meeting of shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on such proposal or by written consent signed by holders of shares entitling them to exercise two-thirds of the voting power on such proposal. The articles of incorporation or code of regulations may provide for amendment by a greater or lesser proportion of the voting power, but not less than a majority. The Continental Code of Regulations provides that the Continental Code of Regulations may be amended, or new regulations may be adopted, at any meeting of shareholders called for such purpose by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal.

Special Stockholders Meetings

     Delaware Law provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. The MIM By-laws provide that a special meeting may be called by the Chairman or the Vice-Chairman and shall be called by the Chief Operating Officer or Secretary at the request in writing of a majority of the MIM Board.

     Under Ohio Law, a special meeting of shareholders may be called by the Chairman, the President, the directors by action at a meeting, a majority of the directors voting without a meeting, holders of 25% of the outstanding shares entitled to vote at such meeting (or a lesser or greater proportion as specified in the articles or regulations but not greater than 50%) or the person(s) authorized to do so by the articles of incorporation or the code of regulations. The Continental Code of Regulations does not contain provisions regarding special shareholder meetings that impose requirements in addition to or different from those imposed by Ohio Law.




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

Number and Election of Directors

     Delaware Law permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The MIM Charter provides that the number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the board of directors. The MIM By-laws currently provide for a board of directors with seven members.

     Ohio Law allows the articles of incorporation or code of regulations of a corporation to specify or fix the number and terms of directors, or may authorize the shareholders or the board of directors to fix or change the number of directors, or may establish a variable range for the size of the board of directors. The Continental Code of Regulations provides that the directors shall be elected at each annual meeting and shall serve for a term of one year and the Continental Code of Regulations fixes the number of directors at seven until changed by the shareholders. Under the Ohio Law, cumulative voting (unless eliminated by an amendment of the articles of incorporation) is required to be available for the election of directors if notice to such effect is given by a shareholder prior to a shareholders' meeting and an announcement to such effect is made at the meeting. The Continental Charter neither expands nor restricts cumulative voting for the election of directors.

Continental's Provisions Restricting Transfer of Shares

     The Continental Code of Regulations requires that no holder of common shares of any class of Continental will sell, transfer or otherwise dispose of all or any part of the shares held by him without first offering the same to Continental for purchase at a price equal to the price offered by a third party. In the event and to the extent that the right to purchase is not exercised by Continental (whether for lack of legal authority or for any other reason), the shares owned by such shareholder proposed to be transferred will be offered for sale to the remaining shareholders of the same class of common shares of Continental at the price the shares were offered to Continental. In the event and to the extent neither Continental nor the remaining shareholders elects to purchase all of the shares offered, the offering shareholder (or his executor or administrator in the case of deceased shareholder) has the right to sell, transfer or otherwise dispose of any shares not so purchased to such other party or parties as he desires for period of one hundred twenty (120) days after expiration of the right to purchase of the remaining shareholders provided, however, that the shares may not be disposed of to any other party at a lesser price or on more favorable terms than those provided to Continental or remaining shareholders without again offering them to Continental and the remaining shareholders at such lesser price or more favorable terms; provided, further, that in the event of any such disposition of the shares, the person acquiring the shares or any rights therein will acknowledge in writing to Continental his receipt of a copy of the restrictions contained in the Code of Regulations and his/her agreement to comply therewith and be bound thereby (any such person, even absent such written acknowledgment, being bound by such restrictions through his acceptance of possession of the shares). After the one-hundred-twenty (120) day period, these restrictions will again apply and be in full force and effect. These restrictions do not apply to a transfer constituting more than 20% of the outstanding capital stock of Continental. The MIM Charter and the MIM By-laws do not contain a similar provision.

Indemnification of Directors and Officers

     Under Delaware Law, a corporation may indemnify any director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor -- a "derivative action") if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     The MIM By-laws provide, among other things, that MIM will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of MIM, or is or was serving while a director or officer of MIM at the request of MIM as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint


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

venture, trust, employee benefit plan or other enterprise, will be indemnified by MIM against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law.

     Under Ohio Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit because such person was or is a director, officer, employee, or agent of the corporation, or is or was serving upon the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with regard to criminal actions, the director or officer had no reason to believe his conduct was unlawful. In the event that any director or officer succeeds on the merits of any action, indemnification is required. Such indemnification includes attorneys fees actually and reasonably incurred by such a person in connection with the defense or settlement of any such action or suit. In the context of a derivative suit by or in the right of a corporation, a corporation may indemnify a director or officer if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and such director or officer is not adjudged to be liable for negligence or misconduct to the corporation, or the action or lawsuit is not brought under provisions of Ohio law pertaining to unlawful loans, dividends or distributions of assets.

     Directors (but not other indemnified persons) are entitled to advancement of costs incurred in defending any suit or derivative action, provided that any such action does not arise under provisions of Ohio law pertaining to unlawful loans, dividends or distributions of assets. In order to receive mandatory advancement, a director must first agree to cooperate with the corporation and repay the amount advanced if it is proven by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or reckless disregard for the corporation's best interests.

     The indemnification provided pursuant to Ohio law is not exclusive and is in addition to any further indemnification provided pursuant to a corporation's code of regulations, any other agreement or otherwise.

     The Continental Code of Regulations provides that Continental will indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of Continental, by reason of the fact that he is or was a director or officer of Continental, or is or was serving at the request of Continental as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Continental, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Continental, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     The Continental Code of Regulations further provides that Continental will indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Continental to procure a judgment in its favor by reason of the fact that he is or was a director or officer of Continental, or is or was serving at the request of Continental as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Continental, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable for negligence or misconduct in the performance of his duty to Continental unless, and only to the extent that the Court of Common Pleas, or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or such court will deem proper.


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




                      PROPOSAL 2. -- ELECTION OF DIRECTORS

     The MIM By-laws provide that the number of directors shall be such number, currently six, as shall be designated from time to time by resolution of the MIM Board. Each director shall hold office until his or her successor is elected at the next annual meeting of stockholders and duly qualified or until his or her earlier death, resignation or removal. The MIM Board has nominated and recommends the election of Richard H. Friedman, Scott R. Yablon, Dr. Louis A. Luzzi, Richard A. Cirillo, Michael Kooper and Dr. Louis DiFazio, all of whom currently are directors of MIM. The MIM Board also contemplates that it will search for and appoint one additional independent director to the MIM Board as soon as practicable following the Annual Meeting.

     Although the MIM Board has no reason to believe any of the nominees will be unable to serve, if such should occur, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the MIM Board. However, proxies will not be voted for the election of more than six directors.

     The following table sets forth, as of the date of the filing of this Proxy Statement/Prospectus, certain information with respect to each nominee for election as a director:

        Name                     Age               Position
        ----                     ---               --------
 Richard H. Friedman .........    47   Chief Executive Officer and Director

 Scott R. Yablon..............    48   President, Chief Operating Officer, Chief
                                          Financial Officer and Director

 Louis A. Luzzi, Ph.D ........    65   Director

 Richard A. Cirillo ..........    47   Director

 Michael Kooper ..............    63   Director

 Louis DiFazio, Ph.D .........    60   Director

     Richard H. Friedman is currently the Chief Executive Officer of MIM. He joined MIM in April 1996 and, in May 1996, was elected Chief Operating Officer, Chief Financial Officer and a director of MIM. Mr. Friedman also served as MIM's Treasurer from April 1996 until February 1998. Effective May 15, 1998, Mr. Friedman assumed the title of Chief Executive Officer and relinquished the titles of Chief Operating Officer and Chief Financial Officer. From February 1992 to December 1994, Mr. Friedman served as Chief Financial Officer and Vice President of Finance of Zenith. From January 1995 to January 1996, he was Vice President of Administration of NAMPG.

     Scott R. Yablon joined MIM on May 1, 1998 and, effective May 15, 1998, served as its President, Chief Operating Officer and Chief Financial Officer. Mr. Yablon has served as a director of MIM since July 1996. Prior to joining MIM, he held the position of Vice President-Administration for Forbes Inc. since 1981, and was its Vice President-Finance and Administration. He was also a member of the Investment Committee of Forbes Inc., Vice President, Treasurer and Secretary of Forbes Investors Advisory Institute and Vice President and Treasurer of Forbes Trinchera, Sangre de Cristo Ranches, Fiji Forbes and Forbes Europe.

     Louis A. Luzzi, Ph.D. has served as a director of MIM since July 1996. Dr. Luzzi is Dean of Pharmacy and Provost for Health Science Affairs of the University of Rhode Island College of Pharmacy. He has been a Professor of Pharmacy at the University of Rhode Island since 1981. Dr. Luzzi participates in several university, industry and government committees and has published numerous research articles.

     Richard A. Cirillo has served as a director of MIM since April 1998. Mr. Cirillo is a partner of the law firm of Rogers & Wells LLP, which he has been associated with since 1975. Rogers & Wells LLP has served as outside general counsel to MIM since March 1997.

     Martin ("Michael") Kooper has served as a director of MIM since April 1998. Mr. Kooper has served as President of The Kooper Group since December 1997, a successor to Michael Kooper Enterprises, an insurance


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

and risk management consulting firm. From 1980 through December 1997, Mr. Kooper served as President of Michael Kooper Enterprises.

     Louis DiFazio, Ph.D. has served as a director of MIM since May 1998. From 1990 through March 1997, Dr. DiFazio served as President of Technical Operations for the Pharmaceutical Group of Bristol-Myers Squibb and since March 1997 has served as Group Senior Vice President. Dr. DiFazio also serves as a member of the Board of Trustees for Rutgers University and the University of Rhode Island. Dr. DiFazio received his B.S. in Pharmacy from Rutgers University and his Ph.D. in Pharmaceutical Chemistry from the University of Rhode Island.

Information Concerning Meetings and Certain Committees

     MIM has standing Audit and Compensation Committees of the Board of Directors. The Audit Committee, currently comprised of Messrs. Friedman and Yablon, makes recommendations to the MIM Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by MIM's independent auditors, reviews and evaluates MIM's internal accounting controls and performs such other functions as directed by the MIM Board. The Compensation Committee, currently comprised of Messrs. Luzzi and Cirillo, administers MIM's stock incentive plans, makes recommendations to the MIM Board concerning executive officer compensation matters and performs such other duties as from time to time are designated by the MIM Board. During 1997, the MIM Board held four meetings (which all directors attended), except that Mr. Luzzi did not attend one meeting due to a death in the family. The Compensation Committee held one meeting in 1997; the Audit Committee did not hold any meetings; however, the MIM Board and the Committees conferred informally and took action by unanimous written consent on a number of occasions, thereby minimizing the need for regularly scheduled meetings.

Compensation of Directors

     Directors who are not officers of MIM ("Outside Directors") receive fees of $1,500 per month and $500 per meeting of the MIM Board and any committee thereof and are reimbursed for expenses incurred in connection with attending such meetings. In addition, each Outside Director joining MIM since the adoption of MIM's 1996 Non-Employee Directors Stock Incentive Plan (the "Directors Plan") receives options to purchase 20,000 shares of MIM Common Stock under that plan. Directors who are also officers of MIM are not paid any director fees.

     The Directors Plan was adopted in July 1996 to attract and retain qualified individuals to serve as non-employee directors of MIM, to provide incentives and rewards to such directors and to associate more closely the interests of such directors with those of MIM's stockholders. The Directors Plan provides for the automatic grant of non-qualified stock options to purchase 20,000 shares of MIM Common Stock to non-employee directors joining MIM since the adoption of the Directors Plan. The exercise price of such options is equal to the fair market value of the MIM Common Stock on the date of grant. Options granted under the Directors Plan generally vest over three years. A reserve of 100,000 shares of MIM Common Stock has been established for issuance under the Directors Plan. Through May 15, 1998, options to purchase 20,000 shares have been granted under the Directors Plan to each of Messrs. Luzzi and Yablon at an exercise price of $13 per share and options to purchase 20,000 shares have been granted under the Directors Plan to Mr. Cirillo at an exercise price of $4.35 per share.

                          PROPOSAL 3. -- OTHER MATTERS

     The MIM Board knows of no matters to be presented for action at the Annual Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such other matters, to the extent permitted by applicable rules of the Commission, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION

Executive Compensation

     The following table sets forth certain information concerning the annual, long-term and other compensation of the chief executive officer and the other executive officers of MIM and the most highly compensated non-executive officer of MIM's subsidiaries (the "Named Executive Officers") for services rendered in all capacities to MIM and its subsidiaries during 1997 and 1996:


                           Summary Compensation Table

                                                                                             Long-Term
                                                                                           Compensation
                                                 Annual Compensation                          Awards
                                      --------------------------------------------------    Securities
                                                                             Other          Underlying        All Other
Name and Principal Position            Year      Salary(1)     Bonus     Compensation(2)      Options        Compensation
---------------------------            ----      ---------     -----     ---------------      -------        ------------
John H. Klein ...................      1997      $ 325,000      --            $ 12,000             --          $ 4,710(7)
   Chief Executive Officer             1996      $ 220,192      --            $  9,000       3,660,000(3)          --

E. David Corvese ................      1997      $ 325,000      --            $ 11,917             --          $61,681(5)
   Vice Chairman                       1996      $ 174,791      --            $ 11,924       1,336,950(4)      $76,850(6)

Richard H. Friedman .............      1997      $ 275,000      --            $ 12,000             --          $ 4,710(7)
   Chief Operating Officer and         1996      $ 187,977      --            $  7,000       1,500,000(3)      $ 3,657(7)
   Chief Financial Officer

Barry A. Posner .................      1997      $ 127,366(8)   --            $  4,166          50,000(9)      $ 4,710(7)
   Vice President, Secretary           1996
   and General Counsel

E. Paul Larrat(10) ..............      1997      $ 155,000      --            $  3,600             --          $ 4,113(7)
Executive Vice President,              1996      $ 135,556      --            $  3,600         157,500(11)     $ 7,549(12)
   Pro-Mark Holdings, Inc.

----------
(1) The annualized base salaries of the Named Executive Officers for 1997 were as follows: Mr. Klein ($325,000), Mr. Corvese ($325,000), Mr. Friedman ($275,000), Mr. Posner ($175,000) and E. Paul Larrat ($155,000).

(2)  Consists of automobile allowances.

(3) Represents options to purchase shares of MIM Common Stock from E. David Corvese. See "Common Stock Ownership by Certain Beneficial Owners and Management" above.

(4) Represents options to purchase shares of MIM Common Stock from MIM issued in connection with the formation of MIM in exchange for options to purchase Pro-Mark common stock that were previously granted by Pro-Mark.

(5) Represents $43,604 of legal costs and expenses paid by Pro-Mark and MIM Holdings, LLC on behalf of Mr. Corvese and $18,077 of life insurance premiums paid by Mr. Corvese and reimbursed by MIM.

(6) Represents $3,799 of legal costs and expenses paid by Pro-Mark and MIM Holdings, LLC on behalf of Mr. Corvese and $73,051 of life insurance premiums paid by Mr. Corvese and reimbursed by MIM.

(7) Consists of up to $3,000 of life insurance premiums paid by the Named Executive Officer and reimbursed by MIM.

(8) The annualized base salary for Mr. Posner, who joined MIM in March 1997, initially was $165,000 and increased to $175,000 effective in June 1997.

(9)  Represents options to purchase shares of MIM Common Stock from MIM.

(10) $65,000 of Mr. Larrat's base salary is paid to Mr. Larrat indirectly by MIM to the University of Rhode Island College of Pharmacy through a time sharing arrangement. In turn, the University pays such amount to Mr. Larrat. The balance of his base salary is paid directly by MIM.

(11) Consists of 77,500 options to purchase shares of MIM Common Stock at an exercise price equal to $0.0067 per share and 60,000 options to purchase shares of MIM Common Stock at an exercise price equal to $13.00 per share.

(12) Consists of life insurance premiums paid to such person by MIM.

     The following table sets forth information concerning stock option grants made during 1997 to the Named Executive Officers. The grants listed hereunder are also reflected in the Summary Compensation Table. In accordance with the rules and regulations of the Commission, the hypothetical gains or "option spreads" for each option grant are shown assuming compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the Commission and are for illustrative purposes only; they are not intended to predict the future stock prices, which will depend upon market conditions and MIM's future performance, among other things.


                        Option Grants in Last Fiscal Year

                                                Individual Grants (1)
                                 -----------------------------------------------------
                                 Number of     % of Total
                                 Securities      Options                                    Potential Realizable
                                 Underlying    Granted to       Exercise                  Value at Assumed Annual
                                  Options      Employees         Price      Expiration      Rates of Stock Price
Name                               Granted       in 1997        ($/share)      Date      Appreciation for Option Term
----                             ----------      -------        ---------   ----------   ----------------------------
                                                                                               5%          10%
                                                                                             ------      ------
John H. Klein ................        --            --               --          --               --          --

E. David Corvese .............        --            --               --          --               --          --

Richard H. Friedman ..........        --            --               --          --               --          --

Barry A. Posner ..............     50,000(1)      58.8%         $7.4375     3/26/07         $233,870    $592,673

E. Paul Larrat ...............        --            --               --          --               --          --

---------
(1) The first two-thirds of such options became exercisable in equal installments on March 26, 1997 and 1998. The remaining one-third of such options becomes exercisable on March 26, 1999. Effective July 6, 1998, under a company repricing program, Mr. Posner elected to reprice the exercise price of this option to $6.50 per share. As a result of the conditions imposed upon such repricing program, the vested portion of this option became unvested and all 50,000 shares of MIM Common Stock subject to this option become exercisable in three equal installments on July 6, 1999, July 6, 2000 and July 6, 2001. The repricing program offered all employees holding options the right to reprice all outstanding options held by them on the same terms described above.

     The following table sets forth for each Named Executive Officer the number of shares covered by both exercisable and unexercisable stock options held as of December 31, 1997. Also reported are the values for "in-the-money" options, which represent the difference between the respective exercise prices of such stock options and $4.75, the per share closing price of the MIM Common Stock on December 31, 1997.


                 Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year-End Option Values

                                                             Number of Securities          Value of Unexercised
                                                            Underlying Unexercised        In-the-Money Options at
                                 Shares        Value      Options at Fiscal Year-End         Fiscal Year-End
                              Acquired On    Realized     --------------------------     -------------------------
Name                          Exercise (#)      ($)       Exercisable  Unexercisable     Exercisable Unexercisable
----                          ------------      ---       -----------  -------------     ----------- -------------
John H. Klein (1) ..........         --             --     3,040,000      620,000        $8,370,000        --

E. David Corvese (2) .......         --             --     1,336,950           --        $6,341,555        --

Richard H. Friedman (1) ....         --             --     1,500,000           --        $6,975,000        --

Barry A. Posner (3) ........         --             --            --       50,000                --        --

E. Paul Larrat (3) .........     20,000       $248,666        97,500       40,000        $  367,606        --

----------
(1) Indicated options are to purchase shares of MIM Common Stock from E. David Corvese (see "Common Stock Ownership by Certain Beneficial Owners and Management" above). In February 1998, Messrs. Klein and Friedman exercised these options for a total of 1,800,000 and 1,500,000 shares, respectively.

(2) Indicated options are to purchase shares of MIM Common Stock from MIM issued in exchange for options previously granted by Pro-Mark (see "Compensation Committee Interlocks and Insider Participation" below).

(3)  Indicated options are to purchase shares of MIM Common Stock from MIM.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the MIM Board administers MIM's stock incentive plans and makes recommendations to the MIM Board regarding executive officer compensation matters, including policies regarding the relationship of corporate performance and other factors to executive compensation. During 1997, the members of the Committee were Messrs. Luzzi and Yablon.

     At December 31, 1997, Mr. and Mrs. Corvese were indebted to MIM in the amount of $978,750 respecting loans received from MIM in June 1994 and amended in June 1997 in said amount. The loans bear interest at 7.125% per annum, with interest payable monthly and principal payable in full on or before June 15, 2000, and are secured by a first mortgage on the Corveses' principal residence.

Compensation Committee Report on Executive Compensation

     Prior to March 1997, there was no committee of the MIM Board responsible for establishing or recommending compensation policies applicable to MIM's executive officers. The compensation to executive officers for 1996 and 1997 was determined by negotiation between MIM and the executive officers and is set forth in the executive officers' respective employment agreements with MIM described below. As such, other than Mr. Posner's salary increase described below, executive compensation during 1997 was not performance based. Since then, the Compensation Committee has been delegated responsibilities regarding executive compensation matters. See "Compensation Committee Interlocks and Insider Participation."

Employment Agreements

     In May 1996, Messrs. Klein, Corvese and Friedman entered into executive employment agreements with MIM which provide for initial base salaries at annualized rates of $325,000, $325,000 and $275,000, respectively, and certain fringe benefits including automobile and life insurance allowances. Such executives are (or were) also eligible to participate in an executive bonus program for senior executive officers. The term of employment is four years, subject to earlier termination by either party. If employment is terminated early due to disability, or by MIM without cause, or by the executive with cause, MIM is obligated to continue to pay his salary and provide fringe benefits for twelve months following termination. During the term of employment and for one year after the later of termination of severance payments (unless MIM terminates the executive without cause) or employment, the executive may not, directly or indirectly, participate in the United States (other than with MIM) in the pharmacy benefit management business, any business then being engaged in by MIM or any component of any such business, nor may the executive induce any customers to take actions disadvantageous to MIM. On March 31, 1998, Mr. Corvese terminated his employment agreement and resigned as an officer and employee of MIM. In addition, Mr. Corvese agreed not to stand for re-election as a director of MIM. Effective May 15, 1998, Mr. Klein terminated his employment agreement and resigned as an officer, employee and director of MIM.

     Effective March 1997, Mr. Posner entered into an executive employment agreement with MIM which provides for an initial base salary at an annualized rate of $165,000 (increasing to $175,000 after three months based upon a favorable review by the Chief Operating Officer), options to purchase 50,000 shares of MIM Common Stock at the then current fair market value, and certain fringe benefits including life insurance and eligibility for participation in MIM's executive bonus program. The agreement continues until terminated by either party. If employment is terminated due to disability, or by MIM without cause, or by Mr. Posner with cause, MIM is obligated to continue to pay his salary and provide fringe benefits for nine months following termination. If Mr. Posner ceases to serve as General Counsel or is assigned a position which principally has business responsibilities, thereafter he is subject to restrictions on competition similar to those applying to the other above-listed executive officers.

Stockholder Return Performance Graph

     MIM's Common Stock first commenced public trading on August 15, 1996 in connection with MIM's underwritten initial public offering of common stock. The graph set forth below compares, for the period of August 15, 1996 through December 31, 1997, the total cumulative return to holders of MIM Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index.


                Comparison of Cumulative Total Return Among MIM, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index*

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


DATE               MIM Corp MIMS                      NASDAQ STOCK MARKET (U.S.)         NASDAQ HEALTH SERVICES
----               -------------                      --------------------------         ----------------------
08/15/96               100                                     100                                  100
9/96                   112                                     108                                  104
12/96                   38                                     114                                   92
3/97                    49                                     107                                   86
6/97                   111                                     127                                   96
9/97                    75                                     149                                  105
12/97                   37                                     139                                   94

----------
* The above graph assumes an investment of $100 in MIM's Common Stock on August 15, 1996 and in the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index on July 31, 1996, and that all dividends were reinvested. The performances shown in the above table are not necessarily indicative of future performance.

Certain Relationships and Related Transactions

     At December 31, 1997, Alchemie Properties, LLC, a Rhode Island limited liability company of which Mr. Corvese is the manager and principal owner ("Alchemie"), was indebted to MIM in the amount of $280,629 respecting a loan received from MIM in 1994 in the original principal amount of $299,000. The loan bears interest at 10% per annum, with interest payable monthly and principal payable in full on or before December 1, 2004, and is secured by a lien on Alchemie's rental income.

     In December 1994, MIM entered into a ten-year agreement to lease a facility from Alchemie. The lease provides for monthly payments of $3,000 plus real estate taxes and condominium association fees. Rent expense was approximately $60,000, $52,000 and $56,000 for the years ended December 31, 1995, 1996 and
1997, respectively. MIM has expended an aggregate of approximately $513,000 for alterations and improvements in this space through December 31, 1997, which upon termination of the lease will revert to the lessor. The future MIM lease rental payments under these agreements are included in Note 6 to the December 31, 1997 consolidated financial statements which appear elsewhere herein.

     At December 31, 1997, MIM Holdings, LLC ("MIM Holdings") was indebted to MIM in the amount of $456,000 respecting loans received from MIM during 1995 in the aggregate principal amount of $1,078,000. MIM holds a $456,000 promissory note from MIM Holdings due March 31, 2001 that bears interest at 10% per annum. Interest generally is payable quarterly, although in December 1996 the note was amended to extend the due date to September 30, 1997 for all interest accruing from January 1, 1996 to said date. This note is guaranteed by Mr. Corvese and further secured by the assignment to MIM of a $100,000 promissory note that was originally given by an MIM officer to MIM Holdings. The remaining $622,000 of indebtedness will not be repaid and was recorded as a stockholder distribution during the first half of 1996.

     At December 31, 1997, MIM Holdings paid off a $99,000 loan received from MIM during the first half of 1996. Originally scheduled to be repaid by September 30, 1996 without interest, the $86,000 principal amount outstanding at December 31, 1996 had been rescheduled to be due and payable on September 30, 1997 together with 10% interest accruing on the unpaid balance since September 30, 1996 pursuant to an unsecured promissory note.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and officers of MIM and persons, or "groups" of persons, who own more than 10% of a registered class of MIM's equity securities (collectively, "Covered Persons") to file with the Securities and Exchange Commission and The Nasdaq Stock Market, within specified time periods, initial reports of beneficial ownership, and subsequent reports of changes in ownership, of certain equity securities of MIM. Based solely on its review of copies of such reports furnished to it and upon written representations of Covered Persons that no other reports were required, other than as described below, MIM believes that all such filing requirements applicable to Covered Persons with respect to all periods up to and including 1997 have been complied with on a timely basis. Mr. Posner's initial statement of beneficial ownership on Form 3 was not timely filed.

Independent Auditors

     Arthur Andersen LLP served as MIM's independent public accountants for 1997 and, subject to the formal recommendations of the Audit Committee and approval of the MIM Board, are expected to serve again as such for 1998. Representatives of that firm are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

Solicitation of Proxies

     The cost of soliciting the proxies will be paid by MIM. Directors, officers and employees of MIM may solicit proxies in person, or by mail, telephone, electronic mail or otherwise, but no such person will be compensated for such services. MIM will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

Stockholder Proposals

     In order to be eligible for inclusion in MIM's proxy material for the 1999 Annual Meeting of Stockholders, stockholders' proposals to take action at such meeting must comply with applicable Commission rules and regulations, must be directed to the Secretary of MIM at its principal executive offices set forth on page 2 of this Proxy Statement/Prospectus, and must be received by MIM not later than April 7, 1999.

Miscellaneous

     A copy of MIM's 1997 Annual Report to Stockholders is enclosed but is not to be regarded as proxy solicitation material or as part of the Registration Statement.

     Upon request, MIM will furnish free of charge to record and beneficial owners of its common stock a copy of its 1997 Annual Report on Form 10-K (including financial statements and schedules but without exhibits). Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable charge. All requests should be directed to the Secretary of MIM at the address and telephone number of MIM's principal executive offices set forth on page 2 of this Proxy Statement/Prospectus.


                                  LEGAL MATTERS

     Certain of the tax consequences of the Merger will be passed upon for MIM by the law firm of Rogers & Wells LLP, New York, New York. The validity of the shares to be issued in connection with the Merger will be passed upon for MIM by Barry A. Posner, its Vice President, Secretary and General Counsel.

                                     EXPERTS

     The audited consolidated financial statements of MIM included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Continental at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     MIM files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov". MIM Common Stock is traded on the Nasdaq. Any such reports, proxy statements and other information filed or to be filed by MIM may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     MIM filed a Registration Statement on Form S-4 to register with the Commission the issuance of MIM Common Stock to Continental shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of MIM in addition to being a proxy statement of MIM for the Annual Meeting. As allowed by Commission rules, this Proxy
Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     MIM stockholders should rely only on the information contained in this Proxy Statement/Prospectus to vote on the proposals presented herein. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated August 5, 1998. You should not assume that the information contained in the Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to stockholders nor the issuance of MIM Common Stock in the Merger shall create any implication to the contrary.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                  Page
                                                                                                  ----
MIM CORPORATION AND SUBSIDIARIES

         Report of Independent Public Accountants.............................................     F-2

         Consolidated Balance Sheets as of December 31, 1996 and 1997.........................     F-3

         Consolidated Statements of Operations for the years ended
           December 31, 1995, 1996 and 1997...................................................     F-4

         Consolidated Statements of Stockholders' Equity (Deficit)
           for the years ended December 31, 1995, 1996 and 1997...............................     F-5

         Consolidated Statements of Cash Flows for the
           years ended December 31, 1995, 1996 and 1997.......................................     F-6

         Notes to Consolidated Financial Statements...........................................     F-7

         Consolidated Balance Sheets as of December 31, 1997
           and March 31, 1998 (unaudited).....................................................     F-20

         Consolidated Statements of Operations for the
           three months ended March 31, 1997 and 1998 (unaudited).............................     F-21

         Consolidated Statements of Cash Flows for the
           three months ended March 31, 1997 and 1998 (unaudited).............................     F-22

         Notes to Consolidated Financial Statements (unaudited)...............................     F-23

CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES

         Report of Independent Auditors.......................................................     F-25

         Consolidated Balance Sheets as of December 31, 1996 and 1997.........................     F-26

         Consolidated Statements of Income for each of the
           three years in the period ended December 31, 1997..................................     F-27

         Consolidated Statements of Stockholders' Equity for each of the
           three years in the period ended December 31, 1997..................................     F-28

         Consolidated Statements of Cash Flows for each of the
           three years in the period ended December 31, 1997..................................     F-29

         Notes to Consolidated Financial Statements...........................................     F-30

         Consolidated Balance Sheets as of December 31, 1997
           and March 31, 1998 (unaudited).....................................................     F-37

         Consolidated Statements of Income for the
           three months ended March 31, 1997 and 1998 (unaudited).............................     F-38

         Consolidated Statements of Cash Flows for the
           three months ended March 31, 1997 and 1998 (unaudited).............................     F-39

         Notes to Consolidated Financial Statements (unaudited)...............................     F-40

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MIM Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of MIM Corporation and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MIM Corporation and Subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 23, 1998

                        MIM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,
                    (In thousands, except for share amounts)

                                                                                        1996          1997
                                                                                      --------      --------
                                     ASSETS
Current assets
  Cash and cash equivalents ......................................................    $  1,834       $  9,593
  Investment securities ..........................................................      28,113         19,235
  Receivables, less allowance for doubtful accounts of
    $1,088 and $1,386, respectively...............................................      18,646         23,666
  Prepaid expenses and other current assets ......................................       1,129            888
                                                                                      --------       --------
          Total current assets ...................................................      49,722         53,382
Investment securities, net of current portion ....................................       8,925          3,401
Other investments ................................................................         --           2,300
Property and equipment, net ......................................................       2,423          3,499
Due from affiliates, less allowance for doubtful accounts of
  $2,157 and $2,360, respectively.................................................         628            --
Other assets, net ................................................................         102            145
                                                                                      --------       --------
              Total assets........................................................    $ 61,800       $ 62,727
                                                                                      ========       ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of capital lease obligations ...................................       $ 213          $ 222
  Accounts payable ...............................................................       1,562            931
  Deferred revenue ...............................................................         --           2,799
  Claims payable .................................................................      17,278         26,979
  Payables to plan sponsors and others ...........................................      10,174         10,839
  Accrued expenses ...............................................................         926          2,279
                                                                                      --------       --------
          Total current liabilities...............................................    $ 30,153       $ 44,049
Capital lease obligations, net of current portion ................................         375            756
Commitments and contingencies (Note 6)
Minority interest ................................................................       1,129          1,112
Stockholders' equity
  Preferred stock, $.0001 par value; 5,000,000 shares authorized,
    no shares issued or outstanding...............................................         --             --
  Common stock, $.0001 par value; 40,000,000 shares authorized,
    12,040,600 and 13,335,150 shares issued and outstanding, respectively.........           1              1
Additional paid-in capital .......................................................      73,443         73,585
Accumulated deficit ..............................................................     (41,564)       (55,061)
Stockholder notes receivable .....................................................      (1,737)        (1,715)
                                                                                      --------       --------
          Total stockholders' equity..............................................      30,143        16,810
                                                                                      --------       --------
              Total liabilities and stockholders' equity..........................    $ 61,800       $ 62,727
                                                                                      ========       ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        MIM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31,
                  (In thousands, except for per share amounts)

                                                                             1995         1996         1997
                                                                           --------     --------     --------
Revenue ...............................................................    $213,929      $283,159     $242,291
Cost of revenue .......................................................     213,398       278,068      239,002
                                                                           --------      --------     --------
      Gross profit ....................................................         531         5,091        3,289
Selling, general and administrative expenses ..........................       8,048        11,619       19,098
Non-cash stock option charge ..........................................         --         26,640          --
                                                                           --------      --------     --------
      Loss from operations ............................................      (7,517)      (33,168)     (15,809)
Interest income, net ..................................................         745         1,393        2,295
                                                                           --------      --------     --------
      Loss before minority interest ...................................      (6,772)      (31,775)     (13,514)
Less: minority interest ...............................................         --            (21)         (17)
                                                                           --------      --------     --------
      Net loss ........................................................    $ (6,772)     $(31,754)    $(13,497)
                                                                           ========      ========     ========

Basic and diluted loss per common shares ..............................    $  (1.43)     $  (3.32)    $  (1.07)
                                                                           ========      ========     ========

Weighted average common shares used in computing basic
  and diluted loss per share...........................................       4,732         9,557       12,620
                                                                           ========      ========     ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        MIM CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

                                                                             Retained                     Total
                                                               Additional    Earnings     Stockholder  Stockholders'
                                                    Common       Paid-In   (Accumulated     Notes        Equity
                                                     Stock       Capital      Deficit)    Receivable    (Deficit)
                                                   --------     --------     --------      --------      --------
Balance, December 31, 1994 ...................     $      1     $   --       $ (2,416)     $ (1,278)     $ (3,693)
  Stockholder loans, net .....................         --           --           --          (1,059)       (1,059)
  Net loss ...................................         --           --         (6,772)         --          (6,772)
                                                   --------     --------     --------      --------      --------

Balance, December 31, 1995 ...................            1         --         (9,188)       (2,337)      (11,524)
  Stockholder loans, net .....................         --           --           --             (22)          (22)
  Stockholder distribution ...................         --           --           (622)          622          --
  Net proceeds from initial public offering ..         --         46,786         --            --          46,786
  Non-cash stock option charge ...............         --         26,640         --            --          26,640
  Non-employee stock option
    compensation expense .....................         --             17         --            --              17
  Net loss ...................................         --           --        (31,754)         --         (31,754)
                                                   --------     --------     --------      --------      --------

Balance, December 31, 1996 ...................            1       73,443      (41,564)       (1,737)       30,143
                                                   --------     --------     --------      --------      --------
Stockholder loans, net .......................         --           --           --              22            22
Exercise of stock options ....................         --            113         --            --             113
Non-employee stock option
  compensation expense .......................         --             29         --            --              29
Net loss .....................................         --           --        (13,497)         --         (13,497)
                                                   --------     --------     --------      --------      --------

Balance, December 31, 1997 ...................     $      1     $ 73,585     $(55,061)     $ (1,715)     $ 16,810
                                                   ========     ========     ========      ========      ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        MIM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,
                                 (In thousands)

                                                                        1995          1996          1997
                                                                      --------      --------      --------
Cash flows from operating activities:
  Net loss ......................................................     $ (6,772)     $(31,754)     $(13,497)
    Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
      Net loss allocated to minority interest ...................         --             (21)          (17)
      Depreciation and amortization .............................          366           781         1,091
      Stock option charges ......................................         --          26,657            29
      Provision for losses on receivables and due from affiliates        1,977           928           501
  Changes in assets and liabilities:
    Receivables .................................................       (4,728)       (4,551)       (5,318)
    Prepaid expenses and other current assets ...................           98          (648)          241
    Accounts payable ............................................         (376)          491          (631)
    Deferred Revenue ............................................         --            --           2,799
    Claims payable ..............................................        9,031        (2,016)        9,701
    Payables to plan sponsors and others ........................        2,003         1,738           665
    Accrued expenses ............................................         (202)          755         1,353
                                                                      --------      --------      --------
          Net cash provided (used in) by operating activities ...        1,397        (7,640)       (3,083)
                                                                      --------      --------      --------
Cash flows from investing activities:
  Purchase of property and equipment ............................         (802)         (870)       (1,575)
  Purchase of investment securities .............................         --         (37,038)      (27,507)
  Purchase of other investments .................................         --            --          (2,300)
  Maturities of investment securities ...........................         --            --          41,909
  Stockholder notes receivable, net .............................       (1,059)          (22)           22
  Due from affiliates, net ......................................       (1,759)         (828)          425
  (Increase) decrease in other assets ...........................          164           (93)          (48)
                                                                      --------      --------      --------
          Net cash (used in) provided by investing activities ...       (3,456)      (38,851)       10,926
                                                                      --------      --------      --------
Cash flows from financing activities:
  Principal payments on capital lease obligations ...............         (220)         (265)         (197)
  Proceeds from initial public offering .........................         --          46,786          --
  Proceeds from exercise of stock options .......................         --            --             113
  Minority interest investment ..................................        1,150          --            --
                                                                      --------      --------      --------
          Net cash provided by (used in) financing activities ...          930        46,521           (84)
                                                                      --------      --------      --------
Net (decrease) increase in cash and cash equivalents ............       (1,129)           30         7,759
Cash and cash equivalents--beginning of period ..................        2,933         1,804         1,834
                                                                      --------      --------      --------
Cash and cash equivalents--end of period ........................     $  1,804      $  1,834      $  9,593
                                                                      ========      ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Income taxes ................................................     $    286      $   --        $   --
                                                                      ========      ========      ========
    Interest ....................................................     $     31      $     55      $     41
                                                                      ========      ========      ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
  Equipment acquired under capital lease obligations ............     $    109      $    527      $    587
                                                                      ========      ========      ========
  Distribution to stockholder through cancellation of
    stockholder notes receivable ................................     $   --        $    622      $   --
                                                                      ========      ========      ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                        MIM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (In thousands, except for share and per share amounts)


NOTE 1 -- NATURE OF BUSINESS

     Corporate Organization

     MIM Corporation was incorporated in Delaware in March 1996 for the purpose of combining the businesses and operations of Pro-Mark Holdings, Inc., a Delaware corporation ("Pro-Mark"), and MIM Strategic Marketing, LLC, a Rhode Island limited liability company ("MIM Strategic"), (the "Formation"). The Formation was effected in May 1996. Previously, Pro-Mark Drug Benefit Management Services, LLC, a Rhode Island limited liability company, formed in June 1993 ("Pro-Mark DBMS"), had merged into Pro-Mark in April 1994. Pro-Mark is a wholly-owned subsidiary of MIM Corporation, and MIM Strategic is 90% owned by MIM Corporation. As used in these notes, the "Company" refers to MIM Corporation and its subsidiaries and predecessors.

     Prior to the Formation, Pro-Mark DBMS, Pro-Mark and Strategic were controlled by an officer of the Company (See Note 11) and his family who, before subsequent stock transfers, collectively held a direct or indirect controlling interest in MIM Corporation. The Formation has been accounted for using the carryover basis of accounting, and MIM Corporation's consolidated financial statements include the accounts and operations of the subsidiaries for all periods presented from the date each entity was formed.

     At incorporation, the authorized capital stock of MIM Corporation consisted of 1,500,000 shares of common stock, $0.001 par value. In May 1996, the certificate of incorporation of MIM Corporation was amended and restated to provide for authorized capital stock consisting of 40,000,000 shares of common stock, $0.0001 par value ("Common Stock"), and 5,000,000 shares of Preferred Stock, $0.0001 par value. In May 1996, 8,023,800 shares of Common Stock were issued in connection with the Formation.

     In the Formation, MIM Corporation acquired all of the outstanding stock of Pro-Mark and 90% of the ownership and membership interests in MIM Strategic. In exchange, Pro-Mark's stockholders received 150 shares of Common Stock of MIM Corporation for each Pro-Mark share (or an aggregate of 4,500,000 shares of Common Stock), and certain members of MIM Strategic received an aggregate of 3,523,800 shares of Common Stock for their 90% interest in MIM Strategic. Zenith Goldline Pharmaceuticals, Inc., a Florida corporation ("Zenith Goldline"), has held a 10% interest in MIM Strategic since its inception and did not participate in the Formation.

     In the Formation, outstanding stock options granted by Pro-Mark to employees and key contractors were exchanged for options from MIM Corporation on substantially similar terms (see Note 8). Except as otherwise indicated, all stock and stock option amounts (including share, per share par value and exercise price) pertaining to Pro-Mark DBMS, Pro-Mark and MIM Strategic prior to the Formation have been restated to reflect the equivalent amounts pertaining to Common Stock as if the Formation had already occurred.

     MIM Strategic was formed in 1995 by MIM Holdings, LLC ("MIM Holdings"), which is controlled by a former officer of the Company (See Note 11) and his family. MIM Holdings and Zenith Goldline contributed various intangibles and $1,150 in cash, respectively, to the capital of MIM Strategic in exchange for their 90% and 10% interests, respectively, in MIM Strategic. No accounting recognition has been given to the intangibles for financial reporting purposes since their value is not objectively determinable, and the entire $1,150 of capital contributed by Zenith Goldline has been presented as minority interest in the accompanying consolidated balance sheets. Profits and losses of MIM Strategic are allocated 90% to the Company and 10% to Zenith Goldline.

   Business

     The Company's revenues have been derived primarily from agreements to provide pharmacy benefit management services to sponsors of public and private health plans. To date, a majority of the services provided by the Company have been to sponsors of Tennessee-based plans who have entered into pharmacy benefit management contracts with RxCare of Tennessee, Inc. ("RxCare"), a subsidiary of the Tennessee Pharmacists Association, including contracts ("TennCare contracts") to provide mandated pharmaceutical services to formerly Medicaid-eligible and uninsured and uninsurable Tennessee residents under the State's TennCare Medicaid waiver program ("TennCare").

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 1 -- NATURE OF BUSINESS -- Continued

     Under an agreement with RxCare formalized in March 1994 and thereafter amended (the "RxCare Contract"), the Company is responsible for operating and managing RxCare's pharmacy benefit management contracts. In return for receipt of all sponsor payments due RxCare under its pharmacy benefit management contracts and all rebates negotiated with pharmaceutical manufacturers in connection with RxCare programs, the Company implements and enforces the drug benefit programs, bears all program costs including payments to dispensing pharmacies and certain payments to RxCare and sponsors, and shares with RxCare the remaining profit, if any, under the pharmacy benefit management contracts (see Note 2). The RxCare Contract is scheduled to expire in December 1998 unless renewed in accordance with its terms.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition

     Capitated Agreements. Certain pharmacy benefit management contracts are capitated agreements pursuant to which the Company receives a fixed monthly fee for each member enrolled in a particular health plan. In exchange for this fee, the Company is obligated to provide covered pharmacy services to plan members. Typically, capitated agreements have a one-year term and are subject to automatic renewal unless notice of termination is given. These contracts are subject to earlier termination upon the occurrence of certain events.

     Capitation payments under TennCare contracts are based upon the latest eligible member data provided by the State of Tennessee. On a monthly basis, the Company receives payments (and recognizes revenue) for those members eligible for the current month, plus or minus capitation amounts for those persons determined to be retroactively eligible or ineligible for prior months under the contract. The related receivables at December 31, 1996 and 1997 were approximately $1,056 and $120, respectively. The related capitated revenue for the years ended December 31, 1995, 1996 and 1997 was approximately $192,625, $232,395 and $127,477, respectively.

     Fee-for-Service Agreements. Certain pharmacy benefit management contracts are fee-for-service agreements pursuant to which the Company is paid by the plan sponsor an amount reflecting the cost of a prescription plus a per prescription service fee. Under these contracts, the Company is obligated to pay network pharmacies for pharmacy services provided to plan members. The Company recognizes the cost incurred to pay network pharmacies with its corresponding fees for service revenue at the time a pharmacy prescription claim is adjudicated. The related fee-for-service revenue for the years ended December 31, 1995, 1996 and 1997 was approximately $16,525, $49,941 and $114,654, respectively.

     Receivables. Receivables include amounts due from plan sponsors under the Company's pharmacy benefit management contracts and amounts due from pharmaceutical manufacturers, which represent rebates resulting from the distribution of certain drugs through retail pharmacies.

     Cost of Revenue. Cost of revenue includes pharmacy claims, fees paid to pharmacists and other direct costs associated with pharmacy management and claims processing operations, offset by rebates received from pharmaceutical manufacturers in connection with the Company's pharmacy management programs. Rebates are earned in accordance with contractual agreements between the Company and pharmaceutical manufacturers. For the years ended December 31, 1995, 1996 and 1997, rebates earned net of rebate sharing arrangements on pharmacy benefit management contracts were approximately $7,141, $7,738 and $13,290, respectively.

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Payables to Plan Sponsors and Others

     Certain pharmacy benefit management contracts provide for an income or loss share with the plan sponsor. The income or loss share is calculated by deducting all related costs and expenses from revenues earned under the contract. To the extent revenues exceed costs, the Company records a payable representing the plan sponsor's share of the profit attributable to that contract, and to the extent costs exceed revenues the Company records a receivable. Agreements between RxCare and certain plan sponsors also provide for the sharing of pharmaceutical manufacturers' rebates with the plan sponsor. The Company is also obligated to share with RxCare the cumulative profit, if any, under the Company's agreement with RxCare (see Note 4). The Company estimates that any difference between the recorded liability on the accompanying consolidated balance sheets and the ultimate exposure under those contract provisions will not have a material adverse effect on the consolidated financial statements.

     Cash and Cash Equivalents

     For the purpose of the accompanying consolidated statements of cash flows, cash and cash equivalents are defined as demand deposits and overnight investments at banks.

     Property and Equipment

     The  Company  provides  for   depreciation   and  amortization   using  the
straight-line method over the estimated useful lives of assets ranging from three to five years or, in the case of leases, over the life of the lease. Maintenance and repairs are expensed as incurred.

     Long-Lived Assets

     The provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment of long-lived assets exist if, at a minimum, the future expected cash flows (undiscounted and without interest charges) from operations are less than the carrying value of those assets. An impairment loss, if any, would be measured as the amount by which the carrying amount of the asset exceeds its fair value. Management does not believe that any such change in circumstances has occurred.

     Deferred Revenue

     Deferred revenues represent fees received in advance from certain plan sponsors and are recognized as revenue in the month these fees are earned.

     Claims Payable

     The Company is responsible for all covered prescriptions provided to plan members during the contract period. At December 31, 1996 and 1997, certain prescriptions were dispensed to members for which the related claims had not yet been presented to the Company for payment. Estimates of $3,296 and $1,858 at December 31, 1996 and 1997, respectively, have been accrued for these claims in the accompanying consolidated balance sheets. Unpaid claims incurred and reported amounted to $10,482 and $20,786 at December 31, 1996 and 1997, respectively. The Company entered into several commercial risk-based contracts during 1997 (see Note 6) for which future losses are expected. Based on management's estimate of losses to be incurred the Company has accrued $4,335 at December 31, 1997. The Company also experienced losses on one of the TennCare contracts since the contract was entered into as of April 1, 1995. RxCare exercised its option to terminate the contract on March 31, 1997, before its scheduled expiration date of December 31, 1997. At December 31, 1996 the Company accrued $3,500 to cover management's estimate of losses to be incurred during the remainder of the original contract. These amounts are included in claims payable in the accompanying consolidated balance sheets.

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

   Minority Interest

     The minority interest in the loss of MIM Strategic is reflected as a reduction of net loss in the accompanying consolidated statements of operations.

     Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 utilizes the liability method, and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities at currently enacted tax laws and rates.

     Disclosure of Fair Value of Financial Instruments

     The Company's financial instruments consist mainly of cash and cash equivalents, investment securities (see Note 3), accounts receivable and accounts payable. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term nature.

     Accounting for Stock-Based Compensation

     The Company accounts for employee stock based compensation plans and non-employee director stock incentive plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Stock options granted to anyone other than employees and non-employee directors are accounted for in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (see Note 8).

     Earnings Per Share

     Effective  for the year  ended  December  31,  1997,  the  Company  adopted
Statement of Financial Accounting Standards, No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. Basic loss per share is based on the average number of shares outstanding during the year. Diluted loss per share is the same as basic loss per share as the inclusion of common stock equivalents would be anti-dilutive. Common shares outstanding and per share amounts reflect the formation (see Note 1) and are considered outstanding from the date each entity was formed.

     Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting comprehensive income and its components. SFAS 131 establishes standards for reporting financial and descriptive information regarding an enterprise's operating segments. Both are effective for periods beginning after December 15, 1997. These standards increase financial reporting disclosures and will have no impact on the Company's financial position or results of operations.

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 3 -- INVESTMENT SECURITIES AND OTHER INVESTMENTS

     Investment Securities

     The  Company's   marketable   investment   securities   are  classified  as
held-to-maturity and are carried at amortized cost on the accompanying balance sheet as of December 31, 1996 and 1997. Management believes that it has the positive intent and ability to hold such securities to maturity. Amortized cost (which approximates fair value), of these securities as of December 31, 1996 and 1997 is as follows:
                                                          1996           1997
                                                        -------        -------
     Held-to-maturity securities:
       U.S. government .............................    $ 1,000        $ 3,600
       States and political subdivision ............        545            295
       Corporate securities ........................     35,493         18,741
                                                        -------        -------
     Total investment securities ...................    $37,038        $22,636
                                                        =======        =======

     The contractual maturities of all held-to-maturity securities at December 31, 1997 are as follows:

                                                               Amortized Cost
                                                               --------------
    Due in one year or less.................................      $19,235
    Due after one year through five years...................        3,401
                                                                  -------
    Total investment securities.............................      $22,636
                                                                  =======

     Other Investments

     On June 23, 1997, the Company, along with other strategic partners, made an investment in Wang Healthcare Information Systems, Inc. ("WHIS"), a company engaged in the development, marketing and servicing of PC-based clinical information systems for physicians and their staff, using patented image-based technology. The Company purchased 1,150,000 shares of the Series B Convertible Preferred Stock, par value $0.01 per share, of WHIS (the "WHIS Shares") representing a minority 8% interest for an aggregate purchase price equal to $2,300. An executive officer (See Note 11), assumed the Company's board seat and was elected Chairman of WHIS. The preferred stock is not registered on a securities exchange and, therefore, the fair value of these securities is not readily determinable.

NOTE 4 -- RELATED PARTY TRANSACTIONS

     During 1995, the Company advanced RxCare approximately $1,957 to fund the losses RxCare had incurred in connection with one of its pharmacy benefit management contracts. Although the Company does not currently intend to seek repayment of the advance, the Company intends to offset such amount against future profit sharing amounts, if any, due RxCare under the Company's agreement with RxCare. As RxCare's revenue is largely dependent upon the Company's results of operations in Tennessee, the collectibility of this amount is uncertain, and a full reserve has been recorded against the advance. During October 1996, the Company advanced approximately $349 directly to individual pharmacies in Tennessee on behalf of RxCare. This advance was repaid in full in March 1997.

     As part of its agreement with RxCare, the Company is obligated to share with RxCare the Company's cumulative profit, if any, from the RxCare pharmacy benefit management contracts. No amount was due RxCare for the years ended December 31, 1996 or 1997.

     The Company entered into two three-year contracts with Zenith Goldline in December 1995. Pursuant to the contract, the Company is entitled to receive fees based on a percentage of the growth in Zenith Goldline's gross margins from related sales. Included in due from affiliates at December 31, 1996 and 1997 is management's estimate of revenues earned under these agreements. At December 31, 1997 the collectibility of the amounts is uncertain and a full reserve has been recorded against the revenues earned.

     During 1996, the Company made short-term advances to MIM Holdings and Alchemie Properties, LLC ("Alchemie") of $99 and $25, respectively. Alchemie is controlled by an executive officer of the Company (see Note 11). Repayments by MIM Holdings and Alchemie through December 31, 1996 were $13 and $25, respectively.

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 4 -- RELATED PARTY TRANSACTIONS -- Continued

The remaining $86 principal amount owed by MIM Holdings and accrued interest from September 1996 was paid in full at December 31, 1997.

     In June 1996, an executive officer of the Company loaned $500 to the Company for working capital purposes pursuant to an unsecured, 10% promissory note that was payable upon demand. The loan amount plus $2.5 for interest and fees was repaid by December 31, 1996.

     Other Activities

     Pursuant to the RxCare Contract, which expires in December 1998, the Company makes monthly payments to RxCare to defray the cost of office space and equipment provided by RxCare on behalf of the Company and to provide RxCare with cash flow to meet its operating expenses. Expenses under this agreement were $140 for the year ended December 31, 1995 and $240 for the years ended December 31, 1996 and 1997. In addition, from November 1995 through October 1996 the Company paid RxCare $6.5 monthly to cover expenses associated with a regional cost containment initiative.

     In December 1994, the Company entered into a ten-year agreement to lease a facility from Alchemie. The lease provides for monthly payments of $3 plus real estate taxes and condominium association fees. Rent expense was approximately $60, $52 and $56 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company has expended an aggregate of approximately $513 for alterations and improvements to this space through December 31, 1997, which upon termination of the lease will revert to the lessor. The future minimum rental payments under these agreements are included in Note 6 with the Company's other operating leases.

     Consulting and Service Agreements

     In January 1994, the Company entered into consulting agreements with three minority stockholders of the Company. These agreements expire in 1999 and provide for payments to be made as services are rendered. No amounts were paid in 1995, 1996 or 1997.

     In January 1994, the Company entered into a consulting agreement with an officer of RxCare which provided for payments by the Company of $5.5 per month, and additional compensation as agreed by the parties for special projects, through December 1996. The Company paid $66 in both 1995 and 1996 and made no payments in 1997. The Company was reimbursed $225 of the amount paid to such officer and recorded a reduction of general and administrative expenses.

     In September 1995, the Company entered into a contract with MIM Holdings to receive management consulting services in return for monthly payments to MIM Holdings of $75. Consulting expenses amounted to $300 and $225 for the years ended December 31, 1995 and 1996, respectively. The contract was terminated on March 31, 1996.

     A professional services agreement was entered into as of January 1, 1996 between MIM Holdings and the Company. Under this agreement, MIM Holdings provided the Company with operational professional services required to perform the Company's obligations under a Marketing Services Agreement with Zenith Goldline (see Note 1), for which the Company paid MIM Holdings $150 in 1996. The agreement was terminated in May 1996.

     Stockholder Notes Receivable

     In June 1994, the Company advanced to an executive officer, who has since resigned as an employee and officer and who has been on administrative leave (Note 11), approximately $979 for purposes of acquiring a principal residence, $975 of which is secured by a first mortgage on the residence. In exchange for the funds, the Company received two promissory notes, the aggregate outstanding principal balance of which was $955 and $979 at December 31, 1996 and 1997, respectively. Originally scheduled to be repaid by June 15, 1997 and bearing interest at 5.42% per annum payable monthly, the remaining principle balance currently is due and payable on June 15, 2000 together with 7.125% interest. Interest income on the notes for the years ended December 31, 1995, 1996 and 1997 was $55, $52 and $60, respectively. In August 1994, the Company advanced to Alchemie $299 for the

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 4 -- RELATED PARTY TRANSACTIONS -- Continued

purposes of acquiring a building leased by the Company, of which approximately $280 was outstanding at December 31, 1996 and 1997. The note bears interest at a rate of 10% per annum with principal due on December 1, 2004. Interest income was $29 for the years ended December 31, 1995, 1996 and 1997.

     In December 1995, the Company advanced to MIM Holdings $800 for certain consulting services to be performed for the Company in 1996. During 1995, the Company also paid $278 for certain expenses on behalf of MIM Holdings including $150 for consulting services to MIM Holdings by an officer of RxCare. These amounts, totaling $1,078, were recorded as a stockholder note receivable at December 31, 1995. The Company has received a note from MIM Holdings for $456. As originally written, the note bore interest at 10% per annum, payable quarterly, with principal due on March 31, 2001. The note was rewritten in December 1996 to make all interest from January 1, 1996 to September 30, 1997 payable on September 30, 1997. Thereafter, interest will be paid quarterly, in arrears, until March 31, 2001. The note is guaranteed by an officer of the Company and further secured by the assignment to the Company of a note in favor of MIM Holdings in the aggregate principal amount of $100. The remaining balance of $622 will not be repaid and was recorded as a stockholder distribution during the first quarter of 1996. The outstanding balance at December 31, 1996 and 1997 was $502 and $456, respectively.


NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consists of the following at December 31,:

                                                            1996        1997
                                                           -------     -------
  Computer and office equipment, including equipment
    under capital leases...............................    $ 2,794     $ 4,227
  Furniture and fixtures ..............................        364         442
  Leasehold improvements ..............................        506         540
                                                           -------     -------
                                                             3,664       5,209
  Less: Accumulated depreciation ......................     (1,241)     (1,710)
                                                           -------     -------
                                                           $ 2,423     $ 3,499
                                                           =======     =======

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     Legal Proceedings

     The Company is currently a third-party defendant in a proceeding in the Superior Court of the State of Rhode Island. The third-party complaint alleges that the Company interfered with certain contractual relationships and misappropriated certain confidential information. The third-party complaint seeks to enjoin the Company from using the allegedly misappropriated confidential information and seeks an unspecified amount of compensatory and consequential damages, interest and attorneys' fees. Although the Company believes that the third-party plaintiffs' allegations are without merit, the loss of this litigation could have a material adverse effect on the Company's financial position and results of operations.

     Pro-Mark is currently engaged in efforts to recover amounts it believes are reimbursable from Sierra Health Services, Inc. collectively, on behalf of its subsidiaries, Sierra Health and Life Insurance Company, Inc., Sierra Healthcare Options, Inc., Sierra Healthplan of Nevada, Inc. and HMO Texas L.C. (collectively, "Sierra") under a pharmacy benefit management services agreement (the "Sierra Agreement") dated as of August 6, 1997, which went into effect on October 1, 1997. The Company and Sierra disagree with respect to the interpretation of certain provisions of the Sierra Agreement.

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 6 -- COMMITMENTS AND CONTINGENCIES -- Continued

     On February 13, 1998, Pro-Mark gave Sierra notice of termination of the agreement which provided for the termination of the Sierra Agreement 30 days from the date of such notice and commenced an arbitration of the dispute before the American Arbitration Association, which the agreement specifies as the sole forum for resolving disputes arising under the agreement. The terminated date was extended an additional ten days upon neutral agreement of the parties.

     On March 13, 1998, Sierra filed a lawsuit against Pro-Mark in the United States District Court, District of Nevada. The suit claims Pro-Mark breached the Sierra Agreement and that Sierra was misled as to the nature of that agreement. Sierra has asked the court to issue an order preventing Pro-Mark from terminating the Sierra Agreement under its February 13, 1998 notice of termination.

     In ruling upon Sierra's motion, the court directed that if Sierra elected to post a $5 million bond in Pro-Mark's favor, a temporary restraining order would be issued, pending a motion for a preliminary injunction. Sierra elected to post such bond. The Court will schedule a hearing on Sierra's request for a preliminary injunction. Pro-Mark is opposing Sierra's request for a preliminary injunction and is asking the court to refer Sierra's contentions and claims to the arbitration proceeding before the American Arbitration Association. The Company believes that it has the right to receive the disputed funds from Sierra under the Sierra Agreement, and that the Company has the right to terminate the agreement; however, if the court were to rule in favor of Sierra, and if Pro-Mark were both unable to terminate the agreement and unable to recover from Sierra the amounts Pro-Mark claimed was owed, then the Company's business would be materially adversely affected.

     Government Regulation

     Various Federal and state laws and regulations affecting the healthcare industry do or may impact the Company's current and planned operations including, without limitation, Federal and state laws prohibiting kickbacks in government health programs (including TennCare), Federal and state antitrust and drug distribution laws, and a wide variety of consumer protection, insurance and other state laws and regulations. While management believes that the Company is in substantial compliance with all existing laws and regulations material to the operation of its business, such laws and regulations are subject to rapid change and often are uncertain in their application. As controversies continue to arise in the healthcare industry (for example, regarding the efforts of plan sponsors and pharmacy benefit managers to limit formularies, alter drug choice and establish limited networks of participating pharmacies), Federal and state regulation and enforcement priorities in this area can be expected to increase, the impact of which on the Company cannot be predicted. There can be no assurance that the Company will not be subject to scrutiny or challenge under one or more of these laws or that any such challenge would not be successful. Any such challenge, whether or not successful, could have a material adverse effect upon the Company's financial position and results of operations. Violation of the Federal anti-kickback statute, for example, may result in substantial criminal penalties as well as exclusion from the Medicare and Medicaid (including TennCare) programs. Further, there can be no assurance that the Company will be able to obtain or maintain any of the regulatory approvals that may be required to operate its business, and the failure to do so could have a material adverse effect on the Company's financial position and results of operations.

     Non-Compete Covenant

     In connection with his resignation from Zenith Laboratories, Inc. a manufacturer and distributor of generic drugs ("Zenith"), in January 1996 the Company's Chief Executive Officer agreed that he would provide consultative services to Zenith through December 31, 1998 and that, until then, neither he, nor any business in which he has a direct or indirect interest, will own, manage or be employed or engaged by any business that is substantially competitive with any material portion of the business of Zenith or its subsidiaries as conducted in early 1996. Such covenant may restrict the Company's ability to compete in certain areas including any future drug distribution business in which the Company may engage.

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 6 -- COMMITMENTS AND CONTINGENCIES -- Continued

     Employment Agreements

     The Company has entered into employment agreements with certain key employees which expire at various dates through May 2000. Total minimum commitments under these agreements are approximately as follows:

            1998.............................    $1,088
            1999.............................       958
            2000.............................       399
                                                 ------
                                                 $2,445
                                                 ======

     Other Agreements

     The Company has two consulting agreements which will require payments of $300 in the aggregate through 1998. As discussed in Note 4, the Company rents one of its main facilities from Alchemie. Rent expense for non-related party leased facilities and equipment was approximately $116, $208 and $477 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Operating Leases

     The Company leases its facilities and certain equipment under various operating leases. The future minimum lease payments under these operating leases at December 31, 1997 are as follows:

            1998.............................     $ 584
            1999.............................       436
            2000.............................       383
            2001.............................       378
            2002.............................       363
            Thereafter ......................       272
                                                 ------
                                                 $2,416
                                                 ======

     Capital Leases

     The Company leases certain equipment under various capital leases. Future minimum lease payments under the capital lease agreements at December 31, 1997 are as follows:

        1998...........................................     $ 292
        1999...........................................       292
        2000...........................................       292
        2001...........................................       267
                                                           ------
        Total minimum lease payments ..................     1,143
        Less: amount representing interest ............       165
                                                           ------
        Obligations under leases ......................       978
        Less: current portion of lease obligation .....       222
                                                           ------
                                                            $ 756
                                                           ======

NOTE 7 -- INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS 109. Under SFAS 109, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities as measured by currently enacted tax laws and rates. Deferred income tax expenses and benefits are based on changes in the deferred assets and liabilities from period to period.

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 7 -- INCOME TAXES -- Continued

     The effect of temporary differences which give rise to a significant portion of deferred taxes is as follows as of December 31, 1996 and 1997:

                                                              1996       1997
                                                             -------    -------
Deferred tax assets:
  Reserves and accruals not yet deductible for tax purposes  $ 3,327    $ 3,700
  Net operating loss carryforward .........................    2,475      7,427
                                                             -------    -------
          Subtotal ........................................    5,802     11,127
  Less: valuation allowance ...............................   (5,734)    11,196)
                                                             -------    -------
Total deferred tax assets .................................       68        (69)
                                                             -------    -------
Deferred tax liabilities:
  Property basis differences ..............................      (68)        69
                                                             -------    -------
Total deferred tax liability ..............................      (68)        69
                                                             -------    -------
Net deferred taxes ........................................  $    --    $    --
                                                             =======    =======

     It is uncertain whether the Company will realize full benefit from its deferred tax assets, and it has therefore recorded a valuation allowance. The Company will assess the need for the valuation allowance at each balance sheet date.

     There is no provision (benefit) for income taxes for the years ended December 31, 1996 and 1997. A reconciliation to the tax provision (benefit) at the Federal statutory rate is presented below:

                                                             1996        1997
                                                           --------    --------
Tax benefit at statutory rate ...........................  $(10,796)   $ (4,589)
State tax benefit, net of federal taxes .................    (2,096)       (891)
Provision for valuation allowance .......................     2,065       5,460
Non-deductible executive stock option compensation charge    10,816          --
Other ...................................................        11          20
                                                           --------    --------
Recorded income taxes ...................................  $     --    $     --
                                                           ========    ========

     At December 31, 1997, the Company had, for tax purposes, unused net operating loss carryforwards of approximately $18.3 million that may be available to offset future taxable income, if any, and which will begin expiring in 2008. The amount of net operating loss carryforwards which may be utilized in any one period may become limited by federal income tax requirements if a cumulative change in ownership of more than 50% occurs within a three year period.

NOTE 8 -- STOCKHOLDERS' EQUITY

     Public Offering

     On August 14, 1996, the Company completed its initial public offering of 4,000,000 shares of Common Stock sold at $13.00 per share. Net proceeds amounted to $46,786 after offering costs of $1,574.

     Stock Option Plans

     In 1994, Pro-Mark established the Pro-Mark Holdings, Inc. 1994 Stock Plan (the "Pro-Mark Plan"). The Pro-Mark Plan provided for, among other awards, options to employees, contractors and consultants to purchase up to 60,000 shares of Pro-Mark common stock at an option price not less than 100% of the fair market value of the shares on the grant date. The period during which an option may be exercised varied, but no option could be exercised after 15 years from the date of grant. During 1994, options to purchase 560,700 shares of the Company's Common Stock at $0.0067 per share were granted. During 1995, options to purchase 2,494,200 shares of the Company's Common Stock at $0.0067 per share were granted. (See Note 1).

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 8 -- STOCKHOLDERS' EQUITY -- Continued

     In May 1996, the Company adopted the MIM Corporation 1996 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of incentive stock options
(ISOs) and non-qualified stock options to employees and key contractors of the Company. Options granted under the Plan generally vest over a three-year period, but vest in full upon a change in control of the Company or at the discretion of the Company's compensation committee, and generally are exercisable for from 10 to 15 years after the date of grant subject to earlier termination in certain circumstances. The exercise price of ISOs granted under the Plan will not be less than 100% of the fair market value on the date of grant (110% for ISOs granted to more than a 10% shareholder). If non-qualified stock options are granted at an exercise price less than fair market value on the grant date, the amount by which fair market value exceeds the exercise price will be charged to compensation expense over the period the options vest. The number of shares authorized for issuance under the Plan, initially 4,000,000, was increased to 4,375,000 in December 1996. At December 31, 1997, 368,369 shares remained available for grant under the Plan.

     As of December 31, 1996 and 1997, the exercisable portion of outstanding options was 2,793,550 and 2,004,306, respectively. No options were exercisable at December 31, 1994. Stock option activity under the Plan through December 31, 1997 is as follows:
                                                                       Average
                                                      Options           Price
                                                      -------          ------
Balance, December 31, 1994 .....................       552,300         $0.0067
  Granted ......................................     2,494,200         $0.0067
  Canceled .....................................       (24,600)
                                                     ---------
Balance, December 31, 1995 .....................     3,021,900         $0.0067
  Granted ......................................     1,124,902         $ 11.26
  Canceled .....................................       (46,421)
  Exercised ....................................       (16,800)
                                                     ---------
Balance, December 31, 1996 .....................     4,083,581         $  2.99
  Granted ......................................        85,000         $  9.49
  Canceled .....................................      (178,750)
  Exercised ....................................    (1,294,550)
                                                     ---------
Balance, December 31, 1997 .....................     2,695,281         $  4.21
                                                     =========         =======

     In July 1996, the Company adopted the MIM Corporation 1996 Non-Employee Directors Stock Incentive Plan (the "Directors Plan"). The purpose of the Directors Plan is to attract and retain qualified individuals to serve as non-employee directors of the Company ("Outside Directors"), to provide incentives and rewards to such directors and to associate more closely the interests of such directors with those of the Company's stockholders. The Directors Plan provides for the automatic granting of non-qualified stock options to Outside Directors joining the Company since the adoption of the Directors Plan. Each such Outside Director receives an option to purchase 20,000 shares of Common Stock upon his or her initial appointment or election to the Board of Directors. The exercise price of such options is equal to the fair market value of the Common Stock on the date of grant. Options granted under the Directors Plan generally vest over three years. A total of 100,000 shares of Common Stock are authorized for issuance under the Directors Plan. At December 31, 1997, options to purchase 40,000 shares of Common Stock were outstanding under the Directors Plan at an exercise price of $13.00 per share, 13,334 of which were exercisable.

     Accounting for Stock-Based Compensation

     In May 1996, the then majority stockholder of the Company granted to three individuals who were unaffiliated with the Company (each of whom became a director of the Company and two of whom also became officers of the Company) options to purchase an aggregate of 3,600,000 shares of Common Stock owned by him at $0.10 per share. These options are immediately exercisable and have a term of ten years, subject to earlier termination upon a change in control of the Company, as defined. In connection with these options, under APB 25, for the year ended

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 8 -- STOCKHOLDERS' EQUITY -- Continued

December 31, 1996 the Company recorded a nonrecurring, non-cash stock option charge (and a corresponding credit to additional paid-in capital) of $26,640, representing the difference between the exercise price and $7.50, the deemed fair market value of the Common Stock at the date of grant. In January 1998, two of these individuals who are officers of the Company exercised a total of 3,300,000 of these options.

     In July 1996, the then majority stockholder also granted to one of these individuals an additional option ("additional option") to purchase 1,860,000 shares of Common Stock owned by him at $13 per share. The additional option has a term of ten years, subject to earlier termination upon a change in control of the Company, as defined, or within certain specified periods following the grantee's death, disability or termination of employment for any reason. The additional option vests in installments of 620,000 shares each on December 31, 1996, 1997 and 1998, and is immediately exercisable upon the approval of a change in control of the Company, as defined, by the Company's Board of Directors and, if required, stockholders.

     Had compensation cost for the Company's stock option plans for employees and directors been determined based on the fair value method in accordance with SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below for the years ended December 31,:

                                     1995                    1996                    1997
                            ----------------------  ----------------------  ----------------------
                            As Reported  Pro Forma  As Reported  Pro Forma  As Reported  Pro Forma
                            -----------  ---------  -----------  ---------  -----------  ---------
Net loss .................   $ (6,772)   $ (6,779)   $(31,754)   $(32,131)   $(13,497)   $(14,416)
                             --------    --------    --------    --------    --------    --------
Basic and diluted loss per
  common share ...........   $  (1.43)   $  (1.43)   $  (3.32)   $  (3.36)   $  (1.07)   $  (1.14)
                             --------    --------    --------    --------    --------    --------
Weighed average shares
  outstanding ............      4,732       4,732       9,557       9,557      12,620      12,620
                             ========    ========    ========    ========    ========    ========

     Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period, therefore future pro forma compensation expense may be greater as additional options are granted.

     The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                  1995       1996        1997
                                                  ----       ----        ----
  Volatility...............................        50%        50%         60%
  Risk-free interest rate..................        5%         5%          5%
  Expected life of options.................      4 years    4 years     4 years

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                        MIM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             (In thousands, except for share and per share amounts)


NOTE 9 -- CONCENTRATION OF CREDIT RISK

     The majority of the Company's revenues have been derived from TennCare contracts pursuant to the RxCare Contract. The following table outlines contracts with plan sponsors having revenues which individually exceeded 10% of total revenues during the applicable time period:

                                                                      Plan Sponsor
                                                         ---------------------------------------
                                                          A           B          C           D
                                                         ----        ----       ----        ----
Year ended December 31, 1995
% of total revenue ..................................     30%         45%        --          --
% of total accounts receivable at period end ........      *          28%        --          --
Year ended December 31, 1996
% of total revenue ..................................     18%         47%        11%         --
% of total accounts receivable at period end ........      *          13%        14%         --
Year ended December 31, 1997
% of total revenue ..................................     21%         10%        13%         10%
% of total accounts receivable at period end ........      *           *          *           *

--------
* Less than 10%.

     There were no other  contracts  representing  10% or more of the  Company's total  revenue for the years  ended  December  31,  1995,  1996 and 1997.  It is possible  that the State of Tennessee or the Federal  government  could  require modifications  to the  TennCare  program.  The  Company is unable to predict the effect of any such  future  changes to the  TennCare  program.  Effective  April
1,1997,  one of the TennCare  contracts was terminated  which  represented  1996 revenues  and net  losses  of  $132,846  and  $7,321  (including  a $3,500  loss reserve), respectively (see Note 2).

NOTE 10 -- PROFIT SHARING PLAN

     The Company maintains a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to defer up to 15% of their salary, subject to Internal Revenue Service limits. The Company may make a discretionary matching contribution. The Company made no matching contributions for the years ended December 31, 1995, 1996 and 1997.

NOTE 11 -- SUBSEQUENT EVENTS

     The Company has entered into an agreement  to acquire  Continental  Managed
Pharmacy,  Inc., a Cleveland  based pharmacy  benefit  management  company,  for approximately  3.9  million  shares of the  Company's  Common  Stock.  See "Risk
Factors--Risks    Relating   to   the    Merger"    included   in   this   Proxy
Statement/Prospectus  for  a  discussion  of  the  risks  to  be  considered  in connection with the proposed  merger.  The acquisition is subject to shareholder approval  and  will be  treated  as a  purchase  for  accounting  and  financial reporting purposes.

     Effective March 31, 1998, Mr. E. David Corvese, the Vice Chairman and a director of the Company and an officer and director of certain Company subsidiaries resigned as an employee and officer of the Company and its subsidiaries, pursuant to a separation agreement between Mr. Corvese and the Company. Under that agreement, he also agreed not to stand for re-election as a director of the Company at its annual shareholders meeting. Effective January 1, 1998, Mr. Corvese had requested, and was granted, an administrative leave from his responsibilities with the Company and its subsidiaries. This leave was requested so that Mr. Corvese could attend to matters of a personal nature. Mr.
Corvese's former responsibilities were allocated among the Company's senior management.


                                      F-19


                        MIM CORPORATION AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS
                    (In thousands, except for share amounts)


                                                                    December 31,  March 31,
                                                                        1997        1998
                                                                      --------    --------
                                                                                (Unaudited)
                                     ASSETS
Current assets
  Cash and cash equivalents .......................................   $  9,593    $  5,816
  Investment securities ...........................................     19,235      15,243
  Receivables, less allowance for doubtful accounts of $1,386 .....     23,666      34,742
  Prepaid expenses and other current assets .......................        888         832
                                                                      --------    --------
          Total current assets ....................................     53,382      56,633
Investment securities, net of current portion .....................      3,401       1,100
Other investments .................................................      2,300       2,300
Property and equipment, net .......................................      3,499       3,626
Due from affiliates, less allowance for doubtful accounts of $2,360         --          --
Other assets, net .................................................        145         187
                                                                      --------    --------
          Total assets ............................................   $ 62,727    $ 63,846
                                                                      ========    ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of capital lease obligations ....................   $    222    $    226
  Accounts payable ................................................        931         367
  Deferred Revenue ................................................      2,799          --
  Claims payable ..................................................     26,979      29,462
  Payables to plan sponsors and others ............................     10,839      11,949
  Accrued expenses ................................................      2,279       1,589
                                                                      --------    --------
          Total current liabilities ...............................     44,049      43,593

Capital lease obligations, net of current portion .................        756         699

Commitments and contingencies

Minority interest .................................................      1,112       1,112

Stockholders' equity
  Preferred Stock, $.0001 par value; 5,000,000 shares authorized,
    no shares issued or outstanding ...............................         --          --
  Common Stock, $.0001 par value; 40,000,000 shares authorized,
    13,421,850 shares issued and outstanding at March 31, 1998 ....          1           1
  Additional paid-in capital ......................................     73,585      73,593
  Accumulated deficit .............................................    (55,061)    (53,425)
  Stockholder notes receivable ....................................     (1,715)     (1,727)
                                                                      --------    --------
          Total stockholders' equity ..............................     16,810      18,442
                                                                      --------    --------
          Total liabilities and stockholders' equity ..............   $ 62,727    $ 63,846
                                                                      ========    ========



The accompanying notes are an integral part of these consolidated financial statements.

                        MIM CORPORATION AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except for per share amounts)
                                   (Unaudited)


                                                              Three months ended
                                                                   March 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Revenue ..................................................    $70,811    $97,963
Cost of revenue ..........................................     66,829     92,384
                                                              -------    -------
    Gross profit .........................................      3,982      5,579
Selling, general and administrative expenses .............      3,909      4,450
                                                              -------    -------
    Income from operations ...............................         73      1,129
Interest income, net .....................................        623        507
                                                              -------    -------
    Income before minority interest ......................        696      1,636
Minority interest ........................................          2         --
                                                              -------    -------
Net income ...............................................    $   698    $ 1,636
                                                              =======    =======

Basic earnings per share .................................    $  0.06    $  0.12
                                                              =======    =======

Diluted earnings per share ...............................    $  0.05    $  0.11
                                                              =======    =======

Weighted average shares outstanding used in computing
  basic earnings per share ...............................     12,068     13,369
                                                              =======    =======

Weighted average shares outstanding used in computing
  Diluted earnings per share .............................     15,121     15,132
                                                              =======    =======



The accompanying notes are an integral part of these consolidated financial statements.

                        MIM CORPORATION AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                   Three Months Ended
                                                                        March 31,
                                                                  --------------------
                                                                    1997        1998
                                                                  --------    --------
                                                                       (Unaudited)
Cash flows from operating activities:
  Net income ..................................................   $    698    $  1,636
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Net loss allocated to minority interest ...................         (2)         --
    Depreciation and amortization .............................        239         361
    Stock option charges ......................................          7           7
    Provision for losses on receivables and loans to affiliates        579          --
  Changes in assets and liabilities:
    Receivables ...............................................     (1,318)    (11,076)
    Prepaid expenses and other assets .........................         (7)         56
    Accounts payable ..........................................       (826)       (564)
    Deferred revenue ..........................................         --      (2,799)
    Claims payable ............................................      3,014       2,483
    Payables to plan sponsors and others ......................     (2,180)      1,110
    Accrued expenses ..........................................       (454)       (690)
                                                                  --------    --------
          Net cash used in operating activities ...............       (250)     (9,476)
                                                                  --------    --------
Cash flows from investing activities:
  Purchase of property and equipment ..........................       (312)       (487)
  Purchase of investment securities ...........................    (14,832)     (4,000)
  Proceeds from maturates of investment securities ............     21,239      10,293
  Increase in other assets ....................................        (11)        (43)
  Stockholder loans, net ......................................        (35)        (12)
  Loans to affiliates, net ....................................        359          --
                                                                  --------    --------
          Net cash provided by investing activities ...........      6,408       5,751
                                                                  --------    --------
Cash flows from financing activities:
  Principal payments on capital lease obligations .............        (53)        (53)
  Proceeds from exercise of stock options .....................         --           1
                                                                  --------    --------
          Net cash used in financing activities ...............        (53)        (52)
                                                                  --------    --------
Net increase (decrease) in cash and cash equivalents ..........      6,105      (3,777)
Cash and cash equivalents--beginning of period ................      1,834       9,593
                                                                  --------    --------
Cash and cash equivalents--end of period ......................   $  7,939    $  5,816
                                                                  ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for: Interest ...................   $     12    $     19
                                                                  ========    ========

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:
  Equipment acquired under capital lease obligations ..........   $     --    $     --
                                                                  ========    ========
  Distribution to stockholder through the cancellation of
    stockholder notes receivable ..............................   $     --    $     --
                                                                  ========    ========


The accompanying notes are an integral part of these consolidated financial statements.

                        MIM CORPORATION AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
             (in thousands, except for share and per share amounts)


NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the "Commission"). Pursuant to such rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial statements, primarily consisting of normal recurring adjustments, have been included. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1998.

     These consolidated financial statements should be read in conjunction with the consolidated financial statements, notes and information included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by an amendment thereto on Form 10-K/A, filed with the Commission (the "Form 10-K").

     The accounting policies following for interim financial reporting are the same as those disclosed in Note 2 to the consolidated financial statements included in Form 10K.


NOTE 2 -- EARNINGS PER SHARE

     The following table sets forth the computation of Basic Earnings per Share and Diluted Earnings per Share:

                                                            Three Months
                                                          Ended March 31,
                                                          ---------------
                                                           1998     1997
                                                          ------   ------
                                                         (In thousands except
                                                       per share share amounts)
  Net income less preferred dividends .................    1,636      698
  Denominator:
    Average number of common shares outstanding .......   13,369   12,068
                                                          ------   ------
        Basic Earnings per Share ......................   $  .12   $  .06
                                                          ======   ======
  Denominator:
    Average number of common shares outstanding .......   13,369   12,068
  Common share equivalents of outstanding stock options
    and deferred contingent common stock awards .......    1,763    3,053
  Total shares ........................................   15,132   15,121
                                                          ------   ------
        Diluted Earnings per Share ....................   $  .11   $  .05
                                                          ======   ======

NOTE 3 -- OTHER COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130") for the three months ended March 31, 1998. There were no transactions during this period that would be required to be reported as a component of other comprehensive income.

NOTE 4 -- SUBSEQUENT EVENTS

     On April 14, 1998, the Company resolved its dispute with certain subsidiaries of Sierra Health Services, Inc., a Nevada corporation ("Sierra"), a party to a PBM Services Agreement (the "Sierra Agreement") with the Company. As disclosed in the Company's Form 10-K, this dispute related to the parties' divergent interpretations of certain provisions of the Sierra Agreement, which led to Sierra's dispute of certain amounts which the Company claimed were owed to it. Under the terms of the settlement, both parties dismissed their respective claims pending in the United States District Court, District of Nevada and the American Arbitration Association. In addition, the parties modified a number of provisions

                        MIM CORPORATION AND SUBSIDIARIES

                                   (Unaudited)
             (in thousands, except for share and per share amounts)


NOTE 4 -- SUBSEQUENT EVENTS -- Continued

of the Sierra Agreement, including the additional of a provision permitting any party to terminate the Sierra Agreement at any time and for any reason upon 90 days' prior written notice. On May 8, 1998, the Company notified Sierra of its intention to terminate the Sierra Agreement 90 days after notice thereof in accordance with the terms of Agreement. The Company continues to provide pharmacy benefit management services to Sierra under the Sierra Agreement.

     Effective May 15, 1998, Mr. John H. Klein, currently the Company's Chief Executive Officer, Chairman of the Board of Directors and a director, will resign from all positions held with the Company, including Chief Executive Officer, Chairman of the Board and director. Effective on that date, Mr. Richard
H. Friedman, currently the Company's Chief Operating Officer, Chief Financial Officer and a director will succeed Mr. Klein as the Company's Chief Executive Officer. Mr. Scott R. Yablon, currently a director of the Company, has joined the Company as an employee, and effective May 15, 1998, will assume the titles of President, Chief Financial Officer and Chief Operating Officer of the Company.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Continental Managed Pharmacy Services, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Continental Managed Pharmacy Services, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continental Managed Pharmacy Services, Inc. and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                           ERNST & YOUNG LLP

January 30, 1998
Cleveland, Ohio

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                  December 31
                                                               -----------------
                                                                1996       1997
                                                               -------   -------
                                     ASSETS
Current Assets
  Cash .....................................................   $   244   $   166
  Receivables ..............................................     5,599     9,911
  Inventories ..............................................       592       779
  Prepaid expenses .........................................       170        95
  Deferred income taxes ....................................       272       239
                                                               -------   -------
  Total current assets .....................................     6,877    11,190
  Property & equipment, net ................................       907       704
  Goodwill, net ............................................     4,572     4,364
  Deferred income taxes ....................................        23        35
  Other assets .............................................       107        15
  Other intangible assets, net .............................       525       937
                                                               -------   -------
    Total assets ...........................................   $13,011   $17,245
                                                               =======   =======


                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current portion of capital lease obligations .............   $    38   $    26
  Current portion of long-term debt ........................       428       340
  Accounts payable .........................................     2,468     4,295
  Claims payable ...........................................       333     1,171
  Accrued expenses .........................................     1,053     1,429
  Income taxes payable .....................................        82       510
                                                               -------   -------
  Total current liabilities ................................     4,402     7,771
  Other non-current liabilities ............................       201       199
  Capital lease obligations, less current portion ..........        47        21
  Long-term debt, less current portion .....................     3,710     4,069

Shareholders' Equity
  Common stock, without par value, stated
    value $1.00 per share, 12,000 shares
    authorized, 11,600 shares issued and outstanding .......        12        12
  Additional paid-in capital ...............................     4,309     4,309
  Retained earnings ........................................       330       864
                                                               -------   -------
  Total shareholders' equity ...............................     4,651     5,185
                                                               -------   -------
Total liabilities & shareholders' equity ...................   $13,011   $17,245
                                                               =======   =======



                 See notes to consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES


                        CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except share and per share amounts)

                                                                 Year ended December 31
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
Revenues .................................................   $ 30,202    $ 36,971    $ 47,280
Cost of revenues .........................................     21,530      28,437      36,320
                                                             --------    --------    --------
    Gross profit .........................................      8,672       8,534      10,960
Selling, general & administrative ........................      7,580       7,983       9,503
Nonrecurring charges .....................................        644
                                                             --------    --------    --------
    Operating profit .....................................        448         551       1,457
Interest income (expense) ................................       (281)       (349)       (291)
                                                             --------    --------    --------
    Profit (loss) before taxes ...........................        167         202       1,166
Taxes ....................................................        132         188         632
                                                             --------    --------    --------
    Net income ...........................................   $     35    $     14    $    534
                                                             ========    ========    ========
Basic and diluted earnings per share .....................   $   3.02    $   1.21    $  46.03
                                                             ========    ========    ========
Weighted average shares used to compute earnings per share     11,600      11,600      11,600
                                                             ========    ========    ========



                 See notes to consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (In thousands, except share amounts)

                                                                                                        Total
                                                              Common      Additional     Retained    Shareholders'
                                                  Shares       Stock       Capital       Earnings       Equity
                                                 --------     --------     --------      --------      ---------
Balance at January 1, 1995 ...................     11,600     $     12     $  4,309      $    281      $   4,602
  Net Income .................................                                                 35             35
                                                 --------     --------     --------      --------      ---------
Balance at December 31, 1995 .................     11,600           12        4,309           316      $   4,637
  Net Income .................................                                                 14             14
                                                 --------     --------     --------      --------      ---------
Balance at December 31, 1996 .................     11,600           12        4,309           330          4,651
  Net Income .................................                                                534            534
                                                 --------     --------     --------      --------      ---------
Balance at December 31, 1997 .................     11,600     $     12     $  4,309      $    864      $   5,185
                                                 ========     ========     ========      ========      =========



                 See notes to consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             Year ended December 31
                                                      --------------------------------
                                                        1995        1996        1997
                                                      --------    --------    --------
Operating activities
Net income ........................................   $     35    $     14    $    534
Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
    Depreciation and amortization .................        508         635         629
    Provision for bad debts .......................        697         688         963
    Deferred taxes ................................       (151)        (25)         20
    Nonrecurring charge ...........................        281
    Changes in operating assets and liabilities:
      Accounts receivable .........................       (695)     (1,356)     (5,276)
      Inventory ...................................       (256)         (4)       (187)
      Prepaid expenses and other assets ...........        (33)         (5)         75
      Accounts payable ............................       (252)       (174)      1,827
      Claims payable ..............................       (342)       (319)        838
      Accrued commissions, wages and payroll
        Related items .............................        (96)        219         375
      Income taxes payable ........................       (231)         98         428
      Other liabilities ...........................         42         (25)       (102)
                                                      --------    --------    --------
Net cash (used in) provided by operating activities       (493)       (254)        124
Investing activities
Purchases of property and equipment ...............       (341)       (100)       (137)
Purchases of businesses ...........................       (495)        (23)       (393)
                                                      --------    --------    --------
Net cash used in investing activities .............       (836)       (123)       (530)
Financing activities
Proceeds from revolving note agreement ............     17,300      25,977      28,948
Payments on revolving note agreement ..............    (16,595)    (25,598)    (28,156)
Proceeds form note payable ........................        750         500
Payments on notes payable .........................       (134)       (399)       (521)
Note receivable form related party ................        (95)         95
Payments on obligations under capital leases ......        (49)        (57)        (38)
Payment of loan origination fees ..................        (34)         (4)
                                                      --------    --------    --------
Net cash provided by financing activities .........      1,143         419         328
                                                      --------    --------    --------
(Decrease) increase in cash .......................       (186)         42         (78)
Cash at beginning of year .........................        388         202         244
                                                      --------    --------    --------
Cash at end of year ...............................   $    202    $    244    $    166
                                                      ========    ========    ========
Cash paid during the year for
Interest ..........................................   $    256    $    308    $    350
                                                      ========    ========    ========
Income taxes ......................................   $    518    $    115    $    193
                                                      ========    ========    ========



                 See notes to consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

           For the Three Years Ended December 31, 1995, 1996 and 1997
               (In thousands, except share and per share amounts)


A.   Description of Business

     Continental Managed Pharmacy Services, Inc. (CMPS or the Company) is a national provider of pharmaceutical benefits management services, plan design and consultation, and physician billing. Through its Subsidiaries, the Company markets prescription drug programs and provides mail order and network pharmacy services and billing and administrative services for customers that provide medical and health care cost containment services.

B.   Summary of Significant Accounting Policies

     Consolidation

     The consolidated  financial statements include the accounts of CMPS and its
wholly  owned   Subsidiaries.   All   significant   intercompany   accounts  and
transactions have been eliminated in consolidation.

     Net Revenue and Accounts Receivable

     Net revenue and the related accounts receivable for services rendered are reported at the estimated net realizable amounts from customers and third-party payors. The allowance for uncollectible accounts receivable was approximately $661 and $639 at December 31, 1996 and 1997, respectively.

     Inventory

     Inventory is stated at the lower of cost or market. The cost of the inventory is determined using the first-in, first-out (FIFO) method.

     Property and Equipment

     Property and equipment are stated on the basis of cost. Depreciation on furniture and equipment is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements and leased assets are amortized on a straight-line basis over the lesser of the related lease term or estimated useful life of the asset. Amortization of capital leased assets is included in depreciation expense. The estimated useful lives of the assets are as follows:

         Machinery and equipment                                       5 years
         Computer equipment                                            3-5 years
         Furniture, fixtures and leasehold improvements                7 years

     Depreciation expense was $248, $323 and $341 for the years ended December 31, 1995, 1996 and 1997, respectively

     Intangible Assets

     Goodwill, less accumulated amortization of $623 and $831 at December 31, 1996 and 1997, respectively, represents the cost in excess of the fair value of net assets acquired and is amortized using the straight-line method over a period of 15 to 25 years. Other intangible assets, less accumulated amortization of $156 and $238 at December 31, 1996 and 1997, consist of customer records and files and organizational costs which are amortized using the straight-line method over 5 to 15 years, and a five year non-compete agreement which is being amortized over the term of the agreement.

     Long-lived assets are reviewed for impairment. Impairment is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related group of assets, may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time. Measurement of impairment may be based upon appraisals, market values of similar assets or discounted cash flows.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

           For the Three Years Ended December 31, 1995, 1996 and 1997
               (In thousands, except share and per share amounts)


B.   Summary of Significant Accounting Policies -- Continued

     Income Taxes

     The Company accounts for income taxes using the liability method. Deferred taxes are recognized based on temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

     Financial Instruments

     The fair value of long-term debt is estimated based on the present value of the underlying cash flows discounted at the Company's estimated borrowing rate. At December 31, 1996 and 1997, the fair value of long-term debt approximates its carrying value.

     Stock Options

     CMPS applies the intrinsic value based method in accordance with Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, to account for options granted to employees and directors to purchase common shares. Accordingly, no compensation expense is recognized on the grant date since at that date the option price is equal to the estimated fair market value of the underlying common shares.

     Earnings Per Share

     Earnings per common share are calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" issued by the
Financial Accounting Standards Board during 1997. Basic earnings per share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common shares were converted into common shares. Such common shares consist of shares issuable upon exercise of stock options computed by using the treasury stock method.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

C.   Long-Term Debt

     In March 1997, the Company extended its Revolving Note Agreement (the Agreement) with a bank (the Bank) through May 1999. The Company can borrow up to $6,500 under the Agreement. Advances are limited to 85% of eligible receivables, as defined, and outstanding amounts bear interest at the Bank's prime rate plus 0.75% (9.25% at December 31, 1997). At December 31, 1997, $2,994 was available for borrowing under the Agreement. The Company has two Installment Notes (Installment Notes I and II). Installment Note I bears interest at the Bank's prime rate plus 1.25% (9.75% at December 31, 1997). Payments are due in monthly installments of $9 plus interest, with the final payment due February 1, 2000. Installment Note II bears interest at the same rate as Installment Note I. Payments of principal of $14 plus interest are made monthly on Installment Note II with the final payment due February 28, 1999.

     The Agreement and Installment Notes I and II are secured by accounts receivable and furniture and equipment of the Company and personally guaranteed by a shareholder up to $1,000. The Company has also granted a security interest in the inventory, accounts receivable and furniture and equipment to a vendor (the Supplier). Under the terms of an Inter Creditor Agreement between the Company, the Bank and the Supplier, the Supplier will not exercise any right or remedy it may have with respect to the Bank's collateral, until the amounts owed to the Bank are fully paid and satisfied and the Bank's security interests have been terminated in writing. The Inter Creditor Agreement does not preclude the Supplier from taking such action to enforce payment of indebtedness to the Supplier not involving collateral of the Bank.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

           For the Three Years Ended December 31, 1995, 1996 and 1997
               (In thousands, except share and per share amounts)


C.   Long-Term Debt -- Continued

     The Company and the Bank have entered into an Interest Rate Adjustment Agreement whereby the Company could reduce the interest rate charged by the Bank on the Agreement by a maximum of .50% if certain financial performance levels are met. In addition, the personal guaranty of the shareholder could be reduced by $1 million upon meeting certain financial performance levels. Effective February 20, 1996, the interest rate charged by the Bank on the Agreement was reduced by .25% from prime plus 1% to prime plus .75%.

     Under the terms of the Agreement and Installment Notes, the Company is required to comply with certain financial covenants which among other matters require the Company to maintain a specified level of net worth.

     The Company has notes payable outstanding to a shareholder. The notes bear interest at the greater of 9% or prime plus 1% (9 1/2% at December 31, 1997) and are payable in monthly installments of principal and interest of $7 through June 30, 2001.

                                                                 1996     1997
                                                                ------   ------
     Long-term debt consists of the following at December 31:
       Master revolving note ................................   $2,714   $3,506
       Variable rate Installment Notes I and II .............      915      641
       Notes payable-shareholder ............................      322      262
       Note payable-TPA-Note K ..............................      187
                                                                ------   ------
                                                                 4,138    4,409
     Less current portion ...................................      428      340
                                                                ------   ------
                                                                $3,710   $4,069
                                                                ======   ======

     Future maturities of long-term debt for the next five years are as follows:
1998-$340; 1999-$3,714;2000-$312; 2001-$43 and 2002-$0.

D.   Leases

     The Company is obligated under various capital leases for certain equipment that expire at various dates during the next 5 years. The carrying amount of equipment and the related accumulated amortization recorded under capital leases at December 31 is as follows:

                                                          1996         1997
                                                          ----         ----
     Equipment ..................................         $174         $115
     Less accumulated amortization ..............           66           61
                                                          ----         ----
                                                          $108         $ 54
                                                          ====         ====

     The Company also has several operating leases, primarily for office space and equipment, that expire at various times through 1998. Rent expense was $142, $129 and $128 in 1995, 1996 and 1997, respectively.

     Future minimum lease payments under noncancelable leases as of December 31, 1997 are:

                                                           Capital     Operating
                                                           Leases       Leases
                                                           -------     --------
     Year ending December 31:
       1998............................................        $29          $84
       1999............................................          8
       2000............................................          8
       2001............................................          8
                                                            ------       ------
     Total minimum lease payments .....................         53          $84
                                                                         ======
     Less amount representing interest ................          6
                                                            ------
     Present value of minimum capital lease payments ..       $ 47
                                                            ======

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

           For the Three Years Ended December 31, 1995, 1996 and 1997
               (In thousands, except share and per share amounts)


D.   Leases -- Continued

     During 1995, 1996 and 1997, the Company entered into noncash investing activities related to capital lease obligations totaling $40, $35 and $0, respectively.

E.   Other Liabilities

     Accrued wages, commissions and other payroll related liabilities consist of the following at December 31, 1996 and 1997:

                                                     1996             1997
                                                    ------           ------
     Commissions ........................           $  544           $  725
     Wages ..............................              276              420
     Other ..............................              233              284
                                                    ------           ------
                                                    $1,053           $1,429
                                                    ======           ======

     Other noncurrent liabilities primarily consist of a customer advance.

F.   Stock Options

     The Company  maintains  an Employee  and  Director  Stock  Option Plan (the
Plan). The Plan authorizes the granting of options to qualified individuals, as defined, to purchase up to 400 shares of common stock. Options granted under the Plan are exercisable at not less than the fair market value at the date of grant and expire five years from the date of grant. All options granted under the plan vest six months after the date of grant.

     The following is a summary of stock option activity during the year ended December 31:

                                                            1995          1996        1997
                                                          -------       -------      -------

Outstanding at beginning of year ($800 per share) ....     66.875       195.625      256.250
Granted ($800 per share) .............................    128.750        90.625       86.875
Forfeited ............................................                  (30.000)
                                                          -------       -------      -------

Outstanding at end of year ($800 per share) ..........    195.625       256.250      343.125
                                                          =======       =======      =======
Exercisable at end of year ...........................    151.250       211.250      300.625
                                                          =======       =======      =======

     The Company applies APB 25 in accounting for stock options. Accordingly, no compensation cost has been recognized for its stock options because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant. Had compensation cost for the stock options granted been determined based on the fair value at grant date, consistent with the fair value method of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced by $2, $5 and $8 in 1995, 1996 and 1997, respectively. The fair value of the stock option at the grant date was determined using the minimum value method with an assumed risk free interest rate of 5.38% in 1995, 7.41% in 1996, and 6.50% in 1997. A five year average life was used for all years. The pro forma results are not necessarily indicative of what would have occurred had the Company adopted SFAS No. 123.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

           For the Three Years Ended December 31, 1995, 1996 and 1997
               (In thousands, except share and per share amounts)


G.   Income Taxes

     A summary of income tax expense is as follows:

                                             1995         1996         1997
                                            -----        -----        -----
     Current:
       Federal ......................       $ 213        $ 146        $ 515
       State and local ..............          70           67           97
                                            -----        -----        -----
                                              283          213          612
     Deferred:
       Federal ......................        (124)         (21)          17
       State and local ..............         (27)          (4)           3
                                            -----        -----        -----
                                             (151)         (25)          20
                                            -----        -----        -----
                                            $ 132        $ 188        $ 632
                                            =====        =====        =====

     The income tax rate for financial reporting purposes varied from the federal statutory rate as follows:

                                                     1995       1996      1997
                                                    ------     ------    ------
Federal statutory income tax rate ................    34.0%      34.0%     34.0%
Increase (decrease):
  State and local taxes, net of federal benefit ..    18.8       20.8       5.6
  Goodwill amortization ..........................    31.3       35.0       6.1
  Other, net .....................................    (5.2)       3.3       8.5
                                                    ------     ------    ------
Effective income tax rate ........................    78.9%      93.1%     54.2%
                                                    ======     ======    ======

     Significant components of the Company's deferred tax liabilities and assets at December 31 are as follows:

                                                            1996       1997
                                                            ----       ----
     Deferred tax liabilities:
     Tax over book depreciation .....................       $ 24       $  3
     Deferred tax assets:
       Allowance for doubtful accounts ..............        188        174
       State taxes ..................................         21         29
       Accrued expenses .............................        110         74
                                                            ----       ----
     Total deferred tax assets ......................        319        277
                                                            ----       ----
     Net deferred tax assets ........................       $295       $274
                                                            ====       ====

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

           For the Three Years Ended December 31, 1995, 1996 and 1997
               (In thousands, except share and per share amounts)


H.   Employee Benefit Plans

     The  Company   maintains   defined   contribution   401(k)  plans  covering
substantially  all  employees  who  have  completed  three  months  of  service.
Contributions by the Company are discretionary. Costs related to the 401(k) totaled $0, $38 and $67 in 1995, 1996 and 1997, respectively.

I.   Related Party Transactions

     Preferred Rx., Inc. (Preferred) has an agreement with an entity owned by a shareholder of CMPS whereby the entity provides various marketing related services to Preferred. Preferred has agreed to pay 1.5% of the monthly cash receipts collected from its non-corporate customers for such services. As of December 31, 1996, the Company had advanced commissions to this entity in the amount of $53. Commission expense was $229 in 1995, $182 in 1996 and $200 in 1997. Additionally, in October 1995, the Company loaned this entity $95. This amount was recorded in other assets at December 31, 1996, and was evidenced by a note which bore interest at prime plus 1% (9.25% at December 31, 1996). The note was paid in full on May 28, 1997 at which time the Company discontinued paying advanced commissions.

J.   Acquisitions and 1994 Reorganization

     On July 25, 1997, the Company acquired certain assets of Rx Advantage, Inc., d/b/a SRX ("SRX"), a provider of pharmaceutical benefits management services, for $150 plus direct acquisition costs. The excess of the purchase price paid over the fair value of the net assets acquired has been recorded as goodwill and is being amortized over 15 years. The acquisition has been accounted for under the purchase method of accounting, and the consolidated results of operations include the results of the business from the date of acquisition. The terms of the purchase agreement require the Company to make additional payments through 1999 based on prescription volume. During 1997, the Company has paid or accrued approximately $250 of additional amounts under the purchase agreement which have increased the recorded amount of goodwill. Unaudited pro forma financial information for the years ended December 31, 1996 and 1997 as though the Company had completed the acquisition at the beginning of 1996 is as follows:

                                                       Year ended December 31
                                                      -----------------------
                                                       1996            1997
                                                      -------         -------
         Pro forma net revenue ....................    $46,622        $56,851
         Pro forma net income (loss) ..............    $  (269)       $   537

     The unaudited pro forma unaudited operating results are not necessarily indicative of what would have occurred had the transactions taken place on January 1, 1996.

     On December 15, 1995, the Company acquired the customer records and files of a mail order pharmacy organization and obtained noncompete agreements from the principal shareholders for $405 and $90 respectively. The terms of the purchase agreement provide for the Company to make additional payments through 1998 contingent upon sales volume. During 1996 and 1997, the Company made contingent payments of $29 and $0, respectively. The acquisition was accounted for using the purchase method of accounting; accordingly, the purchase price was allocated to the assets acquired based on their estimated fair values as set forth in the purchase agreement. The recorded values of customer records files (goodwill), have been increased by the amount of contingent cash payments made in 1996 and 1997, and are being amortized over 15 years.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

           For the Three Years Ended December 31, 1995, 1996 and 1997
               (In thousands, except share and per share amounts)


J.   Acquisitions and 1994 Reorganization -- Continued

     Goodwill also relates to the Company's plan of reorganization which took place in 1994. Effective January 3, 1994, the Board of Directors of Continental Managed Pharmacy Services, Inc. approved a Reorganization Plan (the Reorganization) whereby Continental Pharmacy, Inc, (Continental), Preferred Rx. Inc. (Preferred), Automated Scripts, Inc. (Automated), and Valley Physician Services. Inc. (Valley) became wholly-owned subsidiaries of the Company. The principal financial elements of the Reorganization are:

     1. A 32% shareholder of Continental and 50% shareholder of Preferred exchanged all of his shares of common stock in these entities for 60% of the shares of common stock in CMPS, for which prior to this transaction he was the sole shareholder. The transfer of net assets of Continental and Preferred have been recorded at the shareholder's historical cost basis in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48.

     2. CMPS acquired 32% of the outstanding common shares of Continental and 50% of the outsanding common shares of Preferred for $2,700. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their fair values. The cost in excess of the net assets acquired was recorded as goodwill. The Company also paid $300 pursuant to a consulting and non-compete agreement.

     3. CMPS exchanged 1,500 common shares (representing 15% of the outstanding common stock of CMPS) for 36% of the outstanding common stock of Continental owned by the minority shareholders. The exchange was accounted for using the purchase method of accounting. Accordingly. the net assets transferred have been recorded based on their fair values. The cost in excess of the net assets acquired was recorded as goodwill.

     4. CMPS issued 2,500 shares of common stock (representing 25% of the outstanding common stock of CMPS) for $2,000 to a third party.

     5. CMPS acquired all of the outstanding common stock of Automated (500 shares) and Valley (100 shares). The acquisition cost of Valley was approximately $575. CMPS assumed the liabilities of Automated totaling $906 in exchange for its common stock. The acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their fair values. Goodwill was recorded related to each entity for the cost in excess of the net assets acquired.

     The total cost in excess of net assets acquired which is recorded as goodwill is being amortized over 25 years.

K.   Nonrecurring Charge

     In November 1995, the Company recorded a nonrecurring charge of $644 as a result of a settlement that the Company reached with a third party administrator (the TPA) over disputed amounts. The 1995 charge covered the full amount of the settlement including related interest on scheduled payments and professional fees. As of December 31, 1996, $187 was outstanding under the terms of a note payable to the TPA. The note was paid in full during 1997.

L.   Subsequent Event

     On January 28, 1998, the Company announced the signing of a merger agreement with MIM Corporation under which all of the shares of the Company's common stock would be exchanged for shares of common stock of MIM Corporation. The transaction is contingent upon certain matters including shareholder approval.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                             December 31,  March 31,
                                                                1997         1998
                                                               -------     -------
                                                                         (unaudited)
                                     ASSETS
Current Assets
  Cash & equivalents .......................................   $   166     $   308
  Receivables ..............................................     9,911       9,632
  Inventories ..............................................       779         612
  Prepaid expense ..........................................        95         155
  Deferred income taxes ....................................       239         235
                                                               -------     -------
          Total current assets .............................    11,190      10,942

  Property & equipment, net ................................       704         626
  Goodwill, net ............................................     4,364       4,312
  Deferred income taxes ....................................        35          35
  Other assets .............................................        15          15
  Other intangible assets, net .............................       937       1,077
                                                               -------     -------
          Total assets .....................................   $17,245     $17,007
                                                               =======     =======


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current portion of capital lease obligations .............   $    26     $    21
  Current portion of long term debt ........................       340         328
  Accounts payable .........................................     4,295       4,431
  Claims payable ...........................................     1,171       1,095
  Accrued expenses .........................................     1,429       1,199
  Income taxes payable .....................................       510         415
                                                               -------     -------
          Total current liabilities ........................     7,771       7,489

  Other non-current liabilities ............................       199         198
  Capital lease obligations, less current portion ..........        21          19
  Long-term debt, less current portion .....................     4,069       3,837

Shareholders Equity
  Common stock .............................................        12          12
  Additional paid-in capital ...............................     4,309       4,309
  Retained earnings ........................................       864       1,143
                                                               -------     -------
          Total shareholders' equity .......................     5,185       5,464
                                                               -------     -------
          Total liabilities & shareholders' equity .........   $17,245     $17,007
                                                               =======     =======




            See notes to unaudited consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES


                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
               (In thousands, except share and per share amounts)

                                                           Three  months ended March 31,
                                                           -----------------------------
                                                                1997          1998
                                                              --------      --------
Revenues ................................................     $  8,421      $ 15,047
Cost of revenues ........................................        6,184        12,005
                                                              --------      --------
    Gross profit ........................................        2,237         3,042
Selling, general & administrative .......................        2,104         2,400
                                                              --------      --------
    Operating profit ....................................          133           642
Interest income (expense) ...............................          (76)          (81)
                                                              --------      --------
    Profit (loss) before taxes ..........................           57           561
Taxes ...................................................           50           282
                                                              --------      --------
Net income ..............................................     $      7      $    279
                                                              ========      ========

Basic and diluted earnings per share ....................     $   0.60      $  24.05
                                                              ========      ========

Weighted average share used to compute earnings per share       11,600        11,600
                                                              ========      ========


            See notes to unaudited consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
                                 (In thousands)

                                                             Three Months ended March 31
                                                             ---------------------------
                                                                 1997          1998
                                                               --------      --------
Operating activities
  Net income .............................................     $      7      $    279
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization ........................          154           169
    Changes in operating assets and liabilities:
      Accounts receivable ................................         (122)          280
      Inventory ..........................................         (539)          167
      Prepaid expenses and other assets ..................          (76)          (62)
      Accounts payable ...................................          744           135
      Claims Payable .....................................          (21)          (76)
      Accrued commissions, wages and payroll related items         (105)         (239)
      Income taxes .......................................          (21)          (89)
      Other liabilities ..................................          (20)            8
                                                               --------      --------
          Net cash provided by operating activities ......            1           572
                                                               --------      --------

Investing activities
  Purchases of property and equipment, net ...............          (16)          (12)
  Purchase of SRX pharmacy ...............................                       (167)
                                                               --------      --------
        Net cash used in investing activities ............          (16)         (179)
                                                               --------      --------

Financing activities
  Proceeds on line of credit .............................        5,172        11,497
  Payments on line of credit .............................       (5,430)      (11,657)
  Proceeds on note receivable ............................            0             0
  Payments on capital leases .............................          (12)           (7)
  Proceeds from installment notes payable ................            0             0
  Payments on notes payable ..............................          (83)          (84)
  Payment of loan origination fees .......................            0             0
                                                               --------      --------
          Net cash used in financing activities ..........         (353)         (251)
                                                               --------      --------

Increase (decrease) in cash ..............................         (368)          142

Cash at beginning of period ..............................          244           166
                                                               --------      --------

Cash at end of period ....................................     $   (124)     $    308
                                                               ========      ========


            See notes to unaudited consolidated financial statements

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

             For the Year Ended December 31, 1997 (Audited) and the Three months ended March 31, 1998 and 1997 (Unaudited)
               (In thousands, except share and per share amounts)


A.   Description of Business

     Continental Managed Pharmacy Services, Inc. (CMPS or the Company) is a national provider of pharmaceutical benefits management services, plan design and consultation, and physician billing. Through its Subsidiaries, the Company markets prescription drug programs and provides mail order and network pharmacy services and billing and administrative services for customers that provide medical and health care cost containment services.

     On January 28, 1998, the Company announced the signing of a merger agreement with MIM Corporation under which all of the shares of the Company's common stock would be exchanged for shares of common stock of MIM Corporation. The transaction is contingent upon certain matters including shareholder approval.

B.   Summary of Significant Accounting Policies

     Consolidation

     The consolidated  financial statements include the accounts of CMPS and its
wholly  owned   Subsidiaries.   All   significant   intercompany   accounts  and
transactions have been eliminated in consolidation.

     Net Revenue and Accounts Receivable

     Net revenue and the related accounts receivable for services rendered are reported at the estimated net realizable amounts from customers and third-party payors. The allowance for uncollectible accounts receivable was approximately $639 at December 31, 1997 and $701 at March 31, 1998.

     Inventory

     Inventory is stated at the lower of cost or market. The cost of the inventory is determined using the first-in, first-out (FIFO) method.

     Property and Equipment

     Property and equipment are stated on the basis of cost. Depreciation on furniture and equipment is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements and leased assets are amortized on a straight-line basis over the lesser of the related lease term or estimated useful life of the asset. Amortization of capital leased assets is included in depreciation expense. The estimated useful lives of the assets are as follows:

         Machinery and equipment .............................    5 years
         Computer equipment...................................  3-5 years
         Furniture, fixtures and leasehold improvements.......    7 years

     Depreciation expense was $72 and $89 for the quarters ended March 31, 1997 and 1998, respectively.

     Intangible Assets

     Goodwill, less accumulated amortization of $831 at December 31, 1997 and $883 on March 31, 1998, represents the cost in excess of the fair value of net assets acquired and is amortized using the straight-line method over a period of 15 to 25 years. Other intangible assets, less accumulated amortization of $238 at December 31, 1997 and $265 on March 31, 1998, consist of customer records and files and organizational costs which are amortized using the straight-line method over 5 to 15 years, and a five year non-compete agreement which is being amortized over the term of the agreement.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the Three months ended March 31, 1998 and 1997 (Unaudited)
               (In thousands, except share and per share amounts)


B.   Summary of Significant Accounting Policies -- Continued

     Income Taxes

     The Company accounts for income taxes using the liability method. Deferred taxes are recognized based on temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

     Financial Instruments

     The fair value of long-term debt is estimated based on the present value of the underlying cash flows discounted at the Company's estimated borrowing rate. At December 31, 1997 and March 31, 1998, the fair value of long-term debt approximates its carrying value.

     Stock Options

     CMPS applies the intrinsic value based method in accordance with Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, to account for options granted to employees and directors to purchase common shares. Accordingly, no compensation expense is recognized on the grant date since at that date the option price is equal to the estimated fair market value of the underlying common shares.

     Earnings Per Share

     Earnings per common share are calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" issued by the
Financial Accounting Standards Board during 1997. Basic earnings per share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common shares were converted into common shares. Such common shares consist of shares issuable upon exercise of stock options computed by using the treasury stock method.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

C.   Long-Term Debt

     In March 1997, the Company extended its Revolving Note Agreement (the Agreement) with a bank (the Bank) through May 1999. The Company can borrow up to $6.5 million under the Agreement. Advances are limited to 85% of eligible receivables, as defined, and outstanding amounts bear interest at the Bank's prime rate plus .75% (9.25% at December 31, 1997 and 9.25% at March 31, 1998). At December 31, 1997, $2,994 was available and on March 31, 1998, $3,154 was available for borrowing under the Agreement.

     The Company has two Installment Notes (Installment Notes I and II). Installment Note I bears interest at the Bank's prime rate plus 1.25% (9.75% at December 31, 1997 and 9.75% at March 31, 1998). Payments are due in monthly installments of $9 plus interest, with the final payment due February 1, 2000. Installment Note II bears interest at the same rate as Installment Note I. Payments of principal of $14 plus interest are made monthly on Installment Note II with the final payment due February 28, 1999.

     The Agreement and Installment Notes I and II are secured by accounts receivable and furniture and equipment of the Company and personally guaranteed by a shareholder up to $1 million. The Company has also granted a security interest in the inventory, accounts receivable and furniture and equipment to a vendor (the Supplier).

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the Three months ended March 31, 1998 and 1997 (Unaudited)
               (In thousands, except share and per share amounts)


C.   Long-Term Debt -- Continued

Under the terms of an Inter Creditor Agreement between the Company, the Bank and the Supplier, the Supplier will not exercise any right or remedy it may have with respect to the Bank's collateral, until the amounts owed to the Bank are fully paid and satisfied and the Bank's security interests have been terminated in writing. The Inter Creditor Agreement does not preclude the Supplier from taking such action to enforce payment of indebtedness to the Supplier not involving collateral of the Bank.

     The Company and the Bank have entered into an Interest Rate Adjustment Agreement whereby the Company could reduce the interest rate charged by the Bank on the Agreement by a maximum of .50% if certain financial performance levels are met. In addition, the personal guaranty of the shareholder could be reduced by $1 million upon meeting certain financial performance levels. Effective February 20, 1996, the interest rate charged by the Bank on the Agreement was reduced by .25% from prime plus 1% to prime plus .75%.

     Under the terms of the Agreement and Installment Notes, the Company is required to comply with certain financial covenants which among other matters require the Company to maintain a specified level of net worth.

     The Company has notes payable outstanding to a shareholder. The notes bear interest at the greater of 9% or prime plus 1% (9.5% at December 31, 1997 and 9.25% at March 31, 1998) and are payable in monthly installments of principal and interest of $7 through June 30, 2001.

     Long-term debt consists of the following at:

                                                        12/31/97     3/31/98
                                                        --------     -------
     Master revolving note ........................      $3,506      $3,346
     Variable rate Installment Notes I and II .....         641         573
     Notes payable--shareholder ...................         262         246
                                                         ------      ------
                                                          4,409       4,165
     Less current portion .........................         340         328
                                                         ------      ------
                                                         $4,069      $3,837
                                                         ======      ======

     After December 31, 1997, future maturities of long-term debt for the next five years are as follows: 1998--$340; 1999--$3,714; 2000--$312; 2001--$43; and
2002--$0.

D.   Leases

     The Company is obligated under various capital leases for certain equipment that expire at various dates during the next 5 years. The carrying amount of equipment and the related accumulated amortization recorded under capital leases is as follows:

                                                        12/31/97     3/31/98
                                                        --------     -------
     Equipment ..................................         $115         $115
     Less accumulated amortization ..............           61           75
                                                          ----         ----
                                                          $ 54         $ 40
                                                          ====         ====

     The Company also has several operating leases, primarily for office space and equipment, that expire at various times through 1998. Rent expense was $27 and $27 for the three months ending March 31, 1997 and 1998, respectively.

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the Three months ended March 31, 1998 and 1997 (Unaudited)
               (In thousands, except share and per share amounts)


D.   Leases -- Continued

     Future minimum lease payments under noncancelable leases at of December 31, 1997 are:

                                                          Capital      Operating
                                                          Leases        Leases
                                                          ------        ------
      At December 31:
          1998.........................................   $   29         $   84
          1999.........................................        8
          2000.........................................        8
          2001.........................................        8
                                                          ------         ------
      Total minimum lease payments ....................       53         $   84
                                                                         ======
      Less amount representing interest ...............        6
                                                          ------
      Present value of minimum capital lease payments..   $   47
                                                          ======

     During the three months ending March 31, 1998, the Company entered into no noncash investing activities related to capital lease obligations.

E.   Other Liabilities

     Accrued wages, commissions and other liabilities consist of the following:

                                                 12/31/97            3/31/98
                                                 --------            -------
     Commissions ....................             $  725             $  636
     Wages ..........................                420                249
     Other ..........................                284                355
                                                  ------             ------
                                                  $1,429             $1,240
                                                  ======             ======

     Other noncurrent liabilities primarily consist of a customer advance.

F.   Stock Options

     The Company  maintains  an Employee  and  Director  Stock  Option Plan (the
Plan). The Plan authorizes the granting of options to qualified individuals, as defined, to purchase up to 400 shares of common stock. Options granted under the Plan are exercisable at not less than the fair market value at the date of grant and expire five years from the date of grant. All options granted under the plan vest six months after the date of grant.

     The following is a summary of stock option activity during the year ended December 31:

                                                                    1995       1996        1997
                                                                   -------    -------     -------
     Outstanding at beginning of year ($800 per share) .......      66.875    195.625     256.250
     Granted ($800 per share) ................................     128.750     90.625      86.875
     Forfeited ...............................................                (30.000)
                                                                   -------    -------     -------
     Outstanding at end of year ($800 per share)..............     195.625    256.250     343.125
                                                                   =======    =======     =======
     Exercisable at end of year ..............................     151.250    211.250     300.625
                                                                   =======    =======     =======

     The Company applies APB 25 in accounting for stock options. Accordingly, no compensation cost has been recognized for its stock options because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant. Had compensation cost for the stock options granted been determined based on the fair value at grant date, consistent with the fair value method of Statement of Financial Accounting

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the Three months ended March 31, 1998 and 1997 (Unaudited)
               (In thousands, except share and per share amounts)


F.   Stock Options -- Continued

Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced by $2, $5 and $8 in 1995, 1996 and 1997, respectively. The fair value of the stock option at the grant date was determined using the minimum value method with an assumed risk free interest rate of 5.38% in 1995, 7.41% in 1996, and 6.50% in 1997. A five year average life was used for all years. The pro forma results are not necessarily indicative of what would have occurred had the Company adopted SFAS No. 123.

     There was no stock option activity during the three months ending March 31, 1998.

G.   Income Taxes

     A summary of income tax expense for the three months ending March 31, 1997 and 1998 is as follows:

                                                       1997            1998
                                                       ----            ----
     Current:
       Federal ............................            $ 41            $230
       State and local ....................               8              44
                                                       ----            ----
                                                         49             274
     Deferred:
       Federal ............................               1               7
       State and local ....................               1
                                                       ----            ----
                                                          1               8
                                                       ----            ----
                                                       $ 50            $282
                                                       ====            ====

     The income tax rate for financial reporting purposes for the three months ending March 31, 1997 and 1998 varied from the federal statutory rate as follows:

                                                           1997        1998
                                                         ------      ------
     Federal statutory income tax rate .............       34.0%       34.0%
     Increase (decrease):
       State and local taxes, net of federal benefit       18.9         4.5
       Goodwill amortization .......................       31.8         4.9
       Other, net ..................................        3.1         6.9
                                                         ------      ------
     Effective income tax rate .....................       87.8%       50.3%
                                                         ======      ======

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                         12/31/97     3/31/98
                                                         --------     -------
     Deferred tax liabilities:
       Tax over book depreciation .................        $  3        $  3
     Deferred tax assets:
       Allowance for doubtful accounts ............         174         174
       State taxes ................................          29          29
       Accrued expenses ...........................          74          70
                                                           ----        ----
               Total deferred tax assets ..........         277         273
                                                           ----        ----
     Net deferred tax assets ......................        $274        $270
                                                           ====        ====

          CONTINENTAL MANAGED PHARMACY SERVICES, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

             For the Year Ended December 31, 1997 (Audited) and the Three months ended March 31, 1998 and 1997 (Unaudited)
               (In thousands, except share and per share amounts)


H.   Employee Benefit Plans

     The  Company   maintains   defined   contribution   401(k)  plans  covering
substantially  all  employees  who  have  completed  three  months  of  service.
Contributions by the Company are discretionary. Costs related to the 401(k) totaled $18 for the three months ending March 31, 1997 and $20 for the three months ending March 31, 1998.

I.   Related Party Transactions

     Preferred Rx., Inc. (Preferred) has an agreement with an entity owned by a shareholder of CMPS whereby the entity provides various marketing related services to Preferred. Preferred has agreed to pay 1.5% of the monthly cash receipts collected from its non-corporate customers for such services. Commission expense was $50 for the three months ending March 31, 1997 and $54 for the three months ending March 31, 1998.

J.   Acquisitions and 1994 Reorganization

     On July 25, 1997, the Company acquired certain assets of Rx Advantage, Inc., a provider of pharmaceutical benefits management services, for $150 plus direct acquisition costs. The excess of the purchase price paid over the fair value of the net assets acquired has been recorded as goodwill and is being amortized over 15 years. The acquisition has been accounted for under the purchase method of accounting, and the consolidated results of operations include the results of the business from the date of acquisition. The terms of the purchase agreement require the Company to make additional payments through 1999 based on prescription volume. During 1997, the Company has paid or accrued approximately $250 of additional amounts under the purchase agreement which have increased the recorded amount of goodwill. Unaudited pro forma financial information for the three months ending March 31, 1997 as though the Company had completed the acquisition at the beginning of 1997 is as follows:

                                                                Three Months
                                                               ending 3/31/97
                                                               --------------
         Pro forma net revenue ..............................      $12,658
         Pro forma net income ...............................      $     8

     The pro forma operating results are not necessarily indicative of what would have occurred had the transactions taken place on January 1, 1997.

     On December 15, 1995, the Company acquired the customer records and files of a mail order pharmacy organization and obtained noncompete agreements from the principal shareholders for $405 and $90, respectively. The terms of the purchase agreement provide for the Company to make additional payments through 1998 contingent upon sales volume. During the first three months of 1997 and 1998, the Company made contingent payments of $0 and $0, respectively. The acquisition was accounted for using the purchase method of accounting; accordingly, the purchase price was allocated to the assets acquired based on their estimated fair values as set forth in the purchase agreement. The recorded values of customer records and files (goodwill), have been increased by the amount of contingent cash payments made in 1996 and 1997, and are being amortized over 15 years.

     Goodwill also relates to the Company's plan of reorganization which took place in 1994. Under the plan Continental Pharmacy, Inc., Preferred, Automated Scripts, Inc., and Valley Physician Services, Inc. became wholly owned Subsidiaries of the Company through a series of business acquisitions accounted for using the purchase method of accounting. The total cost in excess of net assets acquired was recorded as goodwill and is being amortized over 25 years.

     There was no acquisition or reorganization activity in the three months ending March 31, 1998.

                                INDEX TO ANNEXES

Annex                                                                      Page

A.   Agreement and Plan of Merger, dated as of January 27, 1998 and as amended as of May 18, 1998 and as of July 20, 1998,  by and among
     MIM Corporation,  CMP Acquisition  Corp. and Continental  Managed
     Pharmacy Services, Inc.                                               A-2

B.   Opinion of Warburg  Dillon  Read LLC -  Financial  Advisor to MIM     A-57

C.   Opinion of McDonald & Company Securities, Inc., as supplemented -
     Financial Advisor to Continental                                      A-59

     This AGREEMENT AND PLAN OF MERGER dated as of January 27, 1998 (this "Agreement") is made and entered into by and among MIM CORPORATION, a Delaware corporation ("Parent"), CMP Acquisition Corp., an Ohio corporation wholly owned by Parent ("Sub"), CONTINENTAL MANAGED PHARMACY SERVICES, INC., an Ohio corporation (the "Company") and the individuals named as "Principal Shareholders" on the signature pages to this Agreement (the "Principal Shareholders").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective corporations and stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company, and the Company would become a wholly-owned subsidiary of Parent (the "Merger");

     WHEREAS,   Parent,   Sub   and  the   Company   desire   to  make   certain
representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, it is the intention of the parties that the Merger shall qualify as: (1) a "pooling of interests" under generally accepted accounting principles ("GAAP") and the rules, regulations and interpretations of the Securities and Exchange Commission (the "SEC"); and (2) a tax free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall qualify as a "plan of reorganization" within the meaning of Section 368 of the Code; and

     WHEREAS, the Boards of Directors of the Company, Parent and Sub have approved and adopted, at meetings of each of such Boards of Directors, this Agreement and have authorized the execution hereof, and shareholders of the Company owning common shares representing at least 75% of the outstanding common shares of the Company, have executed this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.

                                   THE MERGER

     1.01 The Merger. At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Ohio (the "Ohio GCL"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate existence of Sub shall cease. Sub and the Company are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding common shares of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

     1.02 Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Sub will file a certificate of merger, in the form of Exhibit 1.02 attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Ohio (the "Secretary of State") in accordance with Section 1701.81 of the Ohio GCL and make all other filings or recordings required by the Ohio GCL in connection with the Merger. The Merger shall become effective on such date as the Certificate of Merger is duly filed with the Secretary of State or at such later date as is specified in the Certificate of Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Sub, as applicable, all as provided in the Ohio GCL.

     1.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the second business day following satisfaction of the condition set forth in Section 7.01(a), provided that the other closing conditions set forth in Article VII have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

     1.04 Articles of Incorporation and Code of Regulations of the Surviving Corporation. At the Effective Time: (i) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Code of Regulations of Sub as in effect immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Code of Regulations.

     1.05 Directors and Officers of the Surviving Corporation. Until successors are duly elected or appointed and qualified, the directors and officers of the Surviving Corporation shall be those individuals listed as such on Schedule 1.05.

     1.06 Effects of the Merger. Subject to the provisions of this Agreement, the effects of the Merger shall be as provided in the applicable provisions of the Ohio GCL.

     1.07 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II.

                              CONVERSION OF SHARES

     2.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the securities of Sub or of the Company:

     (a) Common Shares of Sub. Each issued and outstanding common share, without par value, of Sub ("Sub Common Shares") shall be converted into and become one fully paid and nonassessable common share, without par value, of the Surviving Corporation ("Surviving Corporation Common Shares"). Each certificate representing outstanding Sub Common Shares shall at the Effective Time represent an equal number of Surviving Corporation Common Shares.

     (b) Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries. All common shares, without par value, of the Company ("Company Common Shares") that are owned by the Company as treasury shares and any Company Common Shares owned by Parent, Sub or any other wholly-owned Subsidiary (as defined herein) of Parent or Company shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

     (c) Exchange Ratio for Company Common Shares. Each issued and outstanding Company Common Share (other than shares to be canceled in accordance with
Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive 327.59 fully paid and nonassessable shares (the "Merger Consideration") of the common stock, $.0001 par value per share, of Parent (the "Parent Common Stock"). All such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration per share, upon the surrender of such certificate in accordance with Section 2.02, without interest. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Parent Common Stock shall occur due to a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted.

     (d) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding Company Common Share, the holder of which has not voted in favor of the Merger, has perfected such holder's right to seek relief as a dissenting shareholder in accordance with the applicable provisions of the Ohio GCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to

Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the Ohio GCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Ohio GCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.01(c).

     (ii) The Company shall give Parent (x) prompt notice (but in any event within five days) of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the Ohio GCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Ohio GCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

     (e) Stock Option Plan. Subject to the terms and conditions of the Company's 1994 Employee and Director Stock Option Plan (the "Company Option Plan") and the stock option agreements executed pursuant thereto, the Company Option Plan and each option to purchase Company Common Shares granted thereunder that is outstanding at the Effective Time shall be assumed by Parent and continued in accordance with their respective terms and each such option shall become a right to purchase a number of shares of Parent Common Stock equal to the Merger Consideration multiplied by the number of Company Common Shares subject to such option immediately prior to the Effective Time, as more fully described in
Section 6.05.

     2.02 Exchange of Certificates.

     (a) The Principal Shareholders hereby authorize and direct the Company to deliver the certificates representing Company Common Shares ("Certificates") owned by them to Parent at the Closing upon fulfillment (or waiver by the Company) of each of the conditions set forth in Sections 7.01 and 7.03. At the Closing, each Certificate shall be canceled and exchanged and, simultaneously with such cancellation and exchange, a new certificate shall be issued to each Principal Shareholder and each other shareholder of the Company (except with respect to Dissenting Shares), representing the number of shares of Parent Common Stock into which the Company Common Shares formerly held by such shareholder shall have been converted in the Merger in accordance with Section 2.01(c) hereof, together with a check payable to such shareholder representing any payment of cash in lieu of fractional shares determined in accordance with
Section 2.02(d) hereof. From and after the Effective Time, each Certificate which prior to the Effective Time represented Company Common Shares shall be deemed to represent only the right to receive the shares of Parent Common Stock and a cash payment, if any, contemplated by the preceding sentence, and the holder of each such Certificate shall cease to have any rights with respect to the Company Common Shares formerly represented thereby other than as provided in this Agreement. All of the shares of Parent Common Stock issued in the Merger shall be duly authorized, validly issued, fully paid and nonassessable and, at the time of issuance, shall be free and clear of all liens, claims, encumbrances, security interests and rights of redemption (together, "Liens"), other than those Liens created by or arising by action of the shareholders of the Company.

     (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(d) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.02. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (c) No Further Ownership Rights in Common Shares. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Agreement (including any cash paid pursuant to Section 2.02(d)) shall be deemed to have been issued (or paid, as the case may
be) at the Closing in full satisfaction of all rights pertaining to the Company Common Shares represented thereby. From and after the Closing, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Closing, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

     (d) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for Certificates pursuant to this Section 2.02 shall receive from the Surviving Corporation a cash payment in lieu of such fractional share determined by multiplying (i) the Average Closing Price of a whole share of Parent Common Stock by (ii) the fractional share interest to which such holder would otherwise be entitled. The "Average Closing Price" shall be equal to the arithmetic average of the Sales Price (as defined herein) on each of the last 10 Nasdaq trading days preceding the third day before the Closing Date. The term "Sales Price" shall be equal to, on any Nasdaq trading day, the arithmetic average of the high and low sales prices per share of Parent Common Stock reported on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") on such day.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use, lease and operate its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate: (i) are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Company to perform its obligations hereunder. As used in this Agreement, any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is or could reasonably be expected to be material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole). The only Subsidiaries of the Company (the "Company Subsidiaries") are Preferred Rx, Inc., Continental Pharmacy, Inc., Automated Scripts, Inc. and Valley Physicians Services, Inc., each an Ohio corporation. Except for the Company Subsidiaries or as disclosed on Schedule 3.01: (i) the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity,
(ii) is not an affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (an "Affiliate") of any other entity, and (iii) is not a party to any joint venture, profit-sharing or similar agreement regarding the profitability or financial results of the Company or any of its Affiliates or the division of revenues or profits of the Company or any of its Affiliates or any other enterprise.

     3.02 Capitalization. (a) The authorized capital stock of the Company consists solely of 12,000 Company Common Shares. As of the date hereof, 11,600 Company Common Shares are issued and outstanding, no shares are held in the treasury of the Company and 343.125 shares are reserved for issuance upon exercise of outstanding options granted under the Company Option Plan. All of the issued and outstanding Company Common Shares are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. The Company Common Shares are owned by the shareholders of the Company in the amounts set forth in
Schedule 3.02 and no adjustment to or reallocation of such amounts shall be made prior to the Effective Time. No other person owns of record any shares of capital stock or other equity interest in the Company. Except pursuant to this Agreement and except pursuant to the Company Option Plan, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto. Except as expressly provided in this Agreement, the Merger will not cause the vesting of any benefits to be accelerated or a payment to be made under the Company Option Plan. The Company has no outstanding bonds, notes or other obligations the holders of which have the right to vote with the shareholders of the Company on any matter. Each Principal Shareholder owns all the Company Common Shares indicated as owned by him or her in Schedule 3.02, subject to the articles of incorporation and code of regulations of the Company, free and clear of all Liens and rights of others, and at the Effective Time, Parent will own all of the outstanding Company Common Shares free and clear of all Liens and rights of others.

     (b) All of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly by the Company, free and clear of any Liens. There are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Company Subsidiary or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Company Subsidiary.

     (c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

     3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 5.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Shareholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     3.04 Non-Contravention; Approvals and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or code of regulations (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound.

     (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the Ohio GCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iii) as disclosed in Schedule
3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby.

     3.05 Financial Statements. The Company has delivered to Parent the following financial statements (collectively, the "Company Financial Statements"): (i) the audited consolidated statements of financial condition of the Company as of December 31 for each of the years from and including 1994 through 1996, and the unaudited statement of financial condition as of September 30, 1997, and (ii) the Company's related audited statements of operations, statements of cash flow, statements of changes in equity, and notes to financial statements for the years ended December 31, from and including 1994 through 1996 and the unaudited statement of operations for the nine-month period ended September 30, 1997. Each

Company Subsidiary is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby. The Company Financial Statements fairly present the financial position of the Company and the results of operations and changes in cash flows and equity, respectively, as of the dates thereof or for the periods then ended, and have been prepared in accordance with GAAP, consistently applied.

     3.06 Absence of Certain Changes or Events. Except as contemplated hereby or as disclosed in Schedule 3.06 hereto: (a) since September 30, 1997, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company or any of its Subsidiaries, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company or any of its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which the Company or any such Subsidiary participate or are engaged, and (b) between September 30, 1997 and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b), (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Common Shares, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding Company Common Shares, (iv) there has not been any amendment of any term of any outstanding security of the Company or of its Subsidiaries, and (v) there has not been any change in any method of accounting by the Company or any Company Subsidiary.

     3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended included in the Company Financial Statements or as disclosed in Schedule 3.07 hereto, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature.

     3.08 Legal Proceedings. Except as disclosed in Schedule 3.08 hereto, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of the Company and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties, and there are no facts or circumstances known to the Company or any of its Subsidiaries that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority.

     3.09 Information Supplied. Neither the information supplied or to be supplied by or on behalf of the Company or any Principal Shareholder, in writing, expressly for inclusion in any document to be filed by Parent or Sub with the SEC, including the Form S-4 (as defined herein) and the Proxy Statement (as defined herein), or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, will on the date of its filing, and in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed or delivered to stockholders of Parent, and at the time of the Parent Stockholders' Meeting (as defined herein) and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits. The Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority.

     3.11 Compliance with Agreements; Certain Agreements.

     (a) Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a material default under, the certificates of incorporation or code of regulations (or other comparable charter documents) of the Company or any of its Subsidiaries.

     (b) Except as disclosed in Schedule 3.11 hereto or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.12 Taxes. The Company and its Subsidiaries have filed with the appropriate governmental agencies all material Tax Returns (as defined below) required to be filed. All Tax Returns were in all material respects (and as to such Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. The Company and each Subsidiary have, within the time and in the manner established by law, paid (and until the Closing will pay within the time and in the manner prescribed by law) all material Taxes (as defined below) due and payable. The Company and each Subsidiary have established (and until Closing will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable. There are no Tax liens upon any property or asset of the Company or any Subsidiary except liens for Taxes not yet due and payable. Schedule 3.12 contains a true and complete list of the names of all jurisdictions in which the Company or any of its Subsidiaries files federal, state and local tax returns and tax reports and the status of any examinations in process by the taxing authorities of such jurisdictions. All deficiencies asserted or assessments made as a result of such examination have been fully paid or fully reflected on the books of the Company and its Subsidiaries to the extent required by GAAP. Except as shown in Schedule 3.12, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company or any of its Subsidiaries, nor are there any actions, suits, proceedings, investigations or claims now pending against the Company or any of its Subsidiaries with respect to any Tax or assessment, or any claims for additional Taxes or assessments asserted by any federal, state, local or foreign authority. No property of the Company or any Subsidiary is property that any party to the Merger is or will be required to treat as being owned by another person pursuant to the provisions of Code ss. 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code ss. 168. Neither the Company nor any Subsidiary is required to include in income any adjustment pursuant to Code ss. 481(a) by reason of a change in accounting method and neither the Company nor any Subsidiary has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method. Neither the Company nor any Subsidiary is a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code ss. 280G. Neither the Company nor any Subsidiary is a party to any express tax settlement agreement, arrangement, policy or guideline, formal or informal (a "Settlement Agreement") as of the Closing Date, and neither the Company nor any Subsidiary has any obligation to make payments under any Settlement Agreement. There are no outstanding agreements entered into with any taxing authority that would have a continuing adverse effect on the Company or any Company Subsidiary after the Closing Date. Company and each Company Subsidiary have complied with the provisions of Code ss.ss. 1441 through 1464, 3401, 3406, 6041 and 6049. Neither the Company nor any Company Subsidiary has filed (or will file prior to the Closing) a consent pursuant to Code ss. 341(f) or agreed to have Code ss. 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code ss. 341(f)(4)) owned by the Company or any Company Subsidiary.

     For purposes of this Agreement, "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, including any interest and penalties (civil or criminal)  on or  additions  to any such  taxes  and any  expenses  incurred  in connection with the determination, settlement or litigation of any Tax liability. "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that include Company or any Subsidiary.

     3.13 Employee Benefit Plans; ERISA.

     (a) Schedule 3.13 lists each Company Employee Benefit Plan. Except as disclosed in Schedule 3.13 hereto:

          (i) with  respect to any  Company  Employee  Benefit  Plan  subject to
     Section 406 or 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Sections 4975 of the Code, no non-exempt prohibited transaction within the meaning of Section 406 or 407 of ERISA, or Section 4975 of the Code with respect to any Company Employee Benefit Plan (as defined below) has occurred during the five-year period preceding the date of this Agreement;

          (ii) neither the Pension Benefit Guaranty Corporation (the "PBGC"), the Company nor any of its Subsidiaries has instituted proceedings to terminate any Company Employee Benefit Plan;

          (iii) all contributions, premiums and other payments required by law or any Plan or applicable collective bargaining agreement to have been made under any such Plan (without regard to any waivers granted under Section 412 of the Code) to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, and no amounts are or will be due to the Pension Benefit Guaranty Corporation (except for premiums in the ordinary course of business); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any of the Company or its affiliates to, under or on account of each Company Employee Benefit Plan shall have been paid prior to Closing or shall have been fully reserved and provided for on the Company Financial Statements;

          (iv) no such Company Employee Plan that is or has been subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined therein), whether or not waived, no liability under Title IV of ERISA has been incurred or is expected to be incurred with respect to any such Plan subject thereto (other than premiums incurred and paid when due), nor has there been any "reportable event" within the meaning of Section 4043(c) of ERISA with respect to any such Plan;

          (v) each of the Company Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such Plan;

          (vi) each of the Company Employee Benefit Plans is, and its administration is and has been in compliance with, and none of the Company nor any of its Subsidiaries has received any claim or notice that any such Company Employee Benefit Plan is not in compliance with, its terms and all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, bonding requirements and requirements for the filing of applicable reports, documents, and notices with the Secretary of Labor or the Secretary of the Treasury and the furnishing of documents to the participants or beneficiaries of each such Plan;

          (vii) there is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or threatened, alleging any breach of the terms of any such Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Plan;

          (viii) none of the Company or any of its Subsidiaries is in default in performing any of its contractual obligations under any of the Company Employee Benefit Plans or any related trust agreement or insurance contract;

          (ix) none of the Company or any Subsidiary, or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any such Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of
     Section 4975 of the Code or Section 406 of ERISA;

          (x) (i) no Company Employee Benefit Plan that is a "welfare benefit plan" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except to the extent required by law; (ii) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such Plan that could result in any liability; (iii) no such Plans are "multiple employer welfare arrangements" within the meaning of Section 3(40) of ERISA; (iv) none of the Company or any Subsidiary maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of
     Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding); and (v) all Company Employee Benefit Plans which provide medical, dental health or long-term disability benefits are fully insured and claims with respect to any participant or covered dependent under such Company Employee Benefit Plan could not result in any uninsured liability to Parent or the Surviving Corporation;

          (xi) none of the Company, any Subsidiary or any ERISA Affiliate has at any time: (a) had any obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA and (b) withdrawn in any complete or partial withdrawal from any "multiemployer plan" as defined in Section 3(37) of ERISA;

          (xii) none of the Company Employee Benefit Plans, or other Plan maintained, sponsored or contributed to by the Company or any affiliate thereof, is or has ever been subject to Part III of Subtitle B of Title I or ERISA, Section 412 of the Code or Title IV of ERISA;

          (xiii) with respect to each such Plan, true, correct, and complete copies of the applicable following documents have been delivered to Parent:
     (a) all current Plan documents and related trust documents, and any amendment thereto; (b) Forms 5500, financial statements, and actuarial reports for the last three Plan years for any Plan for which the filing of such forms or reports is required by the Code or ERISA; (c) for any Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, the most recently issued IRS determination letter; (d) summary plan descriptions; and (e) the Company's employee manual and all other written communications that establish benefit obligations not reflected in employee plan documents; and

          (xiv) without limiting any other provision of this Section 3.13, no event has occurred and no condition exists, with respect to any Plan, that has subjected or could subject the Surviving Corporation, the Company or any Subsidiary, or any Company Employee Benefit Plan or any successor thereto, to any tax, fine, penalty or other liability (other than, in the case of the Company, the Surviving Corporation and the Company Employee Benefit Plans, a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under a Company Employee Benefit Plan with respect to employees of the Company and the Subsidiaries). No event has occurred and no condition exists, with respect to any Plan that could subject Parent or any of its affiliates, or the Surviving Corporation, or any Plan maintained by Parent or any affiliate thereof, to any tax, fine, penalty or other liability, that would not have been incurred by Parent or any of its affiliates, or any such Plan, but for the transactions contemplated hereby. No Plan other than a Company Employee Benefit Plan is or will be directly or indirectly binding on Parent or the Surviving Corporation by virtue of the transactions contemplated hereby. Parent, and its affiliates, including on and after the Closing, the Surviving Corporation and any Subsidiary, shall have no liability for, under, with respect to or otherwise in connection with any Plan, which liability arises under ERISA or the Code, by virtue of the Company or any Subsidiary being aggregated in a controlled group or affiliated service group with any ERISA Affiliate purposes of ERISA or the Code at any relevant time prior to the Closing. Except as set forth in
     Schedule 3.13 hereto, no Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company or any Subsidiary (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein, and none of the Company or any Subsidiary, nor any of their respective affiliates, is a party to any Plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, any of the Company or any Subsidiary. Except as set forth in Schedule 3.13 hereto, none of the Company or any Subsidiary maintains any Plan which provides severance benefits to current or former employees or other service providers. Each Company Employee Benefit Plan may be amended and terminated in accordance with its terms, and, each such Plan provides for the unrestricted right of the Company or any Subsidiary (as applicable) to amend or terminate such Plan. Neither the Surviving Corporation nor Parent will have any liability under the Workers Adjustment and Retraining Notification Act, as amended, with respect to any events occurring or conditions existing on or prior to Closing.

     (b) Except as set forth in Schedule 3.13 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes a change in control or has or will accelerate benefits under any Company Employee Benefit Plan.

     (c) As used herein:

          (i) "Company Employee Benefit Plan" means a Plan which the Company or any Subsidiary, or any entity required to be aggregated with any of the Company or any S ubsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate"), sponsors, maintains, has any obligation to contribute to, has liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of the Company or any Subsidiary any Plan entered into, established, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time; and

          (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based) leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     3.14 Insurance. Attached hereto in Schedule 3.14 is a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations, properties, assets or employees of the Company or any of its Subsidiaries, insurance certificates for each of which have been delivered to Parent prior to the date of this Agreement.

     3.15 Labor Matters. Except as disclosed in Schedule 3.15 hereto, there are no controversies pending or, to the knowledge of the Company and its Subsidiaries, threatened between the Company or any of its Subsidiaries and any representatives of its employees, and, to the knowledge of the Company and its Subsidiaries, there are no organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. There has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries.

     3.16 Tangible Property and Assets. The Company and its Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all tangible property and assets used in and, individually or in the aggregate, material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole, free and clear of all Liens other than: (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Company or any such Subsidiary. All such property and assets having a fair market value of Ten Thousand Dollars ($10,000) or more as of the date hereof are in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used. To the Company's knowledge, all such property and assets having a fair market value of less than Ten Thousand Dollars ($10,000) as of the date hereof are in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used. Neither the Company nor any Company Subsidiary owns any real property. Upon the consummation of the Merger, the Surviving Corporation will own or have the use of all assets which are necessary and appropriate to operate the businesses of the Company and the Company Subsidiaries as currently conducted or as currently contemplated to be conducted.

     3.17 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole as currently conducted or as currently contemplated to be conducted. Neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default), and neither the Company nor any Company Subsidiary has knowledge of any third party being in default, under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Company Subsidiary is infringing any Intellectual Property of any third party. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyright and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     3.18 Vote Required. The affirmative vote of the holders of record of at least two-thirds (2/3) of the outstanding Company Common Shares with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

     3.19 Articles of Incorporation and Code of Regulations; Minute Books. The Company has delivered to Parent copies of the articles of incorporation of the Company and each Company Subsidiary, all amendments thereto and the code of regulations of the Company and each Company Subsidiary as in effect on the date hereof, which copies are complete and correct. The minute books of the Company, which contain complete and accurate records of all meetings and other corporate actions of its Board of Directors and shareholders, have been made available to Parent for review. No corporate action has been taken by any committee of the Board of Directors other than recommendations to the Board of Directors, which recommendations, if acted on by the Board of Directors, are reflected in the records of the Board of Directors.

     3.20 Contracts.

     (a) Except as set forth in Schedule 3.20, neither the Company nor any of its Subsidiaries is a party, or otherwise subject to:

          (i) any contract, agreement, arrangement or understanding or series of related contracts, agreements, arrangements or understandings, which itnvolves expenditures or receipts by the Company or any of its Subsidiaries in an amount in excess of Ten Thousand Dollars ($10,000);

          (ii) any contract, agreement, arrangement or understanding not made in the ordinary course of business and consistent with past practice;

          (iii) any note, indenture, credit facility, mortgage, security agreement or other contract, agreement, arrangement or understanding relating to or evidencing indebtedness for borrowed money or a security interest or mortgage in the property or assets of the Company or any of its Subsidiaries;

          (iv) any guaranty issued by the Company, any of its Subsidiaries or any other arrangement under which the Company or any of its Subsidiaries assumes any liability or obligation (including indebtedness) of any other person or entity;

          (v) any power of attorney granting any person or entity authority to execute agreements or otherwise act on behalf of the Company or any of its Subsidiaries;

          (vi) any contract, agreement, arrangement or understanding granting to any person the right to use any property or property right of the Company or any of its Subsidiaries;

          (vii)  any   contract,   agreement,   arrangement   or   understanding
     restricting the Company's or any of its Subsidiaries' right to engage in any business activity or compete with any business;

          (viii) any contract, agreement, arrangement or understanding with a Related Person (as used herein, "Related Person" means: (i) one or more of the Principal Shareholders; (ii) the spouses, children and other lineal descendants and any other member of the immediate family, as defined in Rule 16a-1 under the Exchange Act, of any of the Principal Shareholders;
     (iii) any corporation, partnership, joint venture or other entity or other enterprise owned or controlled by any of the Principal Shareholders or by any person in (ii); and (iv) any trust of which any Principal Shareholder or member of the immediate family, as defined in Rule 16a-1 under the Exchange Act, of a Principal Shareholder is a grantor or beneficiary); or

          (ix) any outstanding offer, agreement, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (viii) of this subsection 3.20(a) outside of the ordinary course of business.

     (b) The Company and its Subsidiaries have made available to Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of each contract (and any amendments or supplements thereto) listed in Schedule 3.20. Except as set forth in Schedule 3.20 (i) each contract listed in Schedule 3.20 is in full force and effect; (ii) neither the Company, any of its Subsidiaries nor (to the knowledge of the Company or any of the Principal Shareholders) any other party is in default under any contract listed in
Schedule 3.20 or under any other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, and no event has occurred which constitutes, or with the lapse of time, the giving of notice, or both would constitute, a default by either the Company, any of its Subsidiaries or (to the knowledge of the Company or any of the Principal Shareholders) a default by any other party under any such contract; and (iii) there are no disputes or disagreements between either the Company or any of its Subsidiaries and any other party with respect to any such contract. Schedule 3.20 sets forth a list of each such contract where notice to, and/or the consent of, and/or the approval of, any other party is necessary for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company or any of its Subsidiaries thereunder.

     (c) Except as set forth in Schedule 3.20, none of the Company or any of its Subsidiaries is a party to any contract, agreement, arrangement or understanding which includes any agreement or commitment to indemnify any persons for an amount in excess of Ten Thousand Dollars ($10,000).

     (d) The consummation of the Merger will not cause any default or acceleration of any payment under any contract, agreement, arrangement or understanding or series of related contracts, agreements, arrangements or understandings, whether or not set forth in Schedule 3.20.

     3.21 Bank Accounts. Schedule 3.21 contains a list of all bank accounts of the Company and its Subsidiaries together with, in respect of each account, the account number, the names of all signatories thereto and the powers of each such signatory.

     3.22 Pooling of Interests Representations. The representations made by the Company to Ernst & Young LLP in the Letter of Representations dated the date hereof and in the Letter of Representations to be given as of the Closing Date with respect to the accounting of the Merger as a pooling of interests, are, and as of the Closing Date will be, true and correct. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any of its affiliates has taken, agreed to take or will take any action that would prevent: (a) the Merger from constituting a reorganization qualifying under the provisions of
Section 368 of the Code or (b) the Merger from being treated for financial accounting purposes as a pooling of interests.

     3.23 Opinion of Financial Advisor. The Company has received the opinion of McDonald & Company Securities, Inc. ("McDonald") to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the shareholders of the Company, and a true and complete copy of such opinion has been made available to Parent prior to the execution of this Agreement.

     3.24 Company Not an Interested Stockholder or an Acquiring Person. Neither the Company nor, to the knowledge of the Company, any of its affiliates or associates (as such terms are defined in Section 203 of the General Corporation Law of the State of Delaware (the "DGCL")) is an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of Parent.

     3.25 Environmental Matters. Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below). To the knowledge of the Company, each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law. Except as disclosed in Schedule 3.25 hereto:

     (a) No Order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company and its Subsidiaries, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by the Company or any of its Subsidiaries to have any license, permit, authorization, approval or consent from Governmental or Regulatory Authorities required under any applicable Environmental Law in connection with the conduct of the business or operations of the Company or any of its Subsidiaries or with respect to any treatment, storage, recycling, transportation, disposal or "release" as defined in 42 U.S.C. ss. 9601(22) ("Release"), by the Company or any of its Subsidiaries of any Hazardous Material (as defined below), and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances which could be reasonably expected to form the basis for any such Order, complaint, penalty or investigation.

     (b) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company and its Subsidiaries, any prior owner or lessee of any property now or previously owned or leased by the Company or any of its Subsidiaries has handled any Hazardous Material on any property now or previously owned or leased by the Company or any such Subsidiary; and, without limiting the foregoing, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, (iii) there are no underground storage tanks, active or abandoned and
(iv) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law, at, on or under any property now or previously owned or leased by the Company or any such Subsidiary, during any period that the Company or any of its Subsidiaries owned or leased such property or, to the knowledge of the Company and its Subsidiaries, prior thereto.

     (c) Neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit, arbitration or proceeding that could be reasonably expected to lead to claims against the Company or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA").

     (d) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no property now or previously owned or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

     (e) There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by the Company or any of its Subsidiaries, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company and its Subsidiaries, is in process which could subject any of such properties to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Material at any such property owned by it in any deed to such property.

     (f) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any property or facility now or previously owned or leased by the Company or any of its Subsidiaries which have not been delivered to Parent prior to the execution of this Agreement.

     (g) As used herein:

          (i) "Environmental Law" means any Law of any Gotvernmental or Regulatory Authority relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material; and

          (ii)  "Hazardous  Material"  means  (A)  any  petroleum  or  petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.


                                  ARTICLE III.A

            REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS

     Each of the Principal Shareholders hereby severally, but not jointly, represents and warrants to Parent and Sub with respect to himself or herself as follows:

     3.01.A Capacity and Authority. Such Principal Shareholder has full legal capacity and authority to execute, deliver and perform his or her obligations under this Agreement. This Agreement has been duly executed and delivered by such Principal Shareholder and constitutes the legal, valid and binding obligation of such Principal Shareholder, enforceable against him or her in accordance with its terms.

     3.02.A Government Approvals and Filings. Except as set forth in Schedule 3.02.A, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any Governmental or Regulatory Authority is required to permit such Principal Shareholder to enter into this Agreement or to consummate the transactions contemplated herein.

     3.03.A Investment Representation. Each of the Principal Shareholders represents that its shares of Parent Common Stock are being acquired by it with the present intention of holding such shares of Parent Common Stock for purposes of investment and not with a view towards sale or any other distribution. Each of the Principal Shareholders recognizes that it may be required to bear the economic risk of an investment in the shares of Parent Common Stock for an indefinite period of time. Each of the Principal Shareholders represents that it is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, and has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock. Each of the Principal Shareholders represents that it has (i) been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the shares of Parent Common Stock and the business, operations, conditions (financial and otherwise) and current prospects of Parent and (ii) consulted its own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the shares of Parent Common Stock and have not relied on any informational materials supplied by Parent, Parent or any of its officers, directors, affiliates or professional advisors for such advice as to such consequences.

     3.04.A Non-Contravention; Approvals and Consents. The execution and delivery of this Agreement by such Principal Shareholder do not, and the performance by such Principal Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of such Principal Shareholder under, any of the terms, conditions or provisions of (i) the limited partnership agreement of such Principal Shareholder, if applicable, or (ii) subject to the taking of the actions described in Section 3.02.A, (x) any Laws or Orders of any Governmental or Regulatory Authority, applicable to such Principal Shareholder or any of its assets or properties, or (y) any Contracts to which such Principal Shareholder is a party or by which such Principal Shareholder or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement.

     3.05.A Legal Proceedings. (i) There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of such Principal Shareholder, threatened against, relating to or affecting, nor to the knowledge of such Principal Shareholder are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, such Principal Shareholder or any of its assets and properties, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to such Principal Shareholder that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) such Principal Shareholder is not subject to any Order of any Governmental or Regulatory Authority, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement.


                                   ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     4.01 Organization and Qualification. Each of Parent, its "significant subsidiaries" (as such term is defined in Rule 405 under the Securities Act) and Sub is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to conduct its business as and to the extent now conducted and to own, use, lease and operate its assets and properties. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Parent or Sub to perform its obligations hereunder.

     4.02 Capitalization. (a) The authorized capital stock of Parent consists solely of 40,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.0001 per share ("Parent Preferred Stock"). As of January 20, 1998, 13,342,650 shares of Parent Common Stock were issued and outstanding, no shares were held in the treasury of Parent and 3,156,150 shares were reserved for issuance pursuant to Options. There has been no change in the number of issued and outstanding shares of Parent Common Stock or shares of Parent Common Stock held in treasury or reserved for issuance since such date. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in the Parent SEC Reports (as defined herein) or in Schedule 4.02 hereto, there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of Parent or to grant, extend or enter into any Option with respect thereto.

     (b) Except as disclosed in Schedule  4.02  hereto,  all of the  outstanding shares of capital stock of each Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent or a Subsidiary wholly owned, directly or indirectly, by Parent, free and clear of any Liens. Except as disclosed in Schedule 4.02 hereto, there are no: (i) outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of Parent or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary wholly owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of Parent.

     (c) Except as disclosed in Schedule 4.02 hereto, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

     4.03 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Stockholders' Approval (as defined in Section 6.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole shareholder of Sub, the Board of Directors of Parent has recommended adoption of this Agreement by the stockholders of Parent and directed that this Agreement be submitted to the stockholders of Parent for their consideration, and no other corporate proceedings on the part of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent or Sub and the consummation by Parent or Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes legal, valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms.

     4.04 Non-Contravention; Approvals and Consents.

     (a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of: (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or
(ii) subject to the obtaining of the Parent Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any Law or Order of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     (b) Except: (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the Ohio GCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iii) for the filing of the Form S-4 and Proxy Statement with the SEC pursuant to the Securities Act and Exchange Act, the declaration of the effectiveness of the Form S-4 by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, and (iv) as disclosed in Schedule 4.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by Parent and Sub, the performance by Parent and Sub of their obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     4.05 Legal Proceedings. Except as disclosed in the Parent SEC Reports or in
Schedule 4.05: (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of Parent and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and (ii) neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     4.06 Merger Consideration. The shares of Parent Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens and preemptive rights. The certificates representing such shares will be in proper form.

     4.07 Reports and Financial Statements. Parent has previously furnished to the Company true and complete copies of the following reports as filed with the SEC and Nasdaq, as the case may be: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; (iii) all current reports on Form 8-K filed since December 31, 1996 and (iv) the definitive proxy statement relating to the annual meeting of its shareholders for the year ended December 31, 1997 (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in such reports, or other filings have been prepared in accordance with GAAP and all SEC requirements applied on a consistent basis (except as may be indicated therein or in the notes thereto and except for the absence of notes in the unaudited interim financial statements) and fairly present the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flow of Parent and its Subsidiaries for each of the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

     4.08 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports or in Schedule 4.08 hereto, since September 30, 1997, there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Parent and its Subsidiaries but also generally affect other persons who participate or are engaged in the lines of business in which Parent and its Subsidiaries participate or are engaged.

     4.09 S-4; Proxy Statement. Neither the information supplied or to be supplied by or on behalf of Parent or Sub for inclusion in any document to be filed by Parent or Sub with the SEC, including the Form S-4 and the Proxy Statement, or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, will on the date of its filing, and in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed or delivered to stockholders of Parent and shareholders of the Company, and at the time of the Parent Stockholders' Meeting, at the time of the Company Shareholders' Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.10 Pooling of Interests Representations. The representations made by Parent to Arthur Andersen LLP in the Letter of Representations dated the date hereof and in the Letter of Representations to be given as of the Closing Date with respect to the accounting of the Merger as a pooling of interests, are, and as of the Closing Date will be, true and correct. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of its affiliates has taken, agreed to take or will take any action that would prevent: (a) the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Code or (b) the Merger from being treated for financial accounting purposes as a pooling of interests.

     4.11 Opinion of Financial Advisor. Parent has received the opinion of SBC Warburg Dillon Read Inc. ("SBC WDR") to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to Parent, and a true and complete copy of such opinion has been made available to the Company prior to the execution of this Agreement.

     4.12 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 3.24, the affirmative vote of the holders of record of at least a majority of the outstanding shares of Parent Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of Parent required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.


                                   ARTICLE V.

                            COVENANTS OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

     The Company and the Principal Shareholders (but, as to the Principal Shareholders, only with respect to Section 5.02, 5.03, 5.05 and 5.06) covenant and agree that:

     5.01 Conduct of Business. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

     (a) Ordinary Course. The Company and its Subsidiaries shall conduct their respective businesses only in, and the Company and such Subsidiaries shall not take any action except in, the ordinary course consistent with past practice.

     (b) Without limiting the generality of paragraph (a) of this Section: (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) neither the Company nor any of its Subsidiaries shall:

          (A) amend or propose to amend its certificate or articles of incorporation or code of regulations (or other comparable corporate charter documents);

          (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

          (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

          (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than assets used in the ordinary course of its business consistent with past practice;

          (E) other than dispositions of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

          (F) except to the extent required by applicable law or auditing standards, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

          (G) except with respect to the Company's current borrowing and/or financing arrangements to which the Company and/or its Subsidiaries are obligated, which, at the Effective Time, shall not exceed the sum of $5,000,000 and any obligations of the Company contemplated by Section 6.07,
     (x) incur any indebtedness for borrowed money or guarantee any such indebtedness (excluding trade payables incurred in the ordinary course of business), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money, except, with Parent's consent (which shall not be unreasonably withheld), for refinancing of existing indebtedness in amounts not to exceed the prior amount of indebtedness being refinanced;

          (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

          (I) enter into any contract or amend or modify any existing contract for an amount in excess of Ten Thousand Dollars ($10,000), or enter into any contract or engage in any new transaction outside the ordinary course of business or not otherwise consistent with past practice or not on an arm's length basis or with any affiliate of the Company or any of its Subsidiaries;

          (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets for an amount in excess of Ten Thousand Dollars ($10,000);

          (K) make any change in the lines of business in which it participates or is engaged; or

          (L) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

     (c) Advice of Changes. The Company shall confer on a regular and frequent basis (and in any event not less than weekly) with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

     5.02 No Solicitations. None of the Company, any of its Subsidiaries or any Principal Shareholder shall, nor shall they authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a "Representative") retained by or acting for or on behalf of the Company, any of its Subsidiaries or any Principal Shareholder to, directly or indirectly, initiate, solicit, encourage, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction (as defined below), by any person, corporation, partnership or other entity or group (a "Potential Acquiror"). The Company shall promptly inform Parent, orally and in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives and the identity of the Potential Acquiror. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any

Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" means any merger, consolidation or other business combination involving the Company or any of its Subsidiaries, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, the Company or any of its Subsidiaries, whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by this Agreement.

     5.03 Approval of the Company's Shareholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting on the adoption of this Agreement and the transactions contemplated hereby (the "Company Shareholders' Approval"). The Company shall use its best efforts to cause the Company Shareholders' Meeting to be held as soon as practicable after the date hereof. At such meeting, the Principal Shareholders shall cause all Company Common Shares then owned by them to be voted in favor of the adoption of this Agreement. Each of the Principal Shareholders hereby waives all rights available to him, her or it under the Ohio GCL to demand appraisal of his, her or its Company Common Shares in connection with the Merger as contemplated by this Agreement as it may be amended from time to time. The Company has provided the Principal Shareholders with, or given the Principal Shareholders access to, and prior to the Company Shareholders' Meeting the Company shall provide the other shareholders of the Company with, or give them access to, all material information about the Company its business and all material information about the transactions contemplated by this Agreement. Such written information provided to the Principal Shareholders and such other shareholders was and will be, when so provided, true and accurate in all material respects, and such information did not and will not, when so provided, contain any untrue statement of a material fact or omit to state a material fact with respect to such written information. Copies of all written information delivered or to be delivered to such shareholders shall be provided to Parent prior to their delivery to such shareholders.

     5.04 Auditors' Letters. The Company shall cause to be delivered to Parent and Sub "comfort letters" of Ernst & Young LLP, the Company's independent auditors, one dated a date within two business days before the date of the Proxy Statement and one dated the Closing Date, addressed to Parent and Sub, in form and substance reasonably satisfactory to Parent, stating the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants letters in connection with transactions similar to the Merger.

     5.05 Standstill. The Company and the Principal Shareholders agree that, if this Agreement is terminated and the Merger is not effected, then until the expiration of two years from the date of termination of this Agreement, without the prior written consent of Parent, neither the Company nor the Principal Shareholders will: (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly (i) a substantial portion of the assets of Parent and its Subsidiaries taken as a whole or (ii) 10 percent or more of the issued and outstanding shares of Parent Common Stock, (b) make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Parent or any of its Subsidiaries or (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Exchange
Act) with respect to any voting securities of Parent or any of its Subsidiaries.


                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS


     6.01 Access to Information; Confidentiality; Advice of Changes. (a) Each of Parent and the Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time: (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the other party and its Subsidiaries and their respective assets, properties, books and records, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by Parent or the Company, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of Parent or the Company, as the case may be, and its Subsidiaries as Parent, the Company or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

     (b) Parent, the Company and each Principal Shareholder will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless: (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Subsidiaries furnished to it by the other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by Parent, the Company or such Principal Shareholder, as the case may be, or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Parent, the Company or such Principal Shareholder, as the case may be, and its Representatives or (z) later acquired by Parent, the Company or such Principal Shareholder, as the case may be, or its Representatives from another source if the recipient is not aware that such source is under an obligation to keep such documents and information confidential. If Parent, the Company or any Principal Shareholder, or their respective Representatives are requested to disclose any information pursuant to clauses (i) or (ii) above, the disclosing party will promptly notify Parent or the Company, as the case may be, to permit Parent or the Company, as the case may be, to seek a protective order or to take other appropriate action. The disclosing party will also reasonably cooperate in efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the information. If the disclosing party or any of its Representatives are, in the opinion of their counsel, compelled as a matter of law to disclose the information or else stand liable for contempt or suffer other censure or significant penalty, the disclosing party may disclose to the party compelling disclosure only the part of the information as is required to be disclosed, and will use its reasonable efforts to obtain confidential treatment therefor. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of Parent or the Company, as the case may be, the other party will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by Parent or the Company, as the case may be, or its Representatives to the other party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by it or its Representatives.

     (c) Parent shall confer on a regular and frequent basis (and in any event not less than weekly) with the Company with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the Company, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on Parent and its significant subsidiaries taken as a whole or on the ability of Parent to consummate the transactions contemplated hereby.

     6.02 Preparation of Form S-4 and Proxy Statement. Parent shall prepare (and the Company and Principal Shareholders shall cooperate in the preparation of) and file with the SEC as soon as reasonably practicable after the date hereof a registration statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the shares of Parent Common Stock to be issued in connection with the Merger, a portion of which registration statement shall also serve as the proxy statement with respect to the Parent Stockholder Meeting and the prospectus in respect of the shares of Parent Common Stock to be exchanged for Company Common Shares in the Merger (the "Proxy Statement"), and shall use its commercially reasonable efforts, and the Company and Principal Shareholders will cooperate with Parent, to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as necessary to consummate the Merger. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Form S-4, Parent shall, with the cooperation of the Company, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub, the Company and the Principal Shareholders shall cooperate with each other in the preparation of the Form S-4, and Parent shall notify the Company of the receipt of any comments of the SEC with respect to the Form S-4 and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the Company promptly copies of all correspondence between

Parent or any representative of Parent and the SEC with respect to the Form S-4. Parent shall give the Company and its counsel the opportunity to review the Form S-4 and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, each Principal Shareholder, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of shares of Parent Common Stock entitled to vote at the Parent Stockholders' Meeting at the earliest practicable time.

     6.03 Approval of Parent Stockholders and Board Recommendation. Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement and the transactions contemplated hereby (the "Parent Stockholders' Approval"). Parent's Board of Directors shall recommend to its stockholders the adoption of this Agreement. Parent shall use its best efforts to cause the Parent Stockholders' Meeting to be held as soon as practicable after the date hereof.

     6.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable: (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

     6.05 Company Stock Plan. (a) At the Effective Time, each outstanding Option to purchase Company Common Shares under the Company Option Plan on the date hereof, as identified on Schedule 6.05, whether vested or unvested, shall be deemed to constitute an Option to acquire (under Parent's stock option plan), on the same terms and conditions as were applicable on the date of this Agreement, the same number of shares of Parent Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time, at a price per share of Parent Common Stock equal to $2.442; provided, however, that, in the case of any Option to which Sections 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be further adjusted to the extent necessary in order to comply with Section 425(a) of the Code.

     (b) At the Effective Time, Parent shall deliver to the holders of Options appropriate notices and agreements setting forth such participants' rights pursuant thereto and the grants pursuant to the Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

     (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the Company Option Plan as adjusted in accordance with this Section. As soon as practicable after the Effective Time, Parent shall amend its effective registration statement on Form S-8 promulgated by the SEC under the Securities Act, or file a new registration statement, with respect to the Parent Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer the Company Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

     6.06 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense (Parent or Sub, on the one hand, and the Company or any of its Subsidiaries, on the other). All expenses incurred in connection with filing of the Form S-4 and printing and mailing the Proxy Statement, as well as any filing fees relating thereto, shall be paid exclusively by Parent.

     6.07 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that, except for McDonald, George S. Benson and John
R. Lazarczyk, whose fees will be paid solely by the Company, and SBC WDR, whose fees will be paid solely by Parent, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission, fee or consideration in connection with any of the transactions contemplated by this Agreement, and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     6.08 Notice and Cure. Each of Parent and the Company will notify the other promptly in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Parent and the Company also will notify the other promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Parent or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     6.09 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     6.10 Director and Officer Liability.

     (a) The Regulations of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Regulations of the Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company for acts arising prior to the Effective Time, unless such modification is required by law.

     (b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages and liability and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, (x) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or Subsidiary would have been permitted to indemnify such Person under applicable law and the articles of incorporation and regulations of the Company or such Subsidiary in effect on the date hereof or (y) in any event arising out of or pertaining to the transaction contemplated by this Agreement. In addition, Parent shall take or cause the Surviving Corporation to take all actions necessary to extend the coverage under the provisions of Section E.2 of the Company's existing directors' and officers' liability insurance policy (policy no. DOC365660200)(the "Policy"), or, in the alternative, Parent shall use all reasonable efforts to acquire tail insurance to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the

Effective Time covering each such Person currently covered by the Policy on terms with respect to coverage and amount no less favorable than those of the Policy.

                                  ARTICLE VII.

                                   CONDITIONS

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been adopted by (i) the requisite vote of the shareholders of the Company under the Ohio GCL and (ii) the requisite vote of the stockholders of Parent pursuant to the rules of the Nasdaq.

     (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

     (d) "Pooling of Interests" Accounting Treatment. Each of the Company and Parent shall have received letters, dated the date of Closing, from their respective independent public accountants, reaffirming the statements made in such independent public accountants' letters dated the date of this Agreement, to the effect that the Merger will qualify for "pooling of interests" under GAAP.

     (e) Form S-4. The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of the Company or Parent, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued or reserved in connection with the Merger shall have been received.

     7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

     (a) Representations and Warranties. Each of the representations and warranties made by the Company and the Principal Shareholders in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company and the Principal Shareholders shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its President or any Senior Vice President and by each Principal Shareholder, to such effect.

     (b) Performance of Obligations. The Company and the Principal Shareholders shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company or the Principal Shareholders at or prior to the Closing, and the Company and the Principal Shareholders shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its President or any Senior Vice President and by each Principal Shareholder, to such effect.

     (c) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to Parent, and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent.

     (d) Contractual Consents. The Company and its Subsidiaries shall have received, all in form and substance reasonably satisfactory to Parent, all consents (or in lieu thereof waivers) from parties to each Contract disclosed or which should have been disclosed pursuant to Section 3.04(b), and no such consent or waiver shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent.

     (e) Cancellation of Contracts. At the Effective Time: (i) the Company's agreement to pay commissions to Cost Controls, Inc., dated January 3, 1994 (but not the Prescription Drug Program Service Agreement between the Company and Cost Controls, Inc. dated August 1, 1997), and (ii) the consulting agreement with Benson and Associates, Inc., dated December 1, 1994, each as amended to date, shall each be terminated effective immediately, unless otherwise instructed by Parent.

     (f) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     (g) Dissenters. Dissenting Shares shall represent no more than 5% of all Company Common Shares (other than treasury shares) outstanding on the date hereof.

     (h) Resignation of the Company's Officers and Directors. All officers and directors of the Company and of each Company Subsidiary shall resign at the Effective Time, unless otherwise instructed by Parent.

     (i) Company Indebtedness. At the Effective Time, the Company's total indebtedness (which shall be limited to long-term and revolver debt) shall not exceed Five Million Dollars ($5,000,000) plus amounts contemplated by Section
6.07. At the Effective Time, the Company shall have received a waiver, in form and substance satisfactory to Parent, from Ronald Kimes, waiving the acceleration of each of the Promissory Notes of the Company in the original principal amounts of $234,000 and $216,000, each dated June 30, 1994.

     (j) Company Capital Stock. The issued and outstanding Company Common Shares and the outstanding Options to purchase Company Common Shares shall be as described in Section 3.02.

     (k) Stock Certificates. Parent shall have received from each holder of a certificate or certificates that immediately prior to the Effective Time represent the outstanding Company Common Shares (except for certificates representing Dissenting Shares), properly endorsed or otherwise in proper form for transfer.

     7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

     (a) Representations and Warranties. Each of the representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

     (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Executive or

Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

     (c) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to the Company, and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to the Company.

     (d) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     (e) Stock Certificates. The Company shall have received the certificates representing the Merger Consideration for each shareholder of the Company as contemplated in Section 2.01.

     (f) Listing. Shares of the Parent Common Stock to be issued as the Merger Consideration shall have been approved for listing on the National Market tier of Nasdaq, subject only to official notice of issuance.

     (g) Sierra Contract. The Company shall be reasonably satisfied with the then financial operating performance under the PBM Services Agreement, dated as of August 6, 1997 and effective on October 1, 1997, between Pro-Mark Holdings, Inc., and Health Plan of Nevada, Inc., HMO Texas, L.L.C., Sierra Health and Life Insurance Company, Inc., and Sierra Healthcare Options, Inc.


                                  ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval or the Parent Stockholders' Approval:

     (a) by mutual written agreement of Parent, Sub and the Company duly authorized by action taken by or on behalf of their respective Boards of Directors;

     (b)  by  either  the   Company   or  Parent   upon   notification   to  the
non-terminating party by the terminating party:

          (i) at any time after June 1, 1998 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

          (ii) if the Company  Shareholders'  Approval  shall not be obtained by
     reason  of  the  rejection  of  the   transaction  at  a  meeting  of  such
     shareholders, or any adjournment thereof, called therefor;

          (iii) if the Parent  Stockholders'  Approval  shall not be obtained by
     reason  of  the  rejection  of  the   transaction  at  a  meeting  of  such
     stockholders, or any adjournment thereof, called therefor;

          (iv) if any Governmental or Regulatory Authority, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

          (v) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such 10 business day period; or

          (vi)  if any  court  of  competent  jurisdiction  or  other  competent
     Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable.

     8.02 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the Company, the Principal Shareholders, Parent or Sub (or any of their respective Representatives or affiliates), except: (i) that the provisions of Sections 5.05, 6.01(b), 6.01(c) and 6.06 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

     8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after adoption of this Agreement at the Company Shareholders' Meeting and the Parent Stockholders' Meeting, but after such adoption only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     8.05 Remedies. Notwithstanding any provision of this Agreement to the contrary, unless a party breaching this Agreement shall have engaged in willful fraud, the sole remedy for the breach of any representation, warranty, covenant or other provision of this Agreement shall be the rights of termination provided by Section 8.01 and the effects thereof provided in Section 8.02; provided, however, that the foregoing shall not apply to any such breach of the provisions of Sections 2.01, 2.02, 5.05, 6.01(b), 6.06, 6.07 and 6.10. In no event shall the liability of any Principal Shareholder under this Agreement exceed an amount equal to the product of the following three factors: (i) the number of Company Common Shares held by such Principal Shareholder on the date of this Agreement,
(ii) 327.59 and (iii) the Sales Price on the date of this Agreement.


                                   ARTICLE IX.

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article II and in Sections 1.07, 6.01(b), 6.06, 6.07 and 6.10, which shall survive the Effective Time.

     9.02 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of the Company or Parent or any of their respective

Subsidiaries, as the case may be, the knowledge of the officers and directors of the Company or Parent, as the case may be, and of the officers and directors of its respective Subsidiaries, shall be imputed to the Company or Parent, as the case may be, and such Subsidiaries.

     9.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Parent or Sub, to:

                  MIM Corporation
                  One Blue Hill Plaza, 15th Floor
                  Pearl River, NY 10965
                  Telephone No.:  914-735-3555
                  Facsimile No.:  914-735-3599
                  Attn:  Barry Posner, Esq.

                  with a copy to:

                  Rogers & Wells
                  200 Park Avenue
                  New York, NY 10166
                  Telephone No.:  212-878-8000
                  Facsimile No.:  212-878-8375
                  Attn:  Robert E. King, Jr., Esq.

                  If to the Company or any Principal Shareholder, to:

                  Continental Managed Pharmacy Services, Inc.
                  1400 Schaaf Road
                  Cleveland, OH 44131
                  Telephone No.:  216-459-2025
                  Facsimile No.:  216-459-0932
                  Attn:  George Benson, Chief Executive Officer and President

                  with a copy to:

                  Arter & Hadden LLP
                  925 Euclid Avenue
                  1100 Huntington Building
                  Cleveland, OH 44115-1475
                  Telephone No.:  216-696-1100
                  Facsimile No.:  216-696-2645
                  Attn:  Robert B. Tomaro, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     9.04 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, including, without limitation, that certain letter of intent dated December 12, 1997 between the Company and Parent, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

     9.05 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     9.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, except as provided in Sections 6.02(b), 6.02(c) and 6.10.

     9.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                                   MIM CORPORATION



/s/ Barry A. Posner                       By: /s/ John H. Klein
----------------------------                  ----------------------------------
         Secretary                                John H. Klein
                                                  Chief Executive Officer

Attest:                                   CMP ACQUISITION CORP.



/s/ Richard H. Friedman                   By: /s/ Barry A. Posner
----------------------------                  ----------------------------------
         Secretary                                Barry A. Posner
                                                  [President]

Attest:                                   CONTINENTAL MANAGED PHARMACY SERVICES,
                                            INC.



/s/ Robert B. Tomaro                      By: /s/ John L. Lazarczyk
----------------------------                  ----------------------------------
Assistant Secretary                               John L. Lazarczyk
                                                  Vice President - Finance,
                                                  CFO and Treasurer


                                          PRINCIPAL SHAREHOLDERS:



                                          /s/ Michael Ehrlenbach
                                          --------------------------------------
                                              Michael Ehrlenbach

                                          ROULSTON INVESTMENT TRUST L.P.,

                                          By: Thomas H. Roulston, its general
                                              partner


                                          By: /s/ Thomas H. Roulston
                                              ----------------------------------
                                                  Thomas H. Roulston
                                                  General Partner

                                          ROULSTON VENTURES L.P.,

                                          By: Thomas H. Roulston, its general
                                              partner


                                          By: /s/ Thomas H. Roulston
                                              ----------------------------------
                                                  Thomas H. Roulston
                                                  General Partner

                            GLOSSARY OF DEFINED TERMS



     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"Acquisition Transaction"                             --      Section 5.02
"Affiliate"                                           --      Section 3.01
"Agreement"                                           --      Preamble
"Antitrust Division"                                  --      Section 6.04
"Average Closing Price"                               --      Section 2.02(d)
"Certificate of Merger"                               --      Section 1.02
"Certificates"                                        --      Section 2.02(a)
"Closing"                                             --      Section 1.03
"Closing Date"                                        --      Section 1.03
"Code"                                                --      Preamble
"Company"                                             --      Preamble
"Company Common Shares"                               --      Section 2.01(b)
"Company Employee Benefit Plan"                       --      Section 3.13(c)(i)
"Company Financial Statements"                        --      Section 3.05
"Company Option Plan"                                 --      Section 2.01(e)
"Company Permits"                                     --      Section 3.10
"Company Shareholders' Approval"                      --      Section 5.03
"Company Shareholders' Meeting"                       --      Section 5.03
"Company Subsidiaries"                                --      Section 3.01
"Constituent Corporations"                            --      Section 1.01
"Contracts"                                           --      Section 3.04(a)
"Dissenting Share"                                    --      Section 2.01(d)
"Effective Time"                                      --      Section 1.02
"ERISA"                                               --      Section 3.13(a)(i)
"Exchange Act"                                        --      Section 3.01
"FTC"                                                 --      Section 6.04
"Form S-4"                                            --      Section 6.02
"GAAP"                                                --      Preamble
"Governmental or Regulatory Authority"                --      Section 3.04(a)
"HSR Act"                                             --      Section 3.04(b)
"Intellectual Property"                               --      Section 3.17]
"Laws"                                                --      Section 3.04(a)
"Lien"                                                --      Section 2.02(a)
"material adverse effect"                             --      Section 3.01
"material"                                            --      Section 3.01
"materially adverse"                                  --      Section 3.01
"McDonald"                                            --      Section 3.23
"Merger"                                              --      Preamble

"Merger Consideration"                                --   Section 2.01(c)
"Nasdaq"                                              --   Section 2.02(d)
"Ohio GCL"                                            --   Section 1.01
"Options"                                             --   Section 3.02
"Orders"                                              --   Section 3.04(a)
"Parent"                                              --   Preamble
"Parent Common Stock"                                 --   Section 2.01(c)
"Parent SEC Reports"                                  --   Section 4.07
"Parent Stockholders' Approval"                       --   Section 6.03
"Parent Stockholders' Meeting"                        --   Section 6.03
"PBGC"                                                --   Section 3.13(a)(ii)
"Plan"                                                --   Section 3.13(c)(ii)
"Potential Acquiror"                                  --   Section 5.02
"Principal Shareholders"                              --   Preamble
"Proxy Statement"                                     --   Section 6.02
"qualified stock options"                             --   Section 6.07
"Representative"                                      --   Section 5.02
"Sales Price"                                         --   Section 2.02(d)
"SBC WDR"                                             --   Section 4.11
"SEC"                                                 --   Preamble
"Secretary of State"                                  --   Section 1.02
"Securities Act"                                      --   Section 3.09
"Sub Common Shares"                                   --   Section 2.01(a)
"Sub"                                                 --   Preamble
"Subsidiary"                                          --   Section 2.01(b)
"Surviving Corporation"                               --   Section 1.01
"Surviving Corporation Common Shares"                 --   Section 2.01(a)

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of May 18, 1998 ("Amendment") is made and entered into by and among MIM CORPORATION, a Delaware corporation ("Parent"), CMP Acquisition Corp., an Ohio corporation wholly owned by Parent ("Sub"), CONTINENTAL MANAGED PHARMACY SERVICES, INC., an Ohio corporation (the "Company") and the individuals named as "Principal
Shareholders" on the signature pages to this Amendment (the "Principal Shareholders").

                                    RECITALS

     A. The parties hereto are parties to that certain Agreement and Plan of Merger dated as of January 27, 1998 (the "Agreement"); and

     B. The parties hereto desire to amend and restate certain provisions of the Agreement as set forth below. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


     1. Amendment of Section 6.05. Subsection (a) of Section 6.05 of the Agreement is hereby amended and restated in its entirety to read as follows:

          (a) At the Effective Time, each outstanding Option to purchase Company Common Shares under the Company Option Plan on the date hereof, as identified on Schedule 6.05, whether vested or unvested, shall be deemed to constitute an Option to acquire, on the same terms and conditions as were applicable on the date of this Agreement, the same number of shares of Parent Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time, at a price per share of Parent Common Stock equal to $2.442; provided, however, that, in the case of any Option to which Sections 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be further adjusted to the extent necessary in order to comply with Section 425(a) of the Code.

     2. Amendment of Section 7.01. Subsection (d) of Section 7.01 of the Agreement is hereby amended and restated in its entirety to read as follows:

     [INTENTIONALLY LEFT BLANK]


     3. Amendment of Section 7.03. Subsection (g) of Section 7.03 of the Agreement is hereby deleted in its entirety.


     4. Amendment of Section 8.01. Subsection (b)(i) of Section 8.01 of the Agreement is hereby amended and restated in its entirety to read as follows:

          (i) at any time after July 31, 1998 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;


     5. Other Provisions. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. In all other respects, the Agreement shall continue in full force and effect as amended hereby.

     IN WITNESS WHEREOF, each party hereto has caused this Amendment to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                                   MIM CORPORATION



/s/ Barry A. Posner                       By: /s/ Richard H. Friedman
--------------------------                    ----------------------------------
         Secretary                                Name: Richard H. Friedman
                                                  Title: Chairman and CEO

Attest:                                   CMP ACQUISITION CORP.



/s/ Richard H. Friedman                   By: /s/ Barry A. Posner
--------------------------                    ----------------------------------
         Secretary                                Name: Barry A. Posner
                                                  Title: President

Attest:                                   CONTINENTAL MANAGED PHARMACY SERVICES,
                                             INC.



/s/ Michael Ehrlenbach                    By: /s/ Thomas H. Roulston
--------------------------                    ----------------------------------
         Secretary                                Name:
                                                  Title:


                                          PRINCIPAL SHAREHOLDERS:


                                          /s/ Michael Ehrlenbach
                                          ----------------------------------
                                                  Michael Ehrlenbach

                                          ROULSTON INVESTMENT TRUST L.P.,

                                          By: Thomas H. Roulston, its general
                                              partner


                                          By: /s/ Thomas H. Roulston
                                              ------------------------------
                                                  Thomas H. Roulston
                                                  General Partner

                                          ROULSTON VENTURES L.P.,

                                          By: Thomas H. Roulston, its general
                                              partner


                                          By:/s/ Thomas H. Roulston
                                             ------------------------------
                                                 Thomas H. Roulston
                                                  General Partner

                               SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of July 20, 1998 ("Amendment") is made and entered into by and among MIM CORPORATION, a Delaware corporation ("Parent"), CMP Acquisition Corp., an Ohio corporation wholly owned by Parent ("Sub"), CONTINENTAL MANAGED PHARMACY SERVICES, INC., an Ohio corporation (the "Company") and the individuals named as "Principal
Shareholders" on the signature pages to this Amendment (the "Principal Shareholders").

                                    RECITALS

     A. The parties hereto are parties to that certain Agreement and Plan of Merger dated as of January 27, 1998, as amended on May 18, 1998 (as so amended, the "Agreement"); and

     B. The parties hereto desire to amend and restate certain provisions of the Agreement as set forth below. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


     1. Amendment of Section 8.01. Subsection (b)(i) of Section 8.01 of the Agreement is hereby amended and restated in its entirety to read as follows:

          (i) at any time after August 30, 1998 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

     2. Other Provisions. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. In all other respects, the Agreement shall continue in full force and effect as amended hereby.

     IN WITNESS WHEREOF, each party hereto has caused this Amendment to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                             MIM CORPORATION



/s/ Barry A. Posner                 By:/s/ Richard H. Friedman
--------------------------             -----------------------------------
         Secretary                     Name: Richard H. Friedman
                                       Title: President

Attest:                             CMP ACQUISITION CORP.



/s/ Richard H. Friedman             By:/s/ Barry A. Posner
--------------------------             -----------------------------------
         Secretary                     Name: Barry A. Posner
                                       Title: President

Attest:                             CONTINENTAL MANAGED PHARMACY SERVICES,
                                     INC.



/s/Michael Erlenbach                By:/s/ John A. Lazarczyk
--------------------------             -----------------------------------
         Secretary                     Name: John A. Lazarczyk
                                       Title: Treasurer


                                    PRINCIPAL SHAREHOLDERS:



                                    /s/Michael Erlenbach
                                       -----------------------------------
                                       Michael Erlenbach

                                    ROULSTON INVESTMENT TRUST L.P.,

                                    By: Thomas H. Roulston, its general partner


                                    By:/s/ Thomas H. Roulston
                                       -----------------------------------
                                             Thomas H. Roulston
                                             General Partner

                                    ROULSTON VENTURES L.P.,

                                    By: Thomas H. Roulston, its general partner


                                    By:/s/ Thomas H. Roulston
                                       -----------------------------------
                                             Thomas H. Roulston
                                             General Partner

[LOGO] SBC Warburg Dillon Read                    SBC Warburg Dillon Read Inc.
                                                  535 Madison Avenue
                                                  New York, NY 10022
                                                  Tel. 212-906-7000


                                                  January 23, 1998




Board of Directors
MIM Corporation
One Blue Hill Plaza
Pearl River, NY 10965

Gentlemen:

     We understand that MIM Corporation (the "Company") intends to enter into a transaction whereby a wholly owned subsidiary of the Company will be merged with and into Continental Managed Pharmacy Services, Inc., an Ohio corporation ("Continental"), pursuant to the terms of an Agreement and Plan of Merger, to be dated as of January 26, 1998 (the "Merger Agreement"), such that Continental will become a wholly owned subsidiary of the Company (the "Transaction"). Pursuant to the Transaction, each outstanding share of Continental's no par Common Stock, will be converted into 327.59 shares of the Company's Common Stock, par value $0.0001 per share (the "Merger Consideration"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to whether the Merger Consideration to be paid by the Company in the Transaction is fair to the Company, from a financial point of view.

     SBC Warburg Dillon Read Inc. has acted as financial advisor to the Company in connection with the Merger and will receive a fee upon the consummation thereof. We are familiar with the Company, having provided financial advisory services to the Company in the past. In the ordinary course of business, we may trade securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

SBC Warburg Dillon Read Inc. is a subsidiary of Swiss Bank Corporation and a member of the New York Stock Exchange.

[LOGO] SBC Warburg Dillon Read Inc.


     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed certain financial information and other data provided to us by the Company that is not publicly available relating to the business and prospects of the Company, including financial projections prepared by the management of the Company, (iii) reviewed certain financial information and other data provided to us by Continental that is not publicly available relating to the business and prospects of Continental, including financial projections prepared by the management of Continental, (iv) conducted discussions with members of the senior managements of the Company and Continental, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Continental, (vi) considered the pro forma effects of the Transaction on the Company's financial statements and reviewed certain estimates of synergies prepared by the management of the Company and Continental, (vii) reviewed the historical market prices and trading volumes of the common stock of the Company, (viii) compared the financial terms of the Transaction with the financial terms of certain other transactions which we believe to be generally comparable to the Transaction, (ix) reviewed the Merger Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Continental, nor have we been furnished with any such evaluation or appraisal. With respect to the financial projections referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Continental's management as to the future financial performance of each company. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Company in the Transaction is fair to the Company from a financial point of view.


                                                  Very truly yours,


                                                  SBC Warburg Dillon Read Inc.

                                                       McDONALD & COMPANY
                                                        SECURITIES, INC.

                                                 MEMBER NEW YORK STOCK EXCHANGE


                                                   McDONALD INVESTMENT CENTER
                                                       800 SUPERIOR AVENUE
                                                   CLEVELAND, OHIO 44114-2603

                                                          216-443-2300


                                January 19, 1998



PERSONAL & CONFIDENTIAL
-----------------------


The Board of Directors
Continental Managed Pharmacy Services
1400 Schaaf Road
Cleveland, Ohio 44131


     ATTN: Mr. Thomas H. Roulston, II, Chairman of the Board


Dear Members of the Board of Directors:


You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Continental Managed Pharmacy Services ("Continental") pursuant to the terms and subject to the conditions set forth in the proposed Agreement and Plan of Merger ("Merger Agreement") to be entered into by and among MIM Corporation, a Delaware Corporation ("MIM"), CMP Acquisition Corp., an Ohio corporation wholly owned by MIM and Continental. As more fully described in the Merger Agreement, shareholders of Continental will receive at the effective time of the Merger
327.59 shares of MIM's Common Stock in exchange for each of Continental's issued and outstanding common shares.

McDonald & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Continental. In addition, we reviewed historical financial statements of Continental and certain financial forecasts and other data provided to us by the management of Continental. We examined certain publicly available business and financial information relating to MIM and to the pharmacy benefit management industry, including various investment reports by securities analysts who Follow MIM. We

The Board of Directors
Continental Managed Pharmacy Services
January 19, 1998
Page 2


reviewed the financial terms of the merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of MIM's Common Stock; Continental and MIM's historical and projected earnings; and the capitalization and financial conditions of Continental and MIM. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to those of Continental and MIM. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate to arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise received by or discussed with us. We also assumed, in accordance with the Merger Agreement provided to us, that the merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Continental and MIM. We are not expressing any opinion as to what the value of MIM's Common Stock actually will be when issued to Continental shareholders pursuant to the merger or the price at which MIM's Common Stock will trade subsequent to the merger. We have not been asked to consider, and our opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Continental. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

This opinion has been prepared solely for the use of the Board of Directors of Continental in its evaluation of the proposed merger and shall not be published or otherwise referred to without the prior written consent of McDonald & Company Securities, Inc. We understand that the consent of McDonald & Company Securities, Inc. will be requested for inclusion of this opinion in the registration statement and related joint proxy statement/prospectus prepared in connection with the Merger Agreement.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that as of the date hereof, the consideration described in the Merger Agreement which will be received by the shareholders of Continental, is fair from a financial point of view.


                                             Very truly yours,


                                          /s/McDonald & Company Securities, Inc.
                                             McDONALD & COMPANY SECURITIES, INC.

                                                       McDONALD & COMPANY
                                                        SECURITIES, INC.

                                                 MEMBER NEW YORK STOCK EXCHANGE


                                                   McDONALD INVESTMENT CENTER
                                                       800 SUPERIOR AVENUE
                                                   CLEVELAND, OHIO 44114-2603

                                                          216-443-2300


         Supplement to Opinion of McDonald & Company Securities, Inc. --
                        Financial Advisor to Continental


                                                  May 18, 1998


The Board of Directors
Continental Managed Pharmacy Services, Inc.
1400 Schaaf Road.
Cleveland, Ohio 44131


     ATTN: Mr. Thomas H. Roulston, II, Chairman of the Board

Dear Members of the Board of Directors:

You have requested and received our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Continental Managed Pharmacy Services, Inc. ("Continental") pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger ("Merger Agreement") by and among MIM Corporation, a Delaware Corporation ("MIM"), CMP Acquisition Corp., an Ohio corporation wholly owned by MIM, and Continental.

This opinion is expressed in our letter to you dated January 19, 1998 (the "Opinion Letter"). Please be advised that the Opinion Letter is modified as follows:

1) You have advised us that the transaction will be treated as a purchase transaction rather than as a pooling of interests in accordance with generally accepted accounting principles. This change of accounting method will not affect the conclusion reached in our Opinion Letter.

2) The sentence that reads "This opinion has been prepared solely for the use of the Board of Directors of Continental in its evaluation of the proposed merger and shall not be published or otherwise referred to without the prior written consent of McDonald & Company Securities, Inc." is hereby modified to read "This opinion shall not be published or otherwise referred to without the prior written consent of McDonald & Company Securities, Inc."

The Board of Directors
Continental Managed Pharmacy Services
May 18, 1998
Page 2


3) We consent to the references to us under the caption "Role of Financial Advisors" in the Form S-4 Registration Statement and related prospectus and proxy statement filed in connection with the Merger Agreement and to the inclusion of our Opinion Letter and this supplement in such Registration Statement.


                                         Very truly yours,


                                        /s/  McDonald & Company Securities, Inc.
                                             McDONALD & COMPANY SECURITIES, INC.

                                MIM CORPORATION

                            PROXY FOR ANNUAL MEETING
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, revoking all previous proxies, hereby appoints Richard H. Friedman (the "Proxy"), as attorney and proxy, with full power of substitution and all of the powers which the undersigned would possess if present in person, to represent and vote, as designated on the reverse side of this proxy, all of the shares of common stock of MIM Corporation (the "Company") registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on August 21, 1998, and at any adjournment or postponement thereof.

     The shares represented hereby will be voted as directed by this Proxy. If no direction is made, the Proxy will vote such shares FOR the approval of the issuance of shares of MIM common stock in connection with the merger described in Proposal 1, FOR the election of all nominees for director listed under Proposal 2 and such Proxy will vote in accordance with his discretion on such other matters as may properly come before the meeting.

          (IMPORTANT -- TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

|X|  Please mark
     your votes as in
     this example.


1. To approve the issuance of 3,912,448 shares of MIM common stock in connection with the Merger as described in the Proxy Statement/Prospectus

     For                           Against                       Abstain
     |_|                             |_|                           |_|


2.  ELECTION OF DIRECTORS

     For all nominees                             Withheld
                                                    from
                                                all nominees
           |_|                                      |_|


NOMINEES:  Richard H. Friedman,  Scott R. Yablon, Louis A. Luzzi, Ph.D., Richard
A. Cirillo, Martin ("Michael") Kooper, Louis DiFazio, Ph.D.

FOR, except vote withheld from the following nominee(s)


________________________________________________________________________________


3. In its discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

     For                           Against                       Abstain
     |_|                             |_|                           |_|


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If a corporation, please sign in full corporate name by president, or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy may be mailed, postage-free, in the enclosed envelope.


_____________, 1998

___________________________________          ___________________________________
  Signature of Stockholder                        Signature if held jointly


                                                         -----------------------
                                                         PLEASE MARK, SIGN, DATE
                                                          AND RETURN THIS PROXY
                                                         CARD PROMPTLY USING THE
                                                            ENCLOSED ENVELOPE
                                                         -----------------------